                                                      Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-64931
                                                                      PROSPECTUS
                        1,389,000 SHARES OF COMMON STOCK

                                        [LOGO]
                                RIGHTS OFFERING
                             ---------------------

    Evercel, Inc. (the "Company"), is granting at no cost to holders of the Company's outstanding shares of common stock, par value $.01 per share ("Common Stock" or "Company Common Stock"), of record on February 22, 1999 (the "Record Date"), transferable subscription rights (the "Rights") to subscribe for and purchase additional shares of Company Common Stock (the "Rights Offering") at a price of $6.00 per share (the "Subscription Price"). Stockholders of the Company will receive one transferable Right for each share of Common Stock held by them on the Record Date. Rights holders may purchase one share of Company Common Stock for each Right held. Each Right also carries the right to subscribe (the "Oversubscription Privilege") at the Subscription Price for shares of Company Common Stock that are not otherwise purchased pursuant to the exercise of Rights. See "THE RIGHTS OFFERING--Subscription Privileges --Oversubscription Privilege." The Rights are evidenced by transferable certificates. If any Company Common Stock underlying the Rights remains unsubscribed after the Rights Offering, the Underwriters have a firm commitment to purchase all such Company Common Stock pursuant to a standby underwriting agreement.

    The Rights will expire at 5:00 p.m., Eastern time, on March 22, 1999 at which time they will become null and void unless extended by the Company, subject to the consent of the Underwriters (as extended, the "Expiration Date"). The Company will not, in any event, extend the Expiration Date beyond April 30, 1999. Failure to exercise Rights could result in substantial dilution to non-exercising stockholders. See "RISK FACTORS--Dilution from Rights Offering."

    The Company was formed as a wholly-owned subsidiary of Energy Research Corporation, a New York corporation ("ERC") on June 22, 1998. On February 16, 1999, ERC transferred to the Company the principal assets related to its battery business group ("Battery Business Group"), and the Company assumed certain liabilities related to those assets. If the transfer had taken place as of October 31, 1998, the total book value of the assets and liabilities transferred would have been $1,175,000 and $753,000, respectively. Included as assets transferred to the Company by ERC were ERC's battery technology, including certain intellectual property related to such technology, and the benefits and obligations under certain license agreements pursuant to which ERC has licensed its battery technology to third parties; these assets have been carried on ERC's books, and will be carried on the Company's books, at zero value.

    Immediately prior to the grant of the Rights by the Company, on February 22, 1999 (the "Distribution Date"), ERC distributed to its stockholders (the "Distribution") one share of Company Common Stock for every three shares of Common Stock of ERC that such stockholders held as of February 19, 1999 (the "ERC Record Date"). Prior to the closing of the Rights Offering, Company Common Stock received in the Distribution may not be sold or otherwise disposed of pursuant to a restriction in the Company's charter. As of February 19, 1999, 4,167,573 shares of ERC Common Stock were outstanding; therefore, approximately 1,389,000 shares of Company Common Stock were distributed in the Distribution. Fractional shares were not issued; a cash payment will be made to ERC stockholders otherwise entitled to a fractional share of Company Common Stock as a result of the Distribution. See "THE DISTRIBUTION." Prior to the Rights Offering and the Distribution Date, there has been no public market for the Company Common Stock or the Rights. The Company has applied to have its Common Stock listed for quotation on the Nasdaq SmallCap Market under the symbol "EVRC" and the Boston Stock Exchange under the symbol "EVL" following the closing of the Rights Offering. The Subscription Price has been determined by the Company's Board of Directors and may not reflect the actual value of the Company Common Stock. See "RISK FACTORS--Offering Price Not Based on Actual Value."
                         ------------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                           --------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.

                                                               UNDERWRITING DISCOUNTS           PROCEEDS TO THE
                                    PRICE TO PUBLIC             AND COMMISSIONS (1)              COMPANY (1)(2)
                                                                    Min. $0.225                   Max. $5.775
Per Share...................             $6.00                      Max. $0.540                   Min. $5.460
                                                                   Min. $312,525                Max. $8,021,475
Total(3)(4).................           $8,334,000                  Max. $750,060                Min. $7,583,940

------------------------------

(1) The minimum underwriting discount assumes that all Rights granted in the Rights Offering are exercised and reflects the payment of a financial advisory fee to the Underwriters equal to 3.75% of the exercise price on the approximately 1,389,000 shares sold in this offering. In such a case, the minimum underwriting discount would yield the maximum proceeds to the Company. The maximum underwriting discount assumes that none of the Rights granted in the Rights Offering are exercised and reflects the payment of an underwriting discount of 5.25% of the exercise price on the approximately 1,389,000 shares which would then be purchased by the Underwriters. In such a case, the maximum underwriting discount would yield the minimum proceeds to the Company.

(2) Before deducting expenses payable by the Company estimated at $675,000.

(3) The Company has the option to sell up to an additional 208,350 shares of Company Common Stock solely to cover exercises of excess Oversubscription Privileges, if any (the "Oversubscription Option"). If such Oversubscription Option is exercised in full, the Underwriting Discounts and Commissions and Proceeds to the Company will be $359,404 and $9,224,696, respectively.

(4) The Underwriters have the option (the "Overallotment Option") to purchase up to an additional 208,350 shares of the Company Common Stock, reduced by the number of shares, if any, sold by the Company to holders of Rights under the Oversubscription Option. If such Overallotment Option is exercised in full, and assuming no exercise of the Oversubscription Option, the total Underwriting Discounts and Commissions and Proceeds to the Company will be increased by $112,509 and $1,137,591, respectively.
                         ------------------------------

LOEB PARTNERS CORPORATION                                BURNHAM SECURITIES INC.
                               ------------------

               The date of this Prospectus is February 22, 1999.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission in Washington, D.C. a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Rights and the Common Stock offered by this Prospectus. For further information with respect to the Company and the Rights and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits to the Registration Statement. The Registration Statement can be examined at the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and copies may be obtained upon payment of the prescribed fees. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission, including the Company, at (http://www.sec.gov).

                           FORWARD-LOOKING STATEMENTS

    Investors are cautioned that forward-looking statements in this Prospectus, including without limitation statements relating to the adequacy of the Company's resources, expansion plans and licensing opportunities involve risks and uncertainties, including without limitation: developments that affect the Company's joint venture partners or licensees; potential quarterly fluctuations in the Company's operating results; competition; risks associated with expansion; the Company's reliance on key employees; risks generally associated with the commercialization of its products; and other risks and uncertainties set forth herein under "RISK FACTORS."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO (THE "FINANCIAL STATEMENTS") APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL REFERENCES IN THIS PROSPECTUS TO THE TERM THE "COMPANY" PRIOR TO THE DISTRIBUTION DATE REFER TO THE BATTERY BUSINESS GROUP OF, AND AS OPERATED BY, ERC, UNLESS OTHERWISE REQUIRED BY THE CONTEXT. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVERSUBSCRIPTION OPTION OR THE OVERALLOTMENT OPTION. SEE "RISK FACTORS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                    THE DISTRIBUTION AND THE RIGHTS OFFERING

    The Company was formed as a wholly-owned subsidiary of Energy Research Corporation, a New York corporation ("ERC") on June 22, 1998. On February 16, 1999, ERC transferred to the Company the principal assets related to its Battery Business Group, and the Company assumed certain liabilities related to those assets; if the transfer had taken place as of October 31, 1998, the total book value of the assets and liabilities transferred would have been $1,175,000 and $753,000, respectively. Included as assets transferred to the Company by ERC were ERC's battery technology, including certain intellectual property related to such technology, and the benefits and obligations under certain license agreements pursuant to which ERC has licensed its battery technology to third parties; these assets have been carried on ERC's books, and will be carried on the Company's books, at zero value.

    Immediately prior to the grant of the Rights by the Company, on February 22, 1999 (the "Distribution Date"), ERC distributed to its stockholders one share of Company Common Stock for every three shares of common stock, $.0001 par value of ERC ("ERC Common Stock") that such stockholders held (the "Distribution") as of February 19, 1999 (the "ERC Record Date"). As of February 19, 1999, 4,167,573 shares of ERC Common Stock were outstanding; therefore, approximately 1,389,000 shares of Company Common Stock were distributed in the Distribution. Fractional shares will not be issued; a cash payment will be made to ERC stockholders otherwise entitled to a fractional share of Company Common Stock as a result of the Distribution. See "THE DISTRIBUTION."

    Immediately after the Distribution, the Company is granting at no cost to holders of its Common Stock, transferable subscription rights to subscribe for and purchase additional shares of Company Common Stock (a "Right") at a purchase price of $6.00 per share. Each holder of Common Stock of the Company will receive one transferable Right for each share of Company Common Stock held of record on February 22, 1999 (the "Record Date"). See "THE RIGHTS OFFERING."

                                  THE COMPANY

    The Company is engaged in the development and commercialization of an innovative, patented, nickel-zinc ("Ni-Zn") rechargeable battery, as well as the research and design of other advanced battery technologies. The Company believes that its Ni-Zn battery technology offers high energy density, long cycle life and low material costs, resulting in a low weight, high power battery with a substantial price advantage over other comparable technologies. The Company's Ni-Zn battery has been used on a limited test basis in a range of rechargeable battery applications, including bicycles, scooters, electric vehicles, trolling motors for boats, and lawn mowers. The Company also believes its Ni-Zn battery may be used in other rechargeable battery applications including electric wheelchairs, golfcarts, power tools, and consumer and electronic products.

    The Company's strategic goals are to rapidly commercialize its Ni-Zn technology, maintain and increase its technological leadership in Ni-Zn, develop new battery businesses which build on its Ni-Zn technology and continue to develop other advanced battery technologies. The Company intends to commercialize its Ni-Zn technology through a combination of direct sales, licensing agreements and joint venture relationships. See "RISK FACTORS."

    The Company's executive offices are located at 3 Great Pasture Road, Danbury, Connecticut 06813, telephone: (203) 825-6000.

                              THE RIGHTS OFFERING

Rights..........................  The Company is granting at no cost to holders of its
                                  Common Stock on the Record Date, transferable subscription rights to subscribe for and purchase additional shares of
                                  Common Stock (the "Rights"). Each holder of Common Stock
                                  of the Company will receive one transferable Right for
                                  each share of Common Stock held of record on the Record
                                  Date. An aggregate of approximately 1,389,000 Rights will
                                  be distributed to the holders of Common Stock (based upon
                                  one-third of the number of shares of ERC Common Stock
                                  outstanding as of February 19, 1999). Each Right will be
                                  exercisable to purchase one share of Common Stock of the
                                  Company at a purchase price of $6.00 per share. An
                                  aggregate of approximately 1,389,000 shares of Company
                                  Common Stock (the "Underlying Shares") has been reserved
                                  for issuance upon exercise of the Rights. The distribution of the Rights by the Company and the sale of shares of
                                  Common Stock upon the exercise of Rights are referred to
                                  herein as the "Rights Offering." See "THE RIGHTS
                                  OFFERING--The Rights."

Record Date.....................  February 22, 1999

Expiration Date.................  March 22, 1999, 5:00 p.m., Eastern time, or such later date to which the Company may extend the expiration of the
                                  Rights, subject to the consent of the Underwriters, at
                                  which time the Rights will become null and void. The
                                  Company will not, in any event, extend the Expiration Date beyond April 30, 1999.

Basic Subscription Privilege....  Rights holders are entitled to purchase for the
                                  Subscription Price one share of Common Stock for each
                                  Right held (the "Basic Subscription Privilege"). See "THE
                                  RIGHTS OFFERING-- Subscription Privileges--Basic
                                  Subscription Privilege."

Oversubscription Privilege......  Each holder of Rights who elects to exercise his Basic
                                  Subscription Privilege may also subscribe at the
                                  Subscription Price for an unlimited number of additional
                                  Underlying Shares (the "Oversubscription Privilege") that
                                  are not otherwise purchased pursuant to the Basic
                                  Subscription Privilege. If an insufficient number of
                                  Underlying Shares is available to satisfy fully all
                                  elections to exercise the Oversubscription Privilege, the
                                  available Underlying Shares will be prorated among holders who exercise their Oversubscription Privilege based on the respective numbers of Rights exercised by such holders
                                  pursuant to the Basic Subscription Privilege. Any excess
                                  funds paid in respect of the Subscription Price for shares not issued will be returned by mail without interest or
                                  deduction as soon as practicable after the Expiration
                                  Date. See "THE RIGHTS OFFERING--Subscription
                                  Privileges--Oversubscription Privilege." The Company has
                                  the option to sell up to an additional 208,350 shares of
                                  Company

                                  Common Stock solely to cover exercises of Oversubscription
                                  Privileges which exceed the available Underlying Shares.

Subscription Price..............  $6.00 in cash per share of Company Common Stock subscribed for pursuant to the Basic Subscription Privilege or the
                                  Oversubscription Privilege.

Company Common Stock Outstanding
  after Rights Offering.........  Approximately 2,778,000 shares, excluding shares issuable pursuant to certain outstanding stock options. See
                                  "CAPITALIZATION," "MANAGEMENT," and "SECURITY OWNERSHIP OF
                                  CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

Transferability of Rights and
  Company Common Stock..........  Prior to the Rights Offering and the Distribution Date,
                                  there has been no public market for the Common Stock or
                                  the Rights. The Rights will be transferable. It is
                                  anticipated that the Rights will trade in the
                                  over-the-counter market until the close of business on the last trading day prior to the Expiration Date. There can
                                  be no assurance that a market for the Rights will develop
                                  or as to the prices at which the Rights will trade. Prior
                                  to the closing of the Rights Offering, pursuant to a
                                  restriction in the Company's Amended and Restated
                                  Certificate of Incorporation ("Certificate"), the Company
                                  Common Stock received in the Distribution may not be sold
                                  or otherwise disposed of. See "THE DISTRIBUTION--Manner of
                                  Effecting the Distribution." The Company has applied for
                                  listing of the Company Common Stock for quotation on the
                                  Nasdaq SmallCap Market and the Boston Stock Exchange
                                  following the Rights Offering.

Procedure for Exercising
  Rights........................  Basic Subscription Privileges and Oversubscription
                                  Privileges may be exercised by properly completing the
                                  Subscription Certificate evidencing the Rights (a
                                  "Subscription Certificate") and forwarding such
                                  Subscription Certificate (or following the Guaranteed
                                  Delivery Procedures), with payment of the Subscription
                                  Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and, except as set forth
                                  herein, the Oversubscription Privilege to the Subscription
                                  Agent on or prior to the Expiration Date. If the mail is
                                  used to forward Subscription Certificates, it is
                                  recommended that insured, registered mail be used. Once a
                                  holder of Rights has exercised the Basic Subscription
                                  Privilege or the Oversubscription Privilege, such exercise may not be revoked. See "THE RIGHTS OFFERING-- Exercise of
                                  Rights."

Persons Holding Common Stock, or
  Wishing to Exercise Rights,
  Through Others................  Persons holding Common Stock, and receiving the Rights distributable with respect thereto through a broker,
                                  dealer, commercial bank, trust company or other nominee,
                                  as well as persons holding stock certificates personally
                                  who would prefer to have such institutions effect
                                  transactions relating to the Rights on

                                  their behalf, should contact the appropriate institution
                                  or nominee and request it to effect the transactions for
                                  them. Such holders should be aware that brokers or other
                                  nominee holders may establish deadlines for receiving
                                  instructions from beneficial holders significantly in
                                  advance of the Expiration Date. See "THE RIGHTS
                                  OFFERING--Exercise of Rights."

Issuance of Company Common
  Stock.........................  Certificates representing shares of Company Common Stock purchased pursuant to the exercise of Rights will be
                                  delivered to subscribers as soon as practicable following
                                  the Expiration Date. See "THE RIGHTS
                                  OFFERING--Subscription Privileges."

Use of Proceeds.................  The Company intends to use the net proceeds of the Rights
                                  Offering to lease and equip a new facility for production
                                  and manufacturing purposes, to repay outstanding
                                  indebtedness, for working capital purposes, and for
                                  general corporate purposes. See "USE OF PROCEEDS."

Subscription Agent..............  Continental Stock Transfer & Trust Company (the
                                  "Subscription Agent").

Standby Underwriting............  If any Underlying Shares remain unsubscribed after the
                                  Rights Offering, the Underwriters will purchase all such
                                  Underlying Shares pursuant to a standby underwriting
                                  agreement. The Underwriters have the option to purchase up to an additional 208,350 shares of the Company Common
                                  Stock, reduced by the number of shares, if any, sold by
                                  the Company to holders of Rights under the
                                  Oversubscription Option. See "THE STANDBY UNDERWRITING."

Proposed Nasdaq Symbol..........  EVRC

Proposed Boston Stock Exchange
  Symbol........................  EVL

Risk Factors....................  See "RISK FACTORS" for a more complete description of certain factors that investors should consider prior to
                                  exercising their Rights or purchasing Common Stock.

                                THE DISTRIBUTION

Distributing Company............  Energy Research Corporation, a New York corporation.

Distributed Company.............  Evercel, Inc., a Delaware corporation incorporated on June
                                  22, 1998, which as of the close of business on February
                                  16, 1999, owned and operated the Battery Business Group of
                                  ERC.

Distribution....................  Immediately prior to the grant of the Rights by the
                                  Company, on the Distribution Date, ERC distributed to its
                                  stockholders one share of Common Stock of the Company for
                                  every three shares of ERC Common Stock held of record on
                                  the ERC Record Date. Shares of Company Common Stock
                                  received in the Distribution may not be sold or otherwise
                                  disposed of prior to the date on which the Subscription
                                  Agent delivers to the Company final notice of the number
                                  of shares of Common Stock subscribed for in the Rights
                                  Offering (the "closing"). Until such closing occurs, the
                                  Company Common Stock will be uncertificated. Following the closing, the Distribution Agent will begin to mail stock
                                  certificates representing shares of Common Stock to
                                  holders of record of ERC Common Stock as of the ERC Record
                                  Date. See "THE DISTRIBUTION-- Manner of Effecting the
                                  Distribution."

Shares to be Distributed........  Based on one-third of the number of shares of ERC Common
                                  Stock outstanding on February 19, 1999, approximately
                                  1,389,000 shares of the Common Stock were issued to ERC
                                  stockholders in the Distribution. The shares distributed
                                  to ERC stockholders constituted all of the shares of
                                  Common Stock outstanding immediately after the
                                  Distribution, other than shares that may be issued
                                  pursuant to certain outstanding stock options.

Fractional Shares...............  Fractional shares of Company Common Stock were not issued in the Distribution. A cash payment will be made to ERC
                                  stockholders otherwise entitled to a fractional share of
                                  Company Common Stock as a result of the Distribution. The
                                  amount of such payment will be based upon the average bid
                                  price on the first day of trading of the Company Common
                                  Stock. Such payment will, therefore, not be made until the
                                  Company Common Stock begins trading after the closing of
                                  the Rights Offering.

ERC Record Date.................  February 19, 1999.

Distribution Date...............  February 22, 1999.

Distribution Agent..............  Continental Stock Transfer & Trust Company (the
                                  "Distribution Agent").

No Payment Required.............  ERC stockholders will not be required to make any payment or to take any other action to receive their shares in the
                                  Distribution. See "THE DISTRIBUTION--Manner of Effecting
                                  the Distribution."

Tax Consequences................  The Company has received an opinion of counsel to the effect that receipt of shares of Company Common Stock by
                                  holders of ERC Common Stock will be tax free, except for
                                  cash received in lieu of fractional shares. See "THE
                                  DISTRIBUTION--Federal Income Tax Aspects of the
                                  Distribution."

                             SUMMARY FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The following table sets forth the summary operating data and balance sheet data of the Company for the periods and as of the date indicated. The summary financial data were derived from the financial statements of the Battery Business Group of ERC, audited by KPMG LLP, independent certified public accountants, and should be read in conjunction with such financial statements and related notes and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere in this Prospectus.

                                                                                                 YEAR ENDED
                                                                                                OCTOBER 31,
                                                                                         --------------------------
                                                                                             1997          1998
                                                                                         ------------  ------------
Operating Data:
  Revenues.............................................................................  $        436  $        438
  Cost and expenses:
    Cost of revenues...................................................................            98            87
    Depreciation and amortization......................................................            40            45
    Administrative and selling.........................................................           268         1,805(1)
    Research & development.............................................................           897         1,832
                                                                                         ------------  ------------
  Loss from operations before income tax benefit.......................................          (867)       (3,331)
                                                                                         ------------  ------------
  Net loss.............................................................................  $       (572) $     (2,325)
                                                                                         ------------  ------------
                                                                                         ------------  ------------
    Pro forma net loss per share (basic and diluted)(2)................................                $      (1.67)
                                                                                                       ------------
                                                                                                       ------------
    Pro forma weighted average shares (basic and diluted)(2)...........................                   1,389,000
                                                                                                       ------------
                                                                                                       ------------
    Pro forma net loss per share (basic and diluted), as adjusted(3)...................                $      (0.84)
                                                                                                       ------------
                                                                                                       ------------
    Pro forma weighted average shares (basic and diluted), as adjusted(3)..............                   2,778,000
                                                                                                       ------------
                                                                                                       ------------

                                                                                             AT OCTOBER 31, 1998
                                                                                          ACTUAL(4)   AS ADJUSTED(5)
                                                                                         ---------------------------
Balance Sheet Data:
  Total assets.........................................................................   $   1,176     $    7,701
                                                                                         -----------       -------
  Working capital......................................................................        (718)         6,628
                                                                                         -----------       -------
  Stockholders' equity/net assets......................................................         423          7,769
                                                                                         -----------       -------

------------------------

(1) Includes charges of approximately $280,000 related to an uncompleted acquisition.

(2) Pro forma to reflect the Distribution.

(3) As adjusted to reflect the Distribution and the Rights Offering.

(4) Reflects the combination of Evercel, Inc. and the Battery Business Group of ERC as if the combination was effective as of October 31, 1998.

(5) As adjusted to reflect the Rights Offering and the net proceeds therefrom.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS WHEN EVALUATING AN INVESTMENT IN THE RIGHTS OR THE UNDERLYING SHARES OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

    OFFERING PRICE NOT BASED ON ACTUAL VALUE. Prior to the Rights Offering, there has been no public market for the Common Stock. The Subscription Price has been determined by the Company's Board of Directors and is not based on an independent valuation of the Company or its assets or other recognized criteria of investment value. Moreover, the Subscription Price bears no direct relation to the book value, earnings, assets or other generally accepted valuation criteria of the Company. The Subscription Price, therefore, does not indicate that the Common Stock has a value of or could be resold at that price. The Board of Directors of the Company believes that the Subscription Price may be lower than the actual value of the Common Stock of the Company. However, the Board of Directors believes that any valuation of the Company, given its early stage of development, is highly speculative. The actual value or resale value of the Common Stock may be higher or lower than the Subscription Price. See "THE RIGHTS OFFERING-- Determination of the Subscription Price."

    UNCERTAINTY OF FUTURE PROFITABILITY. In the past, the Company has had limited revenues. The Company is not profitable, and no assurance can be given that the Company will become profitable in the foreseeable future, if ever. For the fiscal years ended October 31, 1997 and 1998, if the Company had been an independent entity, the Company would have had losses of $572,000 and $2,325,000 respectively. Future operating results of the Company will depend upon many factors, including its ability to raise capital, demand for the Company's products, the efforts and success of the Company and its licensees and joint venture partners in developing and marketing products incorporating the Company's technology, the development of battery markets, the level of competition faced by the Company, and the ability of the Company to develop, market and license new products and effectively manage operating expenses. There can be no assurance that the Company will generate net income or be profitable in the future.

    NO HISTORY AS A STAND-ALONE COMPANY. The Company, as a business group within ERC, commenced operations in January 1970 and has been engaged principally in research and development and limited production of battery technologies as a part of ERC's ongoing operations. The Company has not been operated as a separate entity in the past. A number of changes will occur as a result of the Distribution and Rights Offering, including the appointment of certain new members of senior management. In addition, once the Services Agreement (defined below) terminates, the Company will be responsible for managing all of its own administrative and employee arrangements, and for supervising all of its legal and financial affairs, including publicly reported financial statements. In addition, until a new chief executive officer is appointed, Jerry D. Leitman, the President and Chief Executive Officer of ERC will also be the acting President and Chief Executive Officer of the Company. Likewise Joseph G. Mahler, the Chief Financial Officer of ERC, will serve as the acting Chief Financial Officer of the Company until a new chief financial officer is appointed. There can be no assurance that the Company will be able to recruit and retain a highly qualified chief executive officer and chief financial officer to replace Messrs. Leitman and Mahler. In addition, there can be no assurance that the Company will be able to operate profitably as an independent company.

    DEPENDENCE ON NI-ZN PRODUCT LINE; UNCERTAINTY OF MARKET ACCEPTANCE OF ADVANCED RECHARGEABLE BATTERIES. In the fiscal years ended October 31, 1997 and 1998, contract revenues and licensing fees related to the Company's Ni-Zn battery represented all of the Company's revenues. To date the Company has received no revenues from product sales of its Ni-Zn battery. The Company believes that its dependence on revenues related to its Ni-Zn product line is likely to continue for at least the next several years, unless and until the Company successfully develops and commercializes other new products.

    Since the Company intends to focus its manufacturing, research and development and marketing efforts on its Ni-Zn batteries, it will be dependent upon the market acceptance of its Ni-Zn batteries. The Company's Ni-Zn batteries have not yet achieved market acceptance, and there can be no assurance that market acceptance of its Ni-Zn batteries will ever be achieved. The introduction of new products is subject to the inherent risks of unforeseen delays and the time necessary to achieve market success for any individual product is uncertain. Volume production of the Company's advanced rechargeable batteries could be delayed for any reason. The Company's competitors may introduce new technologies or refine existing technologies which could have a material adverse effect on the Company's business, financial condition and results of operations.

    RISKS RELATING TO TRANSFER OF JOINT VENTURE AND RELATED LICENSE
AGREEMENT. ERC has entered into a joint venture in China (the "Joint Venture") with Xiamen Three Circles Co., Ltd ("Xiamen"), a Chinese entity, to develop and manufacture the Company's batteries to be used to power electric bicycles, scooters, off-road vehicles and miners' cap lamps to be marketed and sold in China and Southeast Asia. The Joint Venture and ERC entered into a Technology Transfer and License Contract (the "Three Circles License Agreement") pursuant to which ERC has licensed certain of its Ni-Zn battery technology to the Joint Venture. See "BUSINESS--Partnerships, Joint Ventures and Licenses." In order for ERC to transfer its interest in the Joint Venture and the Three Circles License Agreement to the Company, ERC has been advised by its local counsel that the consent of Xiamen and the Joint Venture and the approval of the appropriate examination and approval authority of the People's Republic of China ("China" or the "PRC") is required. Although ERC is currently seeking and intends to obtain such consents and approvals, there can be no assurance that these consents and approvals will be obtained on a timely basis or at all. Pending receipt of these consents and approvals, ERC and the Company have entered into a License Assistance Agreement pursuant to which the Company has agreed to provide all services and assistance necessary for the Company to effectively fulfill, on behalf of ERC, all of ERC's obligations under the Joint Venture contract and Three Circles License Agreement in exchange for payment to the Company by ERC of all remuneration paid and other benefits accruing to ERC pursuant to such agreements. See "THE DISTRIBUTION--Relationship Between ERC and the Company after the Distribution--License Assistance Agreement." A failure to obtain or a delay in obtaining these consents and approvals could have a material adverse effect on the Company because the Company will be able to enforce its rights under these agreements only through ERC. In addition, ERC's Chinese partner could take exception to the License Assistance Agreement and claim that ERC is in default under these agreements. Any such event or resulting termination of these agreements could have a material adverse effect on the Company. See "-- Risks of Relying on ERC."

    RISKS PERTAINING TO CHINA. Currently, the Company's two major license agreements, the Nan Ya License Agreement and the Three Circles License Agreement (the "China Licenses") are with entities located in the PRC and Taiwan. ERC has established the Joint Venture in the PRC to build a manufacturing plant that the Company intends to use as its primary production facility. ERC also plans to transfer its interest in the Joint Venture to the Company. See "--Risks Relating to Transfer of Joint Venture and Related License Agreement." The following risk factors relating to conducting business in the PRC could result in a material adverse effect on the Company's business, financial condition and results of operations.

      Potential Adverse Effects of Internal Political Changes. The Company's business operations in China, its interest in the Joint Venture and its rights under the China Licenses may be adversely affected by the political environment in China. The PRC is a socialist state which, since 1949 has been, and is expected to continue to be, controlled by the Communist Party of China. Changes in the political leadership of the PRC may have a significant adverse effect on policies related to China's current economic reform program, other policies affecting business and the general political, economic and social environment in the PRC. Any such changes in the political leadership or current economic reform policies or the imposition of additional restrictions on foreign owned enterprises could have a material adverse effect on the business of the Joint Venture, the Company's interest in the Joint Venture and the Company's rights and revenues under the China Licenses.

      Proprietary Rights. The Company protects its intellectual property rights in the PRC through a combination of patent applications, contractual arrangements and trade secrets. Patent and intellectual property right protection in the PRC affords substantially less protection than is available in the United States. There can be no assurance that the Company will be able to effectively protect its proprietary rights in China. The unauthorized use by others in the PRC of the Company's technology could have a material adverse effect on the Company's business, financial condition and results of operations.

      Restrictions on Repatriation of Foreign Currency Exchange, Other Foreign Currency Exchange Restrictions and Volatility of Exchange Rates. The PRC regulates the expatriation of foreign currencies as payments to foreigners, including investors and licensors, and the conversion of Renminbi (the currency of the PRC) into foreign currencies, such as the U.S. Dollar. In addition, there has been significant volatility in the exchange rate of Renminbi to U.S. Dollars. The Company expects that the Joint Venture and the Company's other licensee in the PRC will receive a substantial portion of their revenues in Renminbi. A portion of such revenues will have to be converted to other currencies to meet foreign currency obligations (such as payment obligations to suppliers) or for purposes of remittance to the Company as return of capital, dividends or license payments. The Joint Venture and the Company's other licensee in China may be unable to convert sufficient Renminbi into foreign currency to enable them to comply with any foreign currency payment obligations they have, including distributions to the Company. In the event of a depressed market in Renminbi, the cost of foreign currency could be sufficiently high to preclude joint ventures from meeting any foreign financial obligations incurred in the future or from paying distributions and license fees to the Company. Moreover, fluctuations in the exchange rate of the Renminbi into U.S. Dollars could have an adverse effect on the license fees to be paid to the Company. Even if the Joint Venture or any other licensee of the Company is able to convert their Renminbi into foreign currencies there can be no assurance that the PRC will not impose restrictions on the ability of these entities to remit out of the PRC amounts due to the Company in U.S. Dollars or otherwise.

      PRC Laws; Uncertainty Arising from Evolving Regulations and Policies. The PRC does not have a well-developed, consolidated body of laws governing foreign investment-enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation. As the legal system in the PRC develops with respect to foreign investment enterprises, foreign investors may be adversely affected by new laws, changes to existing laws (or interpretations thereof) and preemption of provincial or local laws by national laws. In circumstances where adequate laws exist, it may not be possible to obtain timely and equitable enforcement thereof.

      Uncertainty of "Normal Trade Relations" Trading Status. A significant portion of the economic activity in China is export-driven and, therefore, is affected by developments in the economies of the PRC's principal trading partners. The United States Congress considers annually the renewal of "Normal Trade Relations" trading status for the PRC, and may attach conditions to such renewal. There can be no assurance that Congress will renew such status or that future renewal will not be linked to human rights issues or other requirements which the PRC may decline or be unable to meet. Revocation or conditional extension by the United States of "Normal Trade Relations" trading status for the PRC could have a material adverse effect upon the Company.

      Recent Conditions in Asia. Recently, economic conditions and markets have been unstable throughout Asia. Currencies in several countries have been devalued, and there has been political instability in certain countries. Currency devaluations in other countries have resulted in decreasing exports for China and increased pressure to devalue the Renminbi. Economic or political instability in China or a significant devaluation of the Renminbi could have a material adverse effect upon the Company.

      Expropriation of Property. Following the formation of the PRC in 1949, the PRC government renounced various debt obligations incurred by predecessor governments, which obligations remain in default, and expropriated assets without compensation. There can be no assurance that the PRC government will not in the future expropriate or nationalize the assets of the Joint Venture or any assets of the Company in China. Such an expropriation would result in a total loss of the Company's investment in China.

    AGREEMENTS WITH ERC; LACK OF ARM'S-LENGTH NEGOTIATIONS. In contemplation of the Distribution, the Company entered into certain agreements with ERC, including the Distribution Agreement, the Tax Sharing Agreement, the Services Agreement and the License Assistance Agreement for the purpose of defining its ongoing relationship with ERC and to provide certain services during the transition from it being a business group within ERC to a stand-alone company. The Distribution Agreement provides for the transfer to the Company of the business and principal assets of the Battery Business Group, the assumption by the Company of certain liabilities and obligations relating to that business, the distribution by ERC of all outstanding shares of the Company Common Stock to ERC stockholders and certain other agreements governing the relationship between ERC and the Company. See "THE DISTRIBUTION-- Relationship Between ERC and the Company after the Distribution."

    The Tax Sharing Agreement defines the rights and obligations of ERC and the Company with respect to filing of returns, payments, deficiencies and refunds of federal, state and other income, franchise or certain other taxes relating to the Company's operations after the transfer of the Battery Business Group to the Company. This Agreement is intended to allocate the tax liability of ERC between ERC and the Company as if they were separate taxable entities.

    The Services Agreement sets forth the terms under which ERC will provide to the Company certain management and administrative services, as well as the use of certain office, research and development, and manufacturing and support facilities and services.

    The License Assistance Agreement provides that the Company will bear the obligations and receive the benefits of ERC under the Joint Venture contract and the Three Circles License Agreement while the Company and ERC seek formal approval for that transfer. The License Assistance Agreement provides that the Company will provide the services and assistance necessary for the Company to effectively fulfill, on behalf of ERC, all of ERC's obligations under the Joint Venture contract and the Three Circles License Agreement in exchange for payment to the Company by ERC of all remuneration paid and other benefits accruing to ERC pursuant to such agreements. ERC has also agreed to act in accordance with the instructions of the Company in connection with matters of Joint Venture governance and agreed not to permit the amendment of the related documents without the consent of the Company. See "RISK FACTORS--Risks of Relying on ERC" and "--Risks Relating to Transfer of Joint Venture and Related License Agreement."

    In addition to the foregoing relationships, the Company has granted rights or issued options to purchase up to 183,332 shares of Common Stock to officers of ERC in connection with the Distribution, including (i) 83,333 shares of Common Stock issuable to Jerry D. Leitman, Chairman and Acting President and Chief Executive Officer of the Company in connection with his right to receive shares of Common Stock (the "Distribution Agreement Option") pursuant to the Distribution Agreement upon the exercise of his ERC stock options and (ii) 99,999 shares of Common Stock issuable to ERC officers pursuant to stock options granted under the Company's 1998 Equity Incentive Plan (the "1998 Plan") under which 300,000 shares have been reserved for issuance. All options issued by the Company to date have been issued with an exercise price of $6.00 per share. See "MANAGEMENT--Director Compensation" and "--Equity Incentive Plan." These 300,000 shares represent approximately 9.75% of the Company's outstanding shares of Common Stock, assuming the exercise of all Rights in the offering and the exercise of all options issuable under the 1998 Plan.

    The agreements between the Company and ERC, and the Company and officers and directors of ERC, were not the subject of arm's length negotiations, and therefore, the terms in such agreements may contain terms that are not comparable to those that would have been obtained from negotiations between unaffiliated parties. In addition, questions regarding the resolution of any issues arising under these arrangements will be resolved by the Company and ERC. Initially, the Acting President, Acting Chief

Financial Officer and a majority of the directors of the Company will also be officers and directors of ERC. As a result of these conflicts of interest, the Company's management may not make decisions that are in the best interests of the Company and its stockholders. The failure to do so could have a material adverse effect on the Company's business, results of operations and financial position.

    RISKS OF RELYING ON ERC. While the Services Agreement is in effect between the Company and ERC, the Company will be relying on ERC to provide to it many essential services, including management and administrative services, as well as the use of office, research and development, and manufacturing and support facilities and services. The officers and employees of ERC may have conflicts of interest in allocating their time and efforts between their activities on behalf of ERC and their activities on behalf of the Company and enforcing contractual rights and obligations between ERC and the Company. In addition, ERC could decide to terminate one or more of the services provided under the Services Agreement upon 60 days' notice to the Company. Any failure of ERC to provide quality services on a timely basis or to continue to provide services to the Company could have a material adverse effect on the Company to the extent that the Company is unable to replace such services.

    The Company will be relying upon ERC to realize the benefits of the Joint Venture and the Three Circles License Agreement until all consents and approvals to the transfer and assignment of these agreements are obtained. Conflicts of interest between ERC and the Company could arise in connection with these agreements. A bankruptcy or insolvency of ERC could prevent the Company's receipt of funds due to it under the agreements, even if the funds were paid to ERC. The Chinese parties to the agreements could take exception to the License Assistance Agreement and claim that ERC is in default under one or more of the agreements, resulting in a termination of such agreements. Any of these events, a delay in obtaining or the failure to obtain the consents and approvals to the transfer and assignment of these agreements could have a material adverse effect on the Company to the extent that the Company is unable to fully realize the benefits of these agreements.

    CONSUMER MARKETS. A substantial portion of the Company's business will depend upon the success of products sold by original equipment manufacturers ("OEMs") that use the Company's batteries. For example, one factor determining the quantity of purchase orders the Company may receive from a bicycle manufacturer in the future is the success of that company's electric bicycle. Therefore, the Company's success in being able to sell or license its products is substantially dependent upon the acceptance and marketability of the OEMs' products in the marketplace. The Company is subject to many risks beyond its control that influence the success or failure of a particular product manufactured by an OEM, including among others, competition faced by the OEM in its particular industry; market acceptance of the OEM's product; the engineering, sales and marketing and management capabilities of the OEM; technical challenges unrelated to the Company's technology or problems faced by the OEM in developing its products; and the financial and other resources of the OEM. See "BUSINESS--Business Strategy."

    ELECTRIC VEHICLE MARKET AND ACCEPTANCE OF THE BATTERY SYSTEM IS
UNCERTAIN. Because vehicles powered by internal combustion engines cause pollution, public pressure has begun to result in legislative and other mandates in Europe, and enacted or pending legislation in the United States, to promote or mandate the use of vehicles with no tailpipe emissions ("zero emission vehicles") or reduced tailpipe emissions ("low emission vehicles"). The Company believes that in order to create a significant commercial market for electric vehicles in Europe it will be necessary for such public pressure to continue. In addition, the Company believes that in the United States government initiatives are important factors in creating an electric vehicle market. There can be no assurance that such public pressure will continue or that further legislation or other governmental initiatives will be enacted, or that current legislation will not be repealed, amended or have its implementation delayed, as has recently been the case in California, or that a different form of zero emission or low emission vehicle, or other solutions to the problem of containing emissions created by internal combustion engines, will not be invented, developed and produced, and achieve greater market acceptance than electric vehicles. The lack of significant market for electric vehicles could have a material adverse effect on the ability of the Company to commercialize its technology. Even if a significant market for electric vehicles develops, there can be no assurance that the Company's technology will be commercially competitive within such a market.

    COMPETITION; TECHNOLOGICAL OBSOLESCENCE. The primary and rechargeable battery industry is characterized by intense competition with a large number of companies offering or seeking to develop technology and products similar to those of the Company. The Company is subject to competition from manufacturers of traditional rechargeable batteries, such as nickel cadmium batteries, from manufacturers of rechargeable batteries with advanced technologies, such as nickel metal hydride, lithium-ion liquid electrolyte and lithium-metal solid-polymer batteries, as well as from companies engaged in the development of batteries incorporating new technologies. The Company also competes with large and small manufacturers of alkaline, lithium, carbon-zinc, sea water, high rate and primary batteries. There can be no assurance that the Company will be successful in competing with these manufacturers, many of which have substantially greater financial, technical, manufacturing, distribution, marketing, sales and other resources. A number of companies with substantially greater resources than the Company are pursuing the development of a wide variety of battery technologies, including both liquid electrolyte lithium and solid electrolyte lithium batteries, which are expected to compete with the Company's technology. Other companies undertaking research and development activities of solid-polymer batteries have already developed prototypes and are constructing commercial scale production facilities. If other companies successfully market their batteries prior to the introduction of the Company's products, there may be a material adverse effect on the Company's business, financial condition and results of operations. The market for the Company's products, as well as the products that utilize the Company's batteries and technology, is characterized by changing technology and evolving industry standards, often resulting in product obsolescence or short product lifecycles. Although the Company believes that its batteries are comprised of state-of-the-art technology, there can be no assurance that competitors will not develop technologies or products that would render the Company's technology and products obsolete or less marketable. See "BUSINESS-- Competition."

    RISKS RELATING TO GROWTH AND EXPANSION. Rapid growth of the Company's advanced rechargeable battery business or other segments of its business may significantly strain the Company's management, operations and technical resources. If the Company is successful in obtaining rapid market penetration of its advanced rechargeable batteries, it will be desirable for the Company to either deliver large volumes of quality products to its customers on a timely basis at a reasonable cost to those customers or license its technology to others who can manufacture and distribute the Company's products. The Company currently has limited manufacturing capability and no experience in large scale manufacturing of its advanced rechargeable batteries and has no experience in automated assembly and packaging technology. There can be no assurance that the Company's business will achieve rapid growth or that its efforts to expand its manufacturing and quality control activities (or the efforts of those companies which are granted licenses to the Company's technology) will be successful or that it or its licensees will be able to satisfy commercial scale production requirements on a timely and cost-effective basis.

    RISKS RELATING TO LICENSE AGREEMENTS. The Company's growth and success will be dependent to a substantial extent on its reputation, and because the Company anticipates licensing its technology to others its reputation may be affected by the performance of those companies to which the Company licenses its technology. License agreements with foreign companies may be subject to additional risks, such as exchange rate fluctuations, political instability or weaknesses in the local economy. Certain provisions of the license agreements for the benefit of the Company may be subject to restrictions in foreign laws that limit the Company's ability to enforce such contractual provisions. In addition, it may be more difficult to register and protect the Company's proprietary rights in certain foreign countries. Failure by the Company to obtain suitable licensees of its technology or the failure of the Company's licensees to achieve the Company's manufacturing or quality control standards or otherwise meet the Company's expectations could have a material adverse effect on the Company's business, financial condition and results of operations. See "BUSINESS--Manufacturing and Raw Materials" and "--Facilities and Equipment."

    RELIANCE ON JOINT VENTURE PARTNERS. The Company intends to enter into other joint venture arrangements in the future to further commercialize its battery technology. The Company's existing joint venture is with a foreign partner and the Company anticipates that future joint ventures may be with foreign partners or entities and as a result such ventures may be subject to the political climate and economies of the foreign countries where such partners reside. There can be no assurance that the Company's joint venture partners will provide the Company with the support anticipated by the Company, or that any of the joint ventures will be successful in developing batteries for use with their intended products, or that any of the joint ventures will be successful in manufacturing and marketing their batteries for such products once developed. Any international operations of the Company will also be subject to certain external business risks such as exchange rate fluctuations, political instability and a significant weakening of a local economy in which a foreign joint venture operates or is located. Certain provisions of the joint venture agreements for the benefit of the Company may be subject to restrictions in foreign laws that limit the Company's ability to enforce such contractual provisions. Failure of these joint ventures to be successful could have a material adverse effect on the Company's business and prospects.

    DEPENDENCE ON KEY PERSONNEL. Because of the specialized, technical nature of the Company's business, the Company is highly dependent on certain members of its management, marketing, engineering and technical staff, including Allen Charkey, the Executive Vice President and Chief Operating Officer of the Company, the loss of whose services could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain key man life insurance. ERC has assigned to the Company Mr. Charkey's employment agreement, however this agreement is terminable by either party upon 30 days' notice. The ability of the Company to pursue effectively its business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced managerial, marketing, engineering and technical personnel. There can be no assurance that the Company will be able to retain or recruit such personnel. See "BUSINESS--Employees" and "MANAGEMENT--Executive Officers and Directors."

    DEMANDS OF ENVIRONMENTAL AND OTHER REGULATORY COMPLIANCE. National, state and local regulations impose various environmental controls on the manufacture, storage, use and disposal of batteries and/or of certain chemicals used in the manufacture of batteries. Although the Company believes that its operations are in substantial compliance with current environmental regulations and that there are no environmental conditions that will require material expenditures for clean-up at its present or former facilities or at facilities to which it has sent waste for disposal, there can be no assurance that conditions relating to the Company's historical operations which require expenditures for clean-up will not be discovered in the future or that changes in environmental laws and regulations will not impose costly compliance requirements on the Company or otherwise subject it to future liabilities. There can be no assurance that additional or modified regulations relating to the manufacture, transportation, storage, use and disposal of materials used to manufacture the Company's batteries or restricting disposal of batteries will not be imposed or as to the effect such regulations may have on the Company or its customers. See "BUSINESS--Environmental, Safety and Regulatory."

    DEPENDENCE ON PROPRIETARY TECHNOLOGIES. The Company believes that its success will be dependent both on the legal protection that its patents and other proprietary rights may or will afford and on the knowledge, ability, experience and technological expertise of its employees. The Company claims proprietary rights in various unpatented technologies, know how, trade secrets and trademarks relating to its products and manufacturing processes. There can be no assurance as to the degree of protection these various claims may or will afford, or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technology. It is the policy of the Company to protect its proprietary rights in its products and operations through contractual obligations, including nondisclosure agreements with certain employees, customers, consultants, licensees and strategic partners. There can be no assurance as to the degree of protection these contractual measures may or will afford. ERC, however, has had battery-related patents issued and patent applications pending in the U.S. and elsewhere which patents and patent applications will be assigned to the Company in the Distribution. There can be no assurance (i) that patents will be issued from any pending applications, or that the claims allowed under any patents will be sufficiently broad to protect the Company's technology, (ii) that any patents issued to the Company will not be challenged, invalidated or circumvented, or
(iii) as to the degree or adequacy of protection any patents or patent applications may or will afford. If the Company is found to be infringing third party patents, there can be no assurance that it will be able to obtain licenses with respect to such patents on acceptable terms, if at all. Failure of the Company to obtain necessary licenses could result in delays in product shipment or the introduction of new products, and costly attempts to design around such patents could foreclose the development, manufacture or sale of the Company's products. See "BUSINESS--Legal Proceedings" and "--Patents, Trade Secrets and Trademarks."

    RISK OF PRICE INCREASES FOR RAW MATERIALS. The Company's principal raw materials for the production of its battery products are nickel and zinc. Prices for both nickel and zinc are subject to market forces beyond the control of the Company. The Company's future profitability may be materially adversely affected by increased nickel and/or zinc prices to the extent it is unable to pass on higher raw material costs to its customers. However, to offset such costs, the Company may engage in forward purchases and hedging transactions to effectively manage raw material costs and inventory relative to anticipated production requirements for the next six to twelve months.

    FUTURE CASH REQUIREMENTS. Although the Company believes that the net proceeds from this offering will be sufficient to fund its working capital needs for at least the next twelve months, there can be no assurance that this will be the case. The Company's cash requirements will vary depending upon a number of factors, many of which may be beyond the control of the Company, including demand for the Company's products, the efforts and success of the Company and its joint venture partners in developing and marketing products incorporating the Company's technology, the development of battery markets, the level of competition faced by the Company and the ability of the Company to develop, market and license new products and effectively manage operating expenses. If and when the Company is required to raise additional funds, there can be no assurance that the Company will be able to do so on favorable terms, if at all. Failure of the Company to raise funds required to support its operations would have a material adverse effect on the Company's business, financial condition and results of operations and could result in a loss to the investors in the Rights Offering of their entire investment. See "USE OF PROCEEDS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."

    BROAD DISCRETION IN APPLICATION OF PROCEEDS. Approximately $4,350,000 (59%) of the maximum estimated $7,346,000 of net proceeds from the Rights Offering will be available for working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. See "Use of Proceeds."

    CONTROL BY PRINCIPAL STOCKHOLDERS. Warren Bagatelle and Thomas Kempner, two directors of the Company, and Loeb Investors Co., LXXV, a partnership in which each of them is a general partner, collectively may be deemed to beneficially own approximately 12.0% of the currently outstanding shares of ERC Common Stock and, therefore, may be deemed to beneficially own approximately 12.0% of Company Common Stock following the Distribution. If these stockholders (the "Loeb Holders") exercise their Basic Subscription Privilege and acquire Underlying Shares pursuant to the exercise of their Oversubscription Privilege, it will increase their percentage ownership of Common Stock after the Rights Offering. In addition, Loeb Partners Corporation, a corporation of which Thomas Kempner is Chairman and Chief Executive Officer and Warren Bagatelle is a Managing Director, is serving as a co-standby underwriter for the Rights Offering. James Gerson, a director of the Company, may be deemed to beneficially own approximately 5.0% of the currently outstanding shares of ERC Common Stock and, therefore, may be deemed to beneficially own approximately 5.0% of Company Common Stock following the Distribution. In addition, Mr. Gerson and a colleague entered into an agreement with another principal shareholder of ERC to purchase from such shareholder all of the Rights issued to such shareholder in the Rights Offering. See "MANAGEMENT--Certain Transactions." If Mr. Gerson exercises his Basic Subscription Privilege with respect to all of these Rights and the Rights he receives with respect to his shares and acquires Underlying Shares pursuant to the exercise of his Oversubscription Privilege, it will increase his percentage ownership of Common Stock after the Rights Offering. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." Depending upon the number of shares subscribed for by others, the percentage of the outstanding Common Stock owned by the Loeb Holders and/or Mr. Gerson upon completion of the Rights Offering could increase substantially in the event that the Loeb Holders and/or Mr. Gerson exercise their Oversubscription Privileges.

    NO PRIOR MARKET FOR COMMON STOCK; RESTRICTION ON TRANSFER DURING RIGHTS OFFERING. Prior to the Distribution and the Rights Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if developed, that such market will be sustained. While the Rights may be transferred prior to the Expiration Date, they will not be listed or traded on any national securities exchange or automated quotation system. Prior to the closing of the Rights Offering, the Company Common Stock received in the Distribution may not be sold or otherwise disposed of pursuant to a restriction in the Company's Certificate. The Company has applied to have the Company Common Stock listed for quotation on the Nasdaq SmallCap Market and the Boston Stock Exchange following the closing of the Rights Offering, however, there can be no assurance that such listings will be obtained. The initial price of the Common Stock will be determined as a result of market trading. In addition, the Company believes that factors such as quarterly fluctuations in the financial results of the Company, as well as developments that affect the Company's joint venture partners or licensees, the Company's industry, the overall economy and the financial markets in general could cause the price of the Common Stock to fluctuate substantially.

    DILUTION FROM RIGHTS OFFERING. Stockholders who do not exercise their Basic Subscription Privilege will realize a dilution of their percentage voting interest and ownership interest in future net earnings, if any, of the Company. If all stockholders fully exercise their Basic Subscription Privilege, the effective percentage ownership of each stockholder will remain unchanged (assuming that no outstanding stock options will be exercised).

    POSSIBLE EXTENSION OF EXPIRATION DATE. The Company has reserved the right to extend the Expiration Date to as late as April 30, 1999, subject to the consent of the Underwriters. Funds deposited in payment of the Subscription Price may not be withdrawn and no interest will be paid thereon to stockholders.

    POTENTIAL ANTI-TAKEOVER EFFECTS OF CHARTER PROVISIONS AND DELAWARE
LAW. Certain provisions of Delaware law and the Company's Certificate of Incorporation could delay, impede or make more difficult a merger, tender offer or proxy context involving the Company, even if such events could be beneficial to the interests of the stockholders. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. See "DESCRIPTION OF SECURITIES--Anti-takeover Effects of Certain Provisions."

    NO EXPECTATION OF DIVIDENDS. The Company does not expect to pay any cash dividends in the near future. The Company's dividend policy will be established by the Board of Directors of the Company (the "Company Board") from time to time based on the results of operations and financial condition of the Company and such other business considerations as the Company Board considers relevant. Subject to the foregoing, the Company may declare and pay dividends after the Distribution, although there can be no assurance that any dividends will be paid in the future.

    RISKS OF LOW-PRICED STOCKS. The Company has applied to The Nasdaq Stock Market to have the Common Stock listed for quotation on the Nasdaq SmallCap Market following the closing of the Rights Offering. If the Common Stock is not approved for listing on the Nasdaq SmallCap Market, trading of the Common Stock would be conducted on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements or in what is commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the price of, the Company Common Stock.

    In addition, if the Common Stock were delisted, it would be subject to the so-called penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1.0 million or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale.

Consequently, delisting, if it occurs, may affect the ability of broker-dealers to sell the Company's securities and the ability of purchasers in this Offering to sell their securities in the secondary market.

    The Securities and Exchange Commission has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined in the regulations) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information of the limited market in penny stocks. As a result, if the Common Stock is determined to be "penny stock," an investor may find it more difficult to dispose of the Company's Common Stock.

                              THE RIGHTS OFFERING

THE RIGHTS

    The Company is granting transferable Rights at no cost, to holders of outstanding shares of Company Common Stock of record on the Record Date. Stockholders of the Company will receive one Right for each share of Company Common Stock held by them of record on the Record Date. Each Right will be exercisable to purchase one share of Company Common Stock at $6.00 per share. No fractional shares will be issued.

DETERMINATION OF THE SUBSCRIPTION PRICE

    Prior to the Rights Offering, there has been no public market for the Common Stock. The Subscription Price has been determined by the Company's Board of Directors based upon a number of factors, including the anticipated initial capital requirements of the Company, market valuations of development stage companies in related businesses, the early stage of the Company's business development, the business potential and prospects of the Company and other factors deemed relevant. In making its determination, the Board of Directors did not obtain an independent valuation of the Company or its assets. Moreover, the Subscription Price bears no direct relation to the book value, earnings, assets or other generally accepted valuation criteria of the Company. The Board of Directors believes that the Subscription Price may be lower than the actual value of the Common Stock of the Company, primarily based upon the valuation of publicly traded development stage companies in related businesses. However, the Board of Directors believes that any valuation of the Company, given its early stage of development, is highly speculative. The actual value or resale value of the Common Stock may be significantly higher or lower than the Subscription Price.

EXPIRATION DATE

    The Rights will expire at 5:00 p.m., Eastern time, on March 22, 1999 unless extended by the Company, subject to the consent of the Underwriters (as extended, the "Expiration Date"). The Company will in no event extend the Expiration Date beyond April 30, 1999. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. Notice of any extension of the Expiration Date will be made through a press release issued by the Company.

SUBSCRIPTION PRIVILEGES

    BASIC SUBSCRIPTION PRIVILEGE. Each Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one share of Company Common Stock (the "Basic Subscription Privilege"). Certificates representing shares of Company Common Stock purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable following the Expiration Date.

    OVERSUBSCRIPTION PRIVILEGE. Subject to the allocation described below, each Right also carries the right to subscribe at the Subscription Price for Underlying Shares that are not otherwise purchased pursuant to the Basic Subscription Privilege. Underlying Shares will be available for purchase pursuant to the Oversubscription Privilege only to the extent that any Underlying Shares are not subscribed for through the Basic Subscription Privilege. If the Underlying Shares not subscribed for through the Basic Subscription Privilege, plus any shares which the Company elects to sell pursuant to the Oversubscription Option (collectively, "Excess Shares") are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those holders of Rights exercising the Oversubscription Privilege, in proportion, not to the number of shares requested pursuant to the Oversubscription Privilege, but to the number of shares of Company Common Stock each beneficial holder exercising the Oversubscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder's Oversubscription Privilege, then such additional shares will be allocated among all other holders exercising the Oversubscription Privilege. All beneficial holders who exercise the Basic Subscription Privilege will be entitled to exercise the Oversubscription Privilege. Certificates representing shares of Company Common Stock purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable following the Expiration Date and after all prorations have been effected.

    Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Excess Shares that are being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

EXERCISE OF RIGHTS

    Rights may be exercised by delivering to Continental Stock Transfer & Trust Company (the "Subscription Agent"), at or prior to 5:00 p.m., Eastern time, on the Expiration Date, the properly completed and executed Subscription Certificate evidencing such Rights with any required signatures guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and, except as described below in accordance with the Guaranteed Payment Procedures, the Oversubscription Privilege. Payments of the Subscription Price must be by (a) check or bank draft drawn upon a United States bank or postal, telegraphic or express money order payable to Continental Stock Transfer & Trust Company, as Subscription Agent, or (b) wire transfer of funds to the account maintained by the Subscription Agent for such purpose at Chase Manhattan Bank, 52 Broadway, New York, New York 10004, Account No. 777-580209, ABA No. 021000021 with confirmation by fax at (212)509-5150. Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the Subscription Price by the wire transfer. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank or of any postal, telegraphic or express money order or (iii) receipt of good funds in the Subscription Agent's account designated above. IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE UP TO FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, HOLDERS OF RIGHTS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

    The address to which the Subscription Certificates and payment of the Subscription Price should be delivered is:

                   Continental Stock Transfer & Trust Company

                                  Two Broadway

                            New York, New York 10004

                       Telephone: (212) 509-4000 ext. 535

    If a Rights holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Certificate or Subscription Certificates evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

        (i) such holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Basic Subscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

        (ii) the Subscription Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided and distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD"), or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising Rights holder, the number of Rights represented by the Subscription Certificate or Subscription Certificates held by such exercising Rights holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and the number of Underlying Shares, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Subscription Certificate evidencing such Rights within five Nasdaq trading days following the Expiration Date; and

        (iii) the properly completed Subscription Certificate evidencing the Rights being exercised, with any required signatures guaranteed, is received by the Subscription Agent within five Nasdaq trading days following the Expiration Date. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the address set forth above, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (telecopy no. (212) 509-5150). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Subscription Agent, at the address set forth above.

    If a Rights holder wishes to delay payment of the Subscription Price with respect to such holder's exercise of the Oversubscription Privilege, the Oversubscription Privilege may nevertheless be exercised if all of the following conditions (the "Guaranteed Payment Procedures") are met:

        (i) the Subscription Agent receives, on or prior to the Expiration Date either (a) a Notice of Guaranteed Delivery by facsimile or otherwise, substantially in the form provided and distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the NASD or from an Eligible Institution, stating the information required thereon, as described above; or (b) the properly completed and executed Subscription Certificate;

        (ii) such holder has caused payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

        (iii) the Subscription Agent receives, on or prior to the Expiration Date a payment guarantee notice (a "Notice of Guaranteed Payment") by facsimile or otherwise, substantially in the form provided and distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the NASD or from an Eligible Institution, stating the name of the exercising Rights holder, the number of Rights represented by the Subscription Certificate or Subscription Certificates held by such exercising Rights holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and the number of Underlying Shares being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing delivery of payment in full of the Subscription Price (in immediately available funds) by 5:00 p.m., Eastern time, on April 1, 1999 for each Underlying Share being subscribed for pursuant to the Oversubscription Privilege; and

        (iv) payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Oversubscription Privilege has been received (in immediately available funds) by the Subscription Agent by 5:00 p.m., Eastern time, on April 1, 1999.

    Funds received in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege prior to notification by the Subscription Agent of the allocation of the Excess Shares will be held in a segregated account pending issuance of such Excess Shares. If a Rights holder exercising the Oversubscription Privilege is allocated less than all of the shares of Company Common Stock which such holder wished to subscribe for pursuant to the Oversubscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for shares not issued will be returned by mail without interest or deduction as soon as practicable after the Expiration Date.

    On or prior to March 30, 1999, the Subscription Agent will provide notice by facsimile transmission to a Rights holder who exercises the Oversubscription Privilege pursuant to the Guaranteed Payment Procedures and the member firm, commercial bank or trust company that guarantees payment for such Rights holder under the Notice of Guaranteed Payment. The notice shall state the number of shares subscribed for under the Oversubscription Privilege which are available for such Rights holder to purchase and the aggregate Subscription Price to be paid by such Rights holder for such shares.

    A holder of Rights who purchases less than all of the shares of Company Common Stock represented by his Subscription Certificate will receive from the Subscription Agent a new Subscription Certificate representing the balance of the unsubscribed Rights, to the extent the Subscription Agent is able to reissue a Subscription Certificate prior to the Expiration Date.

    Unless a Subscription Certificate (i) provides that the shares of Company Common Stock to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the record holder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on such Subscription Certificate must be guaranteed by an Eligible Institution.

    Holders who hold shares of Company Common Stock for the account of others, such as brokers, trustees or depositories for securities, should provide a copy of this Prospectus to the respective beneficial owners of such shares as soon as possible, ascertain such beneficial owners' intentions and obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Rights should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Company Common Stock or Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions. Beneficial holders should be aware that brokers or other record holders may establish deadlines for receiving instructions from beneficial holders significantly in advance of the Expiration Date.

    The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY OR TO ERC.

    THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT AT OR PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED, PERSONAL CHECKS MAY TAKE UP TO FIVE BUSINESS DAYS TO CLEAR, HOLDERS OF RIGHTS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

    All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. The Company reserves the right to reject any purchases not properly submitted or the acceptance of which would, in the opinion of its counsel, be unlawful. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

    Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the Subscription Agent at (212) 509-4000 ext. 535.

OVERSUBSCRIPTION OPTION

    The Company has the option to sell up to an additional 208,350 shares of Company Common Stock solely to cover exercises of Oversubscription Privileges which exceed the available Underlying Shares.

NO REVOCATION

    ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND/OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

METHOD OF TRANSFERRING RIGHTS

    It is anticipated that the Rights will trade in the over-the-counter market until the close of business on the last trading day prior to the Expiration Date. There can be no assurance that a market for the Rights will develop or as to the prices at which the Rights will trade.

    The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the Rights holder so instructs, to an additional transferee. However, notwithstanding the foregoing, the Subscription Agent will reissue Subscription Certificates for the transferred Rights to the transferee, and will reissue Subscription Certificates for the balance, if any, to the holder of the Rights, only to the extent it is able to do so before the Expiration Date. To transfer Rights to any person other than a bank or broker, signatures on the Subscription Certificate must be guaranteed by an Eligible Institution.

    Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof. None of the Company, ERC, nor the Subscription Agent will have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

    Except for the fees charged by the Subscription Agent (which will be paid by the Company), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

    The Company anticipates that the Rights will be eligible for transfer through, and that the exercise of the Basic Subscription Privilege (but not the Oversubscription Privilege) may be effected through, the facilities of The Depository Trust Company ("DTC"). Rights exercised through DTC are referred to as "DTC Exercised Rights." The holder of a DTC Exercised Right may exercise the Oversubscription Privilege in respect of such DTC Exercised Right by properly executing and delivering to the Subscription Agent, at or prior to 5:00 p.m., Eastern time, on March 22, 1999, a DTC Participant Oversubscription Exercise Form, together with payment of the appropriate Subscription Price for the number of Underlying Shares for which the Oversubscription Privilege is to be exercised. Copies of the DTC Participant Oversubscription Exercise Form may be obtained from the Subscription Agent.

FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes the material United States federal income tax considerations affecting holders of Company Common Stock receiving Rights in the Rights Offering. This summary is based upon laws, regulations, rulings, and decisions currently in effect. This summary does not discuss all aspects of federal taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the federal tax laws (for example, banks, dealers in securities, life insurance companies, tax-exempt organizations, and foreign persons), nor does it discuss any aspect of state, local, or foreign tax laws.

    HOLDERS OF COMPANY COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THEIR INDIVIDUAL TAX SITUATIONS AND THE TAX CONSEQUENCES OF THE RIGHTS OFFERING UNDER THE INTERNAL REVENUE CODE OF 1986 AND UNDER ANY APPLICABLE STATE, LOCAL, OR FOREIGN TAX LAWS.

    DISTRIBUTION OF THE RIGHTS TO HOLDERS OF COMPANY COMMON STOCK. A holder of Company Common Stock will not recognize taxable income for federal income tax purposes as a result of the issuance to such holder of Rights in respect of the Company Common Stock. Except as provided in the following sentence, the basis of such Rights will be zero. If either (i) the fair market value of the Rights on the date of distribution is 15% or more of the fair market value of the Company Common Stock in respect of which they are received on such date, or (ii) the stockholder elects, in the stockholder's federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such Company Common Stock to the Rights, then the stockholder's basis in such Company Common Stock will be allocated between such Company Common Stock and such Rights in proportion to their respective fair market values on the date of distribution. The holding period of a stockholder with respect to Rights received as a distribution on such stockholder's Company Common Stock will include the stockholder's holding period for the Company Common Stock in respect of which the Rights were issued which holding period will, in turn, include the stockholder's holding period for ERC Common Stock, provided that such stockholder held the ERC Common Stock as a capital asset on the Distribution Date.

    EXERCISE OF RIGHTS. A holder of Rights will not recognize gain or loss upon the exercise of the Rights. A holder of Rights who receives shares of Company Common Stock upon such exercise will acquire a tax basis in those shares equal to the sum of the price paid on exercise and the holder's tax basis in the Rights. The holding period of Company Common Stock received on exercise of the Rights will begin on the date the Rights are exercised.

    TRANSFER OR LAPSE OF RIGHTS. A holder who sells a Right will recognize taxable gain or loss equal to the difference between the holder's basis in the Right and the amount received in exchange for the Right. Gain or loss from the sale of a Right will be capital gain or loss if the Common Stock into which the Right is convertible would have been a capital asset in the hands of the holder, and will be long-term capital gain or loss if the holding period of the Right in the hands of the holder is more than one year (see "-- Distribution of the Rights to Holders of Company Common Stock" for a discussion of the determination of the holding period of the Rights). If a Right expires unexercised, the holder will recognize a loss on the day the Right expires equal to the holder's basis in the Right. Such loss will be a capital loss if the sale of the Right would have generated capital gain or loss for the holder.

NO BOARD RECOMMENDATION

    AN INVESTMENT IN THE COMMON STOCK MUST BE MADE PURSUANT TO EACH INVESTOR'S EVALUATION OF ITS, HIS OR HER BEST INTERESTS. ACCORDINGLY, ALTHOUGH THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY APPROVED THE RIGHTS OFFERING, IT MAKES NO RECOMMENDATION TO STOCKHOLDERS REGARDING WHETHER THEY SHOULD EXERCISE THEIR RIGHTS.

                                THE DISTRIBUTION

INTRODUCTION

    The Board of Directors of Energy Research Corporation, a New York corporation ("ERC"), has declared a special distribution (the "Distribution") to its stockholders of one share of Company Common Stock for every three shares of ERC Common Stock held of record as of the close of business on February 19, 1999 (the "ERC Record Date"). Prior to the Distribution, ERC owned all of the outstanding shares of Company Common Stock. ERC effected the Distribution on February 22, 1999 (the "Distribution Date") by delivering its shares of Company Common Stock to Continental Stock Transfer & Trust Company (the "Distribution Agent"), for cancellation and instructing the Distribution Agent to distribute all of the issued and outstanding shares of Company Common Stock to the holders of record of ERC Common Stock as of the ERC Record Date. Shares of Company Common Stock received in the Distribution may not be sold or otherwise disposed of prior to the closing of the Rights Offering. Until such closing occurs, the Company Common Stock will be uncertificated. Following such closing, the Distribution Agent will begin to mail stock certificates representing the shares of Company Common Stock to ERC stockholders as of the ERC Record Date. Holders of ERC Common Stock on the ERC Record Date will not be required to make any payment or to take any other action to receive their portion of the Distribution.

    The principal effect of the Distribution will be to separate ERC's Battery Business Group and operations from its fuel cell business and related activities. After the Distribution, each business will be conducted by a separate, publicly held corporation. The Company will own and operate the battery business, and ERC will retain and continue to own and operate the fuel cell business.

    The Distribution did not require stockholder approval, and the Company's stockholders will not be entitled to appraisal rights in connection with the Distribution.

    After the Distribution, ERC Common Stock will continue to be traded on the American Stock Exchange. As a result of the Distribution, the trading prices of ERC Common Stock are likely to be lower than the trading prices of ERC Common Stock immediately prior to the Distribution. The aggregate trading prices of ERC Common Stock and Common Stock of the Company after the Distribution may be less than, equal to or greater than the trading prices of ERC Common Stock prior to the Distribution. In addition, until the market has fully analyzed the operations of ERC without the battery business, the prices at which ERC Common Stock trades may fluctuate significantly.

REASONS FOR THE DISTRIBUTION

    The Board of Directors of ERC has determined, for the reasons set forth below, to separate ERC into two publicly held companies: the Company, a newly formed corporation which will own and operate the battery business and operations, and ERC, which will continue to own and operate its fuel cell business.

    The battery business of the Company and the fuel cell business of ERC have distinctly different investment, operating and financial characteristics. For instance, the battery markets are mature markets in which the Company expects to introduce a new product, while the fuel cell market is in its preliminary stage. Currently, there are widespread commercial markets for batteries, while no such markets exist for fuel cells. Battery products require mass production, while fuel cell products are expected to be much more customized depending on their use. Batteries have different retail market segments ranging from electronic equipment, such as cell phones and computers to electric cars, while fuel cells are mainly geared towards stationary electric power. The two businesses attract investors having different investment criteria, and operation of the two businesses by the same corporation or affiliated group of corporations may reduce the ability of each business to attract equity capital.

    The ERC Board therefore considers it to be in the best interests of both the battery business and fuel cell business that they be separated, which will allow management of each company to more appropriately undertake capital raising requirements and investment decisions, as well as to allow investors to invest in either business without consideration of the other.

    In addition, the Distribution will allow the Company to offer its employees an effective equity-based employee compensation package as well as to allow ERC to provide its employees with incentive plans that more appropriately relate to the performance of its fuel cell business. Furthermore, the Board of Directors of ERC believes that the Company's post-Distribution capital structure and business focus should help it better compete with other battery companies while enabling ERC to devote its capital and personnel solely to the development of its fuel cell technology.

    Pursuant to the Distribution, a stockholder will have an ownership interest in both ERC and the Company after the Distribution. However, as a result of the Distribution, current stockholders and prospective investors will have the ability to make separate investment decisions regarding each business. Notwithstanding the foregoing, holders of Company Common Stock who do not exercise their Basic Subscription Privileges pursuant to the Rights Offering will experience dilution of their percentage voting interest and ownership interest in future net earnings, if any, of the Company. See "RISK FACTORS-- Dilution from Rights Offering."

    The Distribution will be reflected in ERC's financial statements as a charge against stockholders' equity. The pro forma consolidated effect on ERC of the Distribution, if it had occurred on October 31, 1998, would have been to reduce ERC's assets by approximately $1,176,000 and stockholders' equity by approximately $423,000.

MANNER OF EFFECTING THE DISTRIBUTION

    In connection with the Distribution, the Distribution Agent distributed all of the outstanding shares of Company Common Stock to the holders of record of ERC Common Stock as of the ERC Record Date. Shares of Company Common Stock received in the Distribution may not be sold or otherwise disposed of prior to the date on which the Subscription Agent delivers to the Company final notice of the number of shares of Common Stock subscribed for in the Rights Offering (the "closing") pursuant to a restriction on transfer contained in the Company's Certificate. Until such closing occurs, the Company Common Stock will be uncertificated. It is expected that shares of Company Common Stock will be delivered by the Distribution Agent to ERC stockholders promptly following the closing of the Rights Offering.

    Fractional shares of Company Common Stock were not issued in the Distribution. A cash payment will be made to ERC stockholders otherwise entitled to a fractional share of Company Common Stock as a result of the Distribution. The amount of such payment will be based upon the average bid price on the first day of trading of the Company Common Stock. Such payment will, therefore, not be made until the Company Common Stock begins trading after the closing of the Rights Offering.

    No holder of ERC Common Stock will be required to pay any cash or other consideration for the shares of Company Common Stock received in the Distribution or surrender or exchange shares of ERC Common Stock. The Distribution will not affect the number of, or the rights attaching to, outstanding shares of ERC Common Stock. All shares of Company Common Stock will be fully paid and non-assessable and the holders of those shares will not be entitled to preemptive rights. See "DESCRIPTION OF SECURITIES--Company Common Stock."

LISTING AND TRADING OF COMPANY COMMON STOCK

    There is not currently a public market for the Company Common Stock. Prior to the closing of the Rights Offering, the Company Common Stock received in the Distribution may not be sold or otherwise disposed of pursuant to a restriction on transfer contained in the Company's Certificate. Prices at which Company Common Stock may trade on a "when-issued" basis or after the closing of the Rights Offering cannot be predicted. Until the Company Common Stock is fully distributed, the Rights Offering is closed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which Company Common Stock trades will be determined by the marketplace and may be influenced by many factors, including the depth and liquidity of the market for Company Common Stock, investor perception of the Company and the industries in which the Company or its customers participate, and other general economic and market conditions. See "RISK FACTORS--No Prior Market for Common Stock."

    The Company has applied to have the Company Common Stock listed for quotation on The Nasdaq SmallCap Market under the symbol "EVRC" and the Boston Stock Exchange under the symbol "EVL" following the closing of the Rights Offering. The Company initially will have approximately 1,800 stockholders based upon the number of beneficial stockholders of ERC as of February 19, 1999.

FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION

    The Company has been advised by its counsel, Brown, Rudnick, Freed & Gesmer, that the Distribution qualifies as a tax free spin-off under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Such counsel has issued an opinion of counsel satisfactory to the ERC Board to the same effect. So long as the Distribution qualifies under Sections 355 and 368(a)(1)(D) of the Code, in the opinion of Brown, Rudnick, Freed & Gesmer, the principal Federal income tax consequences of the Distribution will be as follows:

        (1) No gain or loss will be recognized by (and no amount will be included in the income of) a holder of ERC Common Stock upon the receipt of Common Stock in the Distribution, other than on account of cash received in lieu of fractional shares. A stockholder who receives cash in lieu of fractional shares will recognize gain or loss equal to the difference between the amount of cash received and the allocated basis of the fractional share deemed surrendered in exchange for such cash. Provided the fractional share is a capital asset in the hands of the stockholder, such gain or loss will be capital gain or loss.

        (2) The aggregate basis of the ERC Common Stock and the Company Common Stock (including fractional shares in lieu of which cash will be issued) in the hands of the stockholders of ERC immediately after the Distribution will be the same as the aggregate basis of the ERC Common Stock held immediately before the Distribution, allocated in proportion to the fair market value of each.

        (3) The holding period of the Company Common Stock (including fractional shares in lieu of which cash will be issued) received by the stockholders of ERC will include the holding period of ERC Common Stock with respect to which the Distribution will be made, provided that such stockholder held the ERC Common Stock as a capital asset on the Distribution Date.

        (4) No gain or loss will be recognized by ERC upon the Distribution.

    THE FOREGOING IS ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW, AND DOES NOT TAKE INTO ACCOUNT ANY SPECIAL CIRCUMSTANCES THAT MAY APPLY TO PARTICULAR STOCKHOLDERS. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND AS TO POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE. THIS SUMMARY MAY NOT BE APPLICABLE TO STOCKHOLDERS WHO RECEIVED THEIR ERC COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS, UNDER AN EMPLOYEE STOCK PURCHASE PLAN OR OTHERWISE AS COMPENSATION OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES.

    The opinions of counsel referred to above would not be binding upon the Internal Revenue Service (the "IRS") and would be subject to certain factual representations and assumptions. ERC is not aware of any present facts or circumstances which should cause such representations and assumptions to be untrue. However, certain future events not within the control of ERC or the Company, including certain extraordinary purchases of ERC Common Stock or Company Common Stock, could cause the Distribution not to qualify as tax-free. Depending on the event, the Company may be liable for some or all of the taxes resulting from the Distribution not qualifying under Sections 355 and 368(a)(1)(D) of the Code as tax-free. See "THE DISTRIBUTION--Relationship Between ERC and the Company after the Distribution--Tax Sharing Agreement." If the Distribution were taxable, then (i) each holder of ERC Common Stock who receives shares of Company Common Stock in the Distribution would be treated as if such shareholder received a taxable distribution, taxed as a dividend to the extent of such shareholder's pro rata share of ERC's current and accumulated earnings and profits and then treated as a return of capital to the extent of the holder's basis in the ERC Common Stock and finally as gain from the sale or exchange of ERC Common Stock and (ii) corporate level taxes would be payable by the affiliated group of which ERC is the common parent, based upon the excess of the fair market value of the Company Common Stock on the date of the Distribution over ERC's tax basis therein. ERC does not intend to effect the Distribution if, prior to the Distribution Date, ERC becomes aware of circumstances that would result in the Distribution being a taxable transaction.

    Information with respect to the allocation of tax basis between Company Common Stock and ERC Common Stock will be provided to shareholders at the time of distribution of the account statements reflecting ownership of shares of Company Common Stock.

RELATIONSHIP BETWEEN ERC AND THE COMPANY AFTER THE DISTRIBUTION

    For purposes of governing certain relationships between ERC and the Company after the Distribution and providing for an orderly transition, ERC and the Company have entered into various agreements, including those described below. Copies of certain of the agreements are included as exhibits to the Company's Registration Statement on Form SB-2 under the Securities Act relating to the Company Common Stock, and the following discussions with respect to such agreements are qualified in their entirety by reference to the agreements as filed.

    DISTRIBUTION AGREEMENT

    ERC and the Company have entered into a Distribution Agreement (the "Distribution Agreement"), which provides for, among other things, the principal corporate transactions required to effect the Distribution, the transfer to the Company of the principal assets of the Battery Business Group, the division between ERC and the Company of certain liabilities and obligations, the distribution by ERC of all outstanding shares of the Company Common Stock to ERC stockholders and certain other agreements governing the relationship between ERC and the Company.

    Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of obligations and liabilities and cross-indemnities designed to allocate financial responsibility for the obligations and liabilities arising out of or in connection with the battery business to the Company and financial responsibility for the obligations and liabilities arising out of or in connection with the fuel cell business to ERC.

    The Distribution Agreement provides that ERC will retain a limited license to use the technology transferred by ERC to the Company until all consents and approvals to the transfer to the Company of the Three Circles License Agreement and related Joint Venture have been obtained.

    The Distribution Agreement also provides that each of the Company and ERC will be granted access to certain records and information in the possession of the other, and requires the retention by each of the Company and ERC for a period of six years following the Distribution of all such information in its possession, and thereafter requires that each party give the other prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information (including, for example, the attorney-client privilege) and requires each of the Company and ERC to obtain the consent of the other prior to waiving any shared privilege.

    The Distribution Agreement provides that, except as otherwise set forth therein or in any related agreement, all costs and expenses in connection with the Distribution will be charged to the party for whose benefit the expenses are incurred.

    TAX SHARING AGREEMENT

    ERC and Company have entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines the parties' rights and obligations with respect to filing of returns, payments, deficiencies and refunds of federal, state and other income, franchise or certain other taxes relating to ERC's business for periods prior to and including the Distribution and with respect to the Company after the Distribution. With respect to periods ending on or before the last day of the taxable year in which the Distribution occurs, ERC is responsible for (i) filing both consolidated federal tax returns for the ERC affiliated group and combined or consolidated state tax returns for any group that includes a member of the ERC affiliated group, including, in each case, the Company for the relevant periods of time that the Company was a member of the applicable group, and (ii) paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). The Company is responsible for filing returns and paying taxes relating to it for periods that begin before and end after the Distribution and for periods that begin after the Distribution. ERC and the Company have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

    SERVICES AGREEMENT

    Pursuant to the terms of the Distribution Agreement, ERC and the Company have entered into a Services Agreement (the "Services Agreement"), under the terms of which ERC will provide to the Company certain management and administrative services, as well as the use of certain office, research and development, and manufacturing and support facilities and services. The Services Agreement shall continue until terminated by either party upon 120 days' notice. In addition, the Company may terminate the Services Agreement as to one or more of the services, upon 60 days' notice to ERC.

    The types of services to be provided pursuant to the Services Agreement by ERC, through its employees, include financial reporting, accounting, auditing, tax, office services, payroll, human resources, analytical lab, microscopic analysis, machine shop and drafting, as well as the part time management services of Jerry Leitman and Joseph Mahler. ERC will also provide office, research and development and manufacturing space for the Company. The method of calculating the applicable charges to be paid by the Company for each type of service are set forth in the Services Agreement; such charges are payable quarterly.

    The Company estimates that the net fees to be paid to ERC for services performed will initially be approximately $208,000 per quarter, excluding certain services billed on the basis of usage, such as purchasing, analytical lab, microscopic analysis, machine shop and drafting, which amount takes into account ERC's additional costs related to providing such services, and will decline as the services performed decrease. The Company presently expects that most of such services will be provided by ERC for approximately one year.

    LICENSE ASSISTANCE AGREEMENT

    The Company and ERC have entered into a License Assistance Agreement (the "License Assistance Agreement") pursuant to which the Company has agreed to provide all services and assistance necessary for the Company to effectively fulfill, on behalf of ERC, all of ERC's obligations under the Joint Venture contract and the Three Circles License Agreement, pending the receipt of certain consents and approvals to be obtained prior to the transfer of this contract and agreement to the Company, in exchange for payment to the Company by ERC of all future remuneration paid and other benefits accruing to ERC pursuant to such contract and agreement. See "BUSINESS--Partnerships, Joint Ventures and Licenses." The intent of the License Assistance Agreement is to provide that the Company will bear the obligations and receive the benefits of ERC under the Joint Venture contract and license agreement. In addition, until such consents and approvals are obtained, ERC has agreed that should any vacancy occur in the Board of Directors of the Joint Venture relating to a directorship which ERC is entitled to appoint, ERC will request a nominee from the Company to fill such vacancy. In addition, in the event that the transfer of the Joint Venture contract and the license agreement to the Company has not taken place within six months from the date of the License Assistance Agreement, upon the request of the Company, ERC will replace its appointees to the Board of Directors of the Joint Venture with nominees specified by the Company. ERC also agrees to exercise its residual rights and powers in the Joint Venture interests including voting rights, in accordance with the Company's instructions. The Company has also agreed to reimburse ERC for any expenses incurred by ERC under the License Assistance Agreement; the Company anticipates that such expenses, if any, will be minimal.

    LINE OF CREDIT AND GUARANTEES

    On February 5, 1999, the Company entered into a Loan Agreement and Line of Credit Note (the "Line of Credit") to borrow up to $3,450,000 (including borrowings described below) from ERC for working capital and capital expenditures purposes. Any outstanding borrowings will be secured by all of the Company's tangible and intangible personal property and bear interest at the London Interbank Offered Rate (LIBOR) plus 1 1/2%, payable monthly in arrears. The Line of Credit terminates on the earlier of August 5, 2000 or the date on which the Company has received net proceeds from the Rights Offering or from other financing equal to at least $3,450,000.

    In addition to the Line of Credit, ERC has unconditionally guaranteed the Company's obligations under a loan from First Union National Bank. The loan was entered into by the Company for the purpose of acquiring machinery and equipment. As of January 22, 1999, the Company had borrowed $821,000 of the $1,000,000 available under this facility. ERC has also pledged $1,000,000 in cash as security for this loan which will be payable from proceeds of the Rights Offering. ERC has also guaranteed the Company's performance under its lease for manufacturing and office space. In the event of a default by the Company under the lease, ERC's liability is limited to $500,000 reduced each anniversary date of the lease by $100,000. Notwithstanding the foregoing, the guaranty terminates after the first anniversary of the lease upon the Company's net worth exceeding $3,000,000.

ADDITIONAL INFORMATION

    Stockholders of ERC with inquiries related to the Distribution should contact Joseph G. Mahler, Acting Chief Financial Officer, Evercel, Inc., 3 Great Pasture Road, Danbury, Connecticut 06813, telephone (203) 825-6000; or the Company's Distribution Agent, Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004, telephone: (212) 509-4000 ext. 535.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the Rights Offering depends on the number of Rights exercised. The maximum net proceeds to be received by the Company are estimated to be approximately $7,346,000 assuming the exercise of 1,389,000 Rights at the Subscription Price of $6.00 per share and after deducting underwriting discounts and commissions and the estimated offering expenses payable by the Company.

    The Company intends to use the net proceeds from the Rights Offering as follows:

                                                                             % OF NET PROCEEDS
                                                                             -----------------
Leasing and equipping a new facility for limited production
  and manufacturing purposes.................................    $2,175,000          29.6%
Repayment of outstanding indebtedness........................      $821,000          11.2%
Working capital and other general corporate
  purposes (1)...............................................    $4,350,000          59.2%

------------------------

(1) Working capital and other general corporate purposes includes inventory, accounts receivable, selling expenses, general and administrative expenses and research and development expenses.

    The foregoing amounts represent estimates only, and there can be no assurance that the net proceeds will be used as anticipated. In addition, the Company may invest in additional joint ventures and acquire other businesses or technologies or products which are compatible with the Company's business for the purpose of expanding its business, however the Company has no current agreements, commitments or arrangements with respect to any proposed acquisition and no assurance can be given that any acquisition will be made in the future. Pending such applications, net proceeds are expected to be invested by the Company primarily in high quality interest or dividend bearing instruments.

                                    DILUTION

    The net tangible book value of the Company as of October 31, 1998 was approximately $104,000, or approximately $0.08 per share of Common Stock. Net tangible book value per share represents the amount of the Company's tangible assets, less total liabilities, divided by 1,389,000 shares of Common Stock outstanding.

    Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by investors purchasing shares of Common Stock at the Subscription Price in this offering and the pro forma net tangible book value per share of Common Stock immediately after this offering. After giving effect to the sale by the Company of 1,389,000 shares of Common Stock offered hereby (at the exercise price of $6.00 per share, and after deduction of underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company as of October 31, 1998 would have been approximately $7.5 million, or $2.70 per share. This represents an immediate increase in pro forma net tangible book value of $2.62 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $3.30 per share (55%) to the investors purchasing shares of Common Stock at the Subscription Price in this offering. New stockholders who acquire Common Stock from the Underwriters at prices greater than the Subscription Price will experience greater dilution.

Assumed initial public offering price per share.............................             $    6.00
                                                                                         ---------
  Net tangible book value per share before the offering.....................  $    0.08
                                                                              ---------
  Increase per share attributable to new investors..........................  $    2.62
                                                                              ---------
Pro Forma net tangible book value per share after offering..................             $    2.70
                                                                                         ---------
Net tangible book value dilution per share to new investors.................             $    3.30
                                                                                         ---------
                                                                                         ---------

    The following table summarizes on a pro forma basis as of October 31, 1998, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share by the existing stockholders and by the investors purchasing shares of Common Stock in the offering (at the offering price of $6.00 per share, before deduction of underwriting discounts and commissions and estimated offering expenses) payable by the Company.

                                                              SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                                           -----------------------  -------------------------     PRICE
                                                             NUMBER      PERCENT       AMOUNT       PERCENT     PER SHARE
                                                           ----------  -----------  ------------  -----------  -----------
Existing stockholders....................................   1,389,000        50.0%  $       0.00         0.0%   $    0.00
Purchasers in the Offering...............................   1,389,000        50.0      8,334,000       100.0    $    6.00
                                                           ----------       -----   ------------       -----
    Total................................................   2,778,000       100.0%  $  8,334,000       100.0%
                                                           ----------       -----   ------------       -----
                                                           ----------       -----   ------------       -----

    The foregoing tables and calculations exclude 166,666 shares issuable upon exercise of options outstanding as of February 19, 1999, granted under the Company's 1998 Equity Incentive Plan at a weighted average exercise price of $6.00. To the extent that such options are exercised in the future, there will be further dilution to new investors. See "Management--Equity Incentive Plan."

                                DIVIDEND POLICY

    The payment and amount of cash dividends on Company Common Stock after the Distribution will be subject to the discretion of the Company Board. The Company's dividend policy will be reviewed by the Company's Board of Directors from time to time as may be appropriate and payment of dividends as the Company Board deems relevant. Subject to the foregoing, the Company does not intend to declare and pay any dividends after the Distribution for the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth (i) the actual capitalization of the Company at October 31, 1998, (ii) the pro forma adjustments giving effect to the combination of Evercel, Inc. and the Battery Business Group of ERC, the amendment and restatement of the Company's Certificate of Incorporation to increase the authorized capital stock to 11,000,000 shares, and the Distribution as if it had been completed at that date and (iii) the pro forma capitalization of the Company as adjusted to give effect to the Rights Offering of 1,389,000 Rights and the net proceeds therefrom.

                                                                                                 PRO FORMA
                                                                                    ACTUAL     -------------  AS ADJUSTED
                                                                                  -----------     (000'S)     -----------
Stockholders' Equity:
  Preferred stock, $.01 par value; authorized-1,000,000 shares; issued and
    outstanding-none............................................................   $      --     $      --     $      --
  Common stock, $.01 par value; authorized-3,000 shares, actual; 10,000,000 shares, pro forma and as adjusted; issued and outstanding-100 shares,
    actual; and 1,389,000 shares, pro forma; 2,778,000 shares, as adjusted......          --            14            28
  Additional paid in capital....................................................           1           409         7,741
                                                                                         ---         -----    -----------

      Total stockholders' equity and capitalization.............................   $       1     $     423     $   7,769
                                                                                         ---         -----    -----------
                                                                                         ---         -----    -----------

                            SELECTED FINANCIAL DATA

RESULTS OF OPERATIONS

    The following table sets forth certain items from the Company's statement of operations for the fiscal years ended October 31, 1997 and 1998, respectively, and from the Company's balance sheet at October 31, 1998:

                                                                                                    YEARS ENDED
                                                                                                    OCTOBER 31,
                                                                                                --------------------
                                                                                                  1997       1998
                                                                                                ---------  ---------
                                                                                                   (IN THOUSANDS)
Revenues:
  Contracts...................................................................................  $     144  $      19
  License fee income..........................................................................        292        419
                                                                                                ---------  ---------
Total revenues................................................................................        436        438
                                                                                                ---------  ---------
Cost and expenses:
  Cost of revenues............................................................................         98         87
  Depreciation and amortization...............................................................         40         45
  Administrative and selling..................................................................        268      1,805(1)
  Research and development....................................................................        897      1,832
                                                                                                ---------  ---------
                                                                                                    1,303      3,769
                                                                                                ---------  ---------
Loss from operations before income tax benefit................................................  $    (867) $  (3,331)
Income tax benefit............................................................................       (295)    (1,006)
                                                                                                ---------  ---------
Net loss......................................................................................  $    (572) $  (2,325)
                                                                                                ---------  ---------
                                                                                                ---------  ---------

                                                                                                  AT OCTOBER 31,
                                                                                                      1998(2)
                                                                                                 -----------------
Balance Sheet Data:
  Total assets.................................................................................      $   1,176
                                                                                                       -------
  Working capital..............................................................................           (718)
                                                                                                       -------
  Stockholders' equity/net assets..............................................................            423
                                                                                                       -------

------------------------

(1) Includes charges of approximately $280,000 related to an uncompleted acquisition.

(2) Pro forma to reflect the Distribution.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company has operated as the battery group of ERC since 1970. As part of ERC, the Company's product sales emphasized very high performance cells for submarine, aerospace and military markets where application needs and engineering excellence outweighed low cost as the greatest concern. Several battery technologies were pursued, including silver-zinc ("Ag-Zn"), nickel cadmium ("Ni-Cd"), and Ni-Zn. During the mid 1970's to early 1980's, the Company manufactured high energy-density Ag-Zn batteries for submarines and submersibles for both main propulsion and auxiliary power. During the 1980's considerable development work was carried out for the US Navy to develop Ni-Cd batteries for nuclear submarines and for the U.S. Department of Energy ("DOE") to develop Ni-Zn batteries for electric vehicles. Historically, the Company's development activities were funded through corporate and government contracts as well as internal research and development funds.

    United States Government contracts, which represented the bulk of these contracts, are generally multi-year, cost reimbursement type contracts. Under cost-reimbursement contracts ERC is reimbursed for reasonable and allocable costs of materials, subcontracts, direct labor, overhead, general and administrative expenses, independent research and development costs and bid and proposal preparation costs, provided the total of such costs do not exceed the reimbursement limits set by the contract. In addition, the contract may bear a fixed fee or profit. The Company recently completed a cost reimbursement contract with the National Institutes of Health and currently has no other government contracts.

    In early 1997, ERC commenced the first stages of commercialization of its Ni-Zn battery technology, by entering into a license agreement with Corning, Inc. to develop the technology and to manufacture and market batteries worldwide. The Corning license was exclusive for all applications with the exception of electric vehicles and hybrid electric vehicles ("EV/HEVs") for which ERC retained all rights. During the latter part of 1997 and early 1998, Corning validated the performance of the Company's Ni-Zn battery technology. During fiscal 1998, Corning terminated the license with ERC for strategic business reasons.

    In February 1998, ERC entered into a license agreement (the "NanYa License Agreement") with a joint venture between NanYa Plastics Corporation of Taiwan, a Formosa Plastics Group company, and Xiamen Three Circles Co., Ltd. (formerly Xiamen Daily-Used Chemicals Co., Ltd.) of Xiamen, China for the use of the Company's Ni-Zn batteries in EV/HEVs in China on an exclusive basis and for certain countries in Southeast Asia on a non-exclusive basis. The NanYa License Agreement calls for payment of $5,000,000 in three stages and a royalty for the exclusive and non-exclusive territories. $1,500,000 has been paid to ERC under the NanYa License Agreement; $1,300,000 of this payment has been retained by ERC who will remain liable for any repayment of this amount which could be required in the event of unsatisfactory test results pursuant to the NanYa License Agreement. See "BUSINESS--Partnerships, Joint Ventures and Licenses."

    In July 1998, ERC entered into a license agreement (the "Three Circles License Agreement") with Xiamen Three Circles-ERC Battery Corp., Ltd. for the use of the Company's Ni-Zn batteries in electric bicycles, scooters, miners' cap lamps and other applications. The Three Circles License Agreement included an initial payment to ERC of $3,000,000. ERC used this $3,000,000 to obtain a 50.5% ownership in the Joint Venture. This Joint Venture will manufacture and sell batteries and pay royalties to ERC for the benefit of the Company under the terms of the Three Circles License Agreement. The Three Circles License Agreement will be subject to the terms of the License Assistance Agreement between ERC and the Company. ERC intends to obtain the consent of Xiamen and the Joint Venture and the approval of the appropriate examination and approval authority of the PRC to the transfer of the Joint Venture and the Three Circles License Agreement to the Company. See "BUSINESS--Partnerships, Joint Ventures and Licenses."

FISCAL 1998 COMPARED WITH FISCAL 1997

    Contract revenue decreased 87% to $19,000 in the 1998 period from $144,000 in the 1997 period. The decrease was due primarily to the completion of funding of the National Institutes of Health contract.

    License fee income increased 43% to $419,000 in the 1998 period from $292,000 in the 1997 period. The increase was due substantially to license fees received under the NanYa License Agreement and the battery license agreement with Corning, Inc. as described above. During the 1998 period, Corning, Inc. terminated its license with the Company. License fee income, net, in future periods will not include payments from Corning, Inc.

    Cost of revenue decreased 11% to $87,000 in the 1998 period from $98,000 in the 1997 period. The decrease was due primarily to the lower contract revenue partially offset by increased license costs.

    Administrative and selling expense increased 574% to $1,805,000 in the 1998 period from $268,000 in the 1997 period. The 1998 period reflects an increase in costs related primarily to the acceleration of the commercialization of the Ni-Zi battery technology. These included salary and fringe benefits, and legal and professional costs related to the creation of joint venture and licensing agreements with the Company's Chinese partner, the unconsummated acquisition of a battery manufacturing company, and the costs of the proposed Distribution and Rights Offering in connection with the spin off of the Battery Group. These costs amounted to $400,000, $280,000 and $240,000, respectively. The administrative and selling expense also includes approximately $620,000 of ERC's administrative and selling expenses allocated to the Company due to expanded battery activities. The administrative and selling expenses were allocated based upon revenue, research and development activity and administrative activity. Depreciation increased 12% to $45,000 in the 1998 period from $40,000 in the 1997 period. The increase was due primarily to the purchase of machinery, equipment and tooling to support the expanded battery activities. Research and development expense increased 104% to $1,832,000 in the 1998 period from $897,000 in the 1997 period. This was a result of increased costs as compared to fiscal 1997 relating to the commercialization of the battery technology.

INCOME TAXES

    The Company has recorded a tax benefit for its losses to the extent such losses have been recognized in the consolidated tax return of ERC.

    Subsequent to the Distribution, the Company's income tax provision will be recorded on a separate company basis, pursuant to the requirements of Financial Accounting Standard No. 109 "Accounting for Income Taxes."

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued the Statement of Financial Accounting Standard ("SFAS") No. 130 "Reporting Comprehensive Income" and No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 requires companies to report comprehensive income and SFAS No. 131 requires companies to report segment information as it is used internally to evaluate segment performance. These statements provide for additional disclosure requirements. The Company is required to adopt these new standards in fiscal 1999. In June 1998 the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activity" which is required to be adopted in all fiscal quarters in all fiscal years beginning after June 15, 1999. SFAS No. 133 is not expected to have a material impact on the Company at this time.

    During 1998, the American Institute of Certified Public Accountants ("AICPA") released its Statement of Position No. 98-1 ("SOP 98-1") "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" and Statement of Position No. 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities," both of which are effective for fiscal years beginning after December 15, 1998. SOP 98-1 requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. SOP 98-1 also requires that the costs related to the preliminary project stage and the post-implementation stage of an internal-use computer software development project be expensed as incurred. SOP 98-5 requires that the costs of start-up activities be expensed as incurred. SOP 98-5 requires companies to report the initial application of the standard as a cumulative effect of an accounting change. The Company is not required to adopt these standards until fiscal 2000. Management believes that the adoption of these standards will not have a material effect on the Company's results.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, the Company has obtained all of its financial needs from ERC. ERC has provided funding for all battery research activities under its research and development expense budget. ERC has also provided all of the funding for capital expenditures for the purchase of machinery and equipment for all battery activities.

    The Company has entered into a Services Agreement with ERC to provide certain management and administrative services and office, research and development and manufacturing support facilities and services to the Company. See "THE DISTRIBUTION--Relationship Between ERC and the Company after the Distribution--Services Agreement."

    The Company has entered into a lease for manufacturing and office space in Danbury, CT. The lease term is five years with a five-year option to extend. The annual rent is $171,000 for the first three years and increases to $178,125 in year four and $185,250 in year five. ERC has guaranteed the Company's performance of this lease. In the event of a default by the Company, ERC's liability is limited to $500,000 reduced each anniversary date of the lease by $100,000. Notwithstanding the foregoing, ERC's Guaranty terminates after the first anniversary of the lease upon the Company's Net Worth exceeding $3,000,000.

    The Company has entered into an agreement pursuant to which it can borrow up to $1,000,000 from First Union National Bank for the purpose of acquiring machinery and equipment for the new battery manufacturing plant. As of January 22, 1999, the Company had borrowed $821,000 under this facility. The note is due on June 30, 1999. ERC has unconditionally guaranteed the commitment and has pledged $1,000,000 of cash against the Note. The Note is payable from the proceeds of the Rights Offering.

    Additionally, on February 5, 1999, the Company entered into a Loan Agreement and Line of Credit Note to borrow up to $3,450,000 (including borrowings noted above) from ERC for working capital and capital expenditures purpose. The Line of Credit terminates on the earlier of August 5, 2000 or the date on which the Company has received net proceeds from the Rights Offering or other financing equal to at least $3,450,000. (See Note 11 to Notes to Financial Statements).

    The Company anticipates that it will raise at least $7,000,000 of net proceeds from the Rights Offering. The Company believes that these net proceeds, together with license payments anticipated to be received under the NanYa License Agreement, will be sufficient to support its planned operations for at least the next twelve months. The Company estimates that it will use at least $3,450,000 of cash to support its operations during this period, primarily to lease and equip a new facility for limited production and manufacturing purposes, for working capital and other general corporate purposes. See "USE OF PROCEEDS." The Company's cash requirements will vary depending upon a number of factors, many of which are beyond the control of the Company, including the demand for the Company's products, the efforts and success of the Company's licenses and joint venture partners in developing and marketing products incorporating the Company's technology, the development of battery markets, the level of competition faced by the Company and the ability of the Company to develop, market and license new products and effectively manage operating expenses. If and when the Company is required to raise additional funds, there can be no assurance that the Company will be able to so on favorable terms if at all. Failure of the Company to raise funds required to support its operations would have a material adverse effect on the Company's business, financial condition and results of operations and could result in a loss to the investors in the Rights Offering of their entire investment.

    Under the NanYa License Agreement, the Company expects to receive license fee income upon the successful completion of a battery test required by that Agreement. The Company expects to receive a portion of this license fee income during the second fiscal quarter of 1999, assuming the test's successful completion, and the remainder of the license fee income in fiscal year 2000. The amount of these payments is expected to be $2,000,000 and $1,500,000 in fiscal years 1999 and 2000, respectively.

    The Company expects to continue to enter into license agreements, to participate in joint manufacturing ventures and to expand its battery manufacturing facilities. To participate in joint manufacturing ventures and to expand its manufacturing facilities it may require additional capital.

    Working capital at October 31, 1998 was a negative $718,000. To date, ERC has provided all of the working capital needs of the Company.

YEAR 2000 COMPLIANCE

    The Year 2000 issue is a computer programming concern that may adversely affect the Company's information technology systems. The Company believes that it has taken reasonable steps to implement a Year 2000 compliance program designed to ensure that the Company's computer systems and applications will function properly beyond 1999. The Company is in the process of implementing a new system that is Year 2000 compliant and believes that adequate resources have been allocated for this purpose and expects the system implementation to be completed on a timely basis. The Company does not expect to incur significant expenditures to address this issue. However, there can be no assurance that the Company will identify all Year 2000 problems in its computer and other systems in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. The expenses of the Company's efforts to address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the revenue stream and financial stability of existing or future licensees, joint venture partners or customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in the Company's revenues and operating profitability.

QUANTITIVE AND QUALITIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE EXPOSURE

    The Company's exposure to market risk for changes in interest rates relates to the Company's short and long term debt obligations. The Company's notes payable are expected to be paid in full in 1999 and have terms ending in 2000. Based on the Company's overall interest exposure at October 31, 1998, including all interest rate sensitive instruments, a near-term change in interest rate movement would not materially affect the results of operations or financial position of the Company.

CURRENCY RATE EXPOSURE

    The Company's functional currency is the U.S. dollar. During 1998, ERC invested $3,000,000 in the Joint Venture. ERC intends to transfer the Joint Venture to the Company. This investment is currently being maintained in U.S. dollars. Since the cash deposit with the Joint Venture is in U.S. dollars, the Company's foreign currency risk is limited to the investment in the Joint Venture. To the extent that the Company expands its international operations, the Company will be exposed to increased risk of currency fluctuation.

                                    BUSINESS

THE COMPANY

    The Company is engaged in the development and commercialization of an innovative, patented, Nickel-Zinc ("Ni-Zn") rechargeable battery, as well as the research and design of other advanced battery technologies. The Company believes that its Ni-Zn battery technology offers high energy density and low material costs, resulting in a low weight, high power battery with a substantial price advantage over other comparable technologies. The Company's Ni-Zn battery has been used on a limited test basis in a range of rechargeable battery applications, including bicycles, scooters, electric vehicles, trolling motors for boats, and lawn mowers. The Company also believes that its Ni-Zn battery may be used in other rechargeable battery applications, including electric wheelchairs, golf carts, power tools, and consumer and electronic products. The Company intends to commercialize its Ni-Zn technology through a combination of direct sales, licensing agreements and joint venture relationships.

    The Company has operated as the battery group of ERC since 1970. Since its inception, ERC has exclusively focused on the development and engineering of electricity production and storage by electrochemical means. The technologies which the Company, as part of ERC, has developed are appropriate for large advanced rechargeable batteries for electric vehicles as well as small rechargeable batteries for consumer products.

    As part of ERC, the Company's product sales emphasized very high performance cells for submarine, aerospace and military markets where application needs and engineering excellence outweighed low cost as the greatest concern. Several battery technologies were pursued, including silver-zinc ("Ag-Zn"), nickel cadmium ("Ni-Cd"), and Ni-Zn. During the mid 1970's to early 1980's, the Company manufactured high energy density Ag-Zn batteries for submarines and submersibles for both main propulsion and auxiliary power. During the 1980's considerable development work was carried out for the US Navy to develop Ni-Cd batteries for nuclear submarines and for the U.S. Department of Energy ("DOE") to develop Ni-Zn batteries for electric vehicles. Historically, the Company's development activities were funded through corporate and government contracts as well as internal research and development funds.

    At present, the Company is focusing its efforts on the development, demonstration and commercialization of its advanced Ni-Zn rechargeable battery. The Company has developed patented technologies for use in its Ni-Zn batteries which permit the manufacture of batteries that have long cycle life and are lighter in weight and lower in cost than comparable batteries currently available. The Company believes its batteries can compete cost-effectively with Ni-Cd and nickel metal hydride ("NiMH") batteries and with lead acid batteries in certain applications. Use of the Company's proprietary process in the construction of Ni-Zn batteries has the additional advantage of having very low environmental impact compared to lead-acid or Ni-Cd batteries.

    The Company believes that its Ni-Zn batteries represent a potential source of significant revenue once commercialization of such products is fully undertaken. ERC has begun licensing the Ni-Zn technology to third parties within the past year and currently has two license agreements, the NanYa License Agreement, which will be assigned to the Company, for the use of the Company's technology in batteries developed for EV/HEVs in China, Taiwan and certain other countries in Southeast Asia, and the Three Circles License Agreement for the use of the Company's technology in batteries to be used in miners' cap lamps and two and three wheel vehicles, including bicycles, scooters and off-road vehicles in China and Southeast Asia. In connection with the Three Circles License Agreement, ERC has also entered into a joint venture agreement with Xiamen Three Circles Co., Ltd. and has received a 50.5% ownership interest in the Xiamen Three Circles-ERC Battery Corp., Ltd., for the manufacture and sale of batteries under the terms of the Three Circles License Agreement. The benefits and obligations of the Three Circles License Agreement and the Joint Venture Agreement will be transferred to the Company pursuant to the terms of the License Assistance Agreement.

    To further commercialize its Ni-Zn technology, the Company intends to pursue a range of battery markets, each of which has performance requirements aligned with the benefits Ni-Zn offers. However, since these markets range from moderately-sized, current battery applications to large future markets, such as electric vehicles, the Company intends to pursue a range of business strategies. To capitalize on these opportunities, the Company plans to manufacture and sell directly to OEMs, as well as continue to enter into joint venture agreements, and license its technology to larger organizations with established manufacturing or distribution capabilities in specific markets.

BATTERY TECHNOLOGY

    A battery is an electrochemical apparatus used to store energy and release it in the form of electricity. There are two types of batteries, primary and rechargeable batteries, also known as secondary batteries. A primary, or disposable, battery is used until discharged and then discarded. A rechargeable, or secondary, battery can, after discharge, be recharged and used again. The Company's Ni-Zn batteries are designed to be rechargeable.

    Rechargeable batteries can often be used in battery applications where primary batteries are most commonly employed. The Company is conducting research and development of an advanced, rechargeable zinc-manganese dioxide battery designed to compete with the most common consumer AA, C, D, etc. batteries. Primary batteries are, in most cases, too costly for widespread use in applications currently utilizing rechargeable batteries.

    No one battery system is ideal for all rechargeable applications. There are numerous performance variables which vary in importance by application. Each commercially available battery system is stronger in certain areas and weaker in others. Important variables include: voltage; energy capacity per unit weight (energy density); energy capacity per unit of volume (volumetric energy density); power or discharge rate capability (how rapidly energy can be drawn from the battery or specific power); cycle life and how this varies with discharge rate and depth of discharge; response to ambient temperatures; rate of self-discharge; shelf life in charged and discharged states; size, shape and design flexibility; time and other constraints on recharging; safety, environmental and disposal considerations; and various application-specific considerations. The needs of various battery applications place a different priority on these characteristics, and, thus, require different solutions. In addition, for each anode/cathode combination there are many alternative ways to design a battery, involving choices of electrolyte and electrode materials and how components are shaped and manufactured. Design choices involve trade-offs, and as a result improvement in one element of a battery's performance often comes at a sacrifice of another characteristic. A battery optimized for just one characteristic may not be competitive if its performance in other areas is inferior.

    The Company selected Ni-Zn for development because of its potential to compete well in several large rechargeable battery markets. The following chart compares Ni-Zn to certain other competitive battery technologies.

                      BATTERY PERFORMANCE CHARACTERISTICS

                            NICKEL-ZINC     LEAD-ACID(1)     NICKEL-CADMIUM(1)      NICKEL-MH(1)     LITHIUM-ION(1)
                           --------------  --------------  ----------------------  ---------------  ----------------
Energy Density (Wh/kg)...         60--80           35-40              45--55              60--80          100--150
Specific Power (W/kg)....            500            >200                 500            100--185               100
Cycle Life (deep
  discharge).............            600        200--300           700--1200           700--1200         400--1200
Cost ($/Wh)..............     0.15--0.50(2)    0.10--0.30          0.5--1.50          1.00--3.00        1.50--5.00

------------------------------

(1) Handbook of Batteries, Edited by D. Linden (Second Edition) McGraw-Hill Publisher (1995).

(2) The cost estimate assumes the high volume production levels anticipated to be achieved in a large-scale manufacturing facility. There can be no assurance that the Company will achieve these cost estimates.

    The following explains some of the key characteristics by which battery systems are measured and compared:

    ENERGY DENSITY measures the capability of the battery to store energy, in watt-hours per kilogram, which is critical to a battery's competitiveness. The greater the energy density, the lower the weight and generally the smaller the package required to store and deliver a given amount of energy. Ni-Zn has about twice the energy density of lead-acid systems and also has higher energy density than Ni-Cd. Ni-MH has an energy density comparable to Ni-Zn, and is currently being used for electric vehicle applications.

    SPECIFIC POWER measures the ability to deliver power on demand and satisfy the needs of a high current-drain device. Lead-acid is typically the best known for starting a car. This is one of Ni-Zn's strongest capabilities, with instantaneous power equal to Ni-Cd and significantly greater than Ni-MH. In power tools, HEV and EV applications, this characteristic is as important as energy density or total capacity. In lower current-drain applications like laptops or hearing aids, energy density and practical run-time are more important and lithium-ion and high energy-density, low current-drain zinc-air systems are commonly used.

    CYCLE LIFE is a measure of how many times the battery can be recharged before it is replaced, which is important in affecting the cost in use and, to an extent, convenience. Discharge and recharge cycles can be repeated a number of times in rechargeable batteries, but the achievable number of cycles (cycle life) varies among technologies and is an important competitive factor. All rechargeable batteries experience a small, but measurable loss in energy with each cycle. The industry commonly measures cycle life in number of cycles a battery can achieve until 80% of the battery's initial energy capacity remains. With only a modest 10% discharge, a Ni-Zn battery would be capable of over 11,000 (shallow discharge) cycles. Cycle life is application-specific, temperature-dependent and driven by several other factors.

    The deep discharge cycle life of the Company's current Ni-Zn battery is competitive for its intended applications. However, gradual improvement from over 600 cycles currently to 1000 deep discharge cycles in the future is one research objective. This would increase the life-span in use for motive power applications and make the cells even more cost-competitive.

    COST is obviously important to the success of a battery system. With automated production lines, lead-acid is the lowest cost rechargeable battery today. In volume production the Company believes its Ni-Zn's cost will be close to that of lead-acid and will offer higher performance. Competing high-performance battery systems, such as Ni-Cd or Ni-MH, are unlikely to match Ni-Zn's cost even with mass production, due to substantially higher material costs. However, because the Company has not yet produced any of its Ni-Zn batteries for volume production, there can be no assurance that the Company's estimates of cost of volume production of its batteries will be accurate.

    ENVIRONMENTAL AND SAFETY ISSUES surround most battery systems. Both nickel and zinc, while not entirely harmless, are relatively benign compared to other high-performance, rechargeable electrode materials. Lead is toxic, however there are currently systems in place in the developed world to recycle lead. There is pressure in Europe to ban or require recycling of Ni-Cd batteries due to the poisonous nature of cadmium. It would be desirable, but difficult, to recycle metal hydrides, given their high cost. Recharging batteries produces heat and, in some systems, hydrogen. Li-ion batteries have caught fire. The Company's Ni-Zn design appears to have no intrinsic safety problems. The prospect of stricter environmental legislation relating to the manufacture, disposal and recycling of batteries containing lead or cadmium, both of which are hazardous and toxic, if enacted, could enhance the attractiveness of the Company's Ni-Zn battery.

COMPANY PRODUCTS

    The Company believes that its Ni-Zn battery represents a promising commercial battery technology because of its long cycle life, high energy density, and low material costs. Additionally, the low environmental impact of materials contained in the Company's batteries compared to that of lead-acid or Ni-Cd batteries provides advantages from an environmental standpoint. The Company's Ni-Zn battery combines a low-cost, light-weight nickel electrode with the high-energy of environmentally benign zinc to produce a rechargeable battery having a voltage 30% higher and an energy density per unit weight approximately 30% greater than that of conventional Ni-Cd batteries. In tests conducted by the Company, the Company's batteries have approximately 600 deep discharge cycles and approximately 11,000 shallow discharge cycles. The Company believes that its Ni-Zn batteries are suited to a wide range of applications including, among other things, scooters and bicycles, electric vehicles, electric wheelchairs, trolling motors for boats, lawn mowers, power tools, consumer and electronic products, emergency and other portable lighting systems and automobile starting, lighting and ignition.

    The rechargeable Ni-Zn battery was first patented in 1923. During the early 1980's extensive research and development efforts were made by others to develop a Ni-Zn battery with a satisfactory cycle life; these efforts were not successful. More recently, the Company has solved many of the problems which had been associated with the short cycle life. Patents have been granted to ERC and will be transferred to the Company as part of the Distribution in which the zinc electrode solubility (shape change) has been greatly reduced and construction features provide for a sealed maintenance-free construction. In tests conducted by the Company, the Company's batteries have achieved over 600 charge-discharge cycles with only a 20% loss in capacity.

    The Ni-Zn cell developed by the Company consists of layers of positive (nickel) electrodes and negative (zinc) electrodes separated by both electrolyte absorptive layers and microporous separator layers. The Company plans to manufacture a range of cells in various energy capacities. These cells can then be arranged in series and packaged to produce convenient voltages, such as typical 12 volt blocks. The Company is supplying demonstration batteries to various potential customers for evaluation and is conducting in-house testing of its batteries for electric vehicles, electric bicycles and scooters. The EV batteries are being evaluated in a European vehicle produced in Germany and are also being supplied for evaluation to another European vehicle produced in Norway. The batteries being evaluated in these vehicles have both recently undergone successful preliminary testing, achieving ranges for these vehicles approximately 2.5 times greater than that produced by lead acid batteries of approximately equivalent weight. Also, batteries are being supplied to an Italian company for electric scooters and to several start-up electric bicycle companies in the United States. The Company is also working with bicycle companies in China through ERC's joint venture partnership in Xiamen, China (Xiamen Three Circles-ERC Battery Corp., Ltd.) to begin manufacture of the Company's batteries which is currently anticipated to begin on a small scale in late fiscal 1999.

    The Company operates an extensive test facility for evaluation of all the various size cells and modules being manufactured. At any given time there are usually over 300 cells and batteries being life-tested by the Company.

BUSINESS STRATEGY

    The Company's strategic goals are to rapidly commercialize its Ni-Zn technology, maintain and increase its technical leadership in Ni-Zn, develop new battery businesses which build on its Ni-Zn technology and continue to develop other advanced battery technologies. The Company is implementing a business strategy with the following components:

    MANUFACTURE AND SELL RECHARGEABLE BATTERIES TO OEMS: The Company has leased and plans to equip a small-scale manufacturing plant in the United States to make Ni-Zn batteries for sale to OEMs beginning in mid-1999. This plant is intended to supply the lower volume, more specialized target markets which are expected to be early users of Ni-Zn such as wheelchairs, lawn mowers, marine and other motorized products.

    LICENSE NI-ZN TECHNOLOGY: The Company has, and intends to continue to, license its technology to entities who have the capability to develop geographical markets for Ni-Zn batteries. License agreements are expected to be restricted for selected application markets and geographical territories. Licensing arrangements will require licensees to pay the Company royalties on sales and, where feasible and appropriate, up-front fees for technology transfer.

    ENTER INTO JOINT VENTURES AND EQUITY PARTICIPATIONS WITH LICENSEES: ERC has and the Company may continue to seek equity participation in the battery businesses of its licensees. Ownership positions in such licensees may be part of the license structure. Cash payments for ownership positions negotiated to date have been made from the proceeds of license fee payments payable to ERC.

    IDENTIFY LICENSEES TO PRODUCE SPIRAL-WOUND NI-ZN BATTERIES: The Company does not currently plan to invest in the manufacture of standard-sized, small, spiral-wound rechargeable batteries comparable to the AA, Sub-C and C conventional batteries used in high-volume applications such as consumer and electronic products. The Company intends to pursue one or more licensees to produce and market these cells. These licensee partners may be established battery manufacturers rather than OEMs or new entrants into the battery business.

    IMPROVE NI-ZN BATTERY AND DEVELOP ALKALINE BATTERY: The Company intends to continue its research and development efforts to improve its Ni-Zn battery, most notably with respect to cycle life. In addition, the Company plans to devote substantial research and development efforts to developing another related alkaline battery technology.

    Because the Company's strategy is a long term strategy, the Company does not anticipate that the net proceeds from the Offering will be sufficient to fully implement its strategy.

MARKETS

    Electric vehicles and hybrid electric vehicles and a range of motive power applications are significant potential markets for the Company's Ni-Zn battery. The Company believes that markets for the Ni-Zn battery include the existing markets for Ni-MH and Ni-Cd, such as power tools, high-end portable lighting, and consumer and electronic products. In addition, the Ni-Zn battery has the potential to compete in the upper cost segment of the lead acid battery markets where it would enjoy a substantial weight advantage.

    SIZE AND GROWTH

    The world battery industry totals approximately $33 billion of manufacturers' shipments, growing at 6-8% per year. This total includes primary batteries ($9.8 billion), motive power batteries ($2.1 billion), high performance rechargeable batteries ($6.1 billion) and starting, lighting and ignition batteries ($15 billion). These four major types of batteries are sold into a wide array of different markets, some of which the Company does not intend to enter. These different markets frequently require different battery systems and have different competitors.

    REQUIREMENTS

    EVS AND MOTIVE: The Company estimates that the total worldwide market for EVs/HEVs and other motive power that could use the Company's batteries was $700 million in 1997; however, precise statistics are not available. The market for electric vehicles is now in the early stages of development and many of the vehicles on the road are prototypes. The market for EVs is predicted to grow rapidly after the year 2000, and projections for annual growth rates for EV's and motive batteries are expected to accelerate from 7% annually from 1997-2002 to approximately 22% annually, reaching $8 billion of sales in 2007.

    Successful battery development has been a barrier to the emergence of a large EV market. Lead-acid batteries, while potentially cost effective, are too heavy to give adequate vehicle range. Other higher energy density battery systems including Ni-MH, Ni-Cd, lithium-ion ("Li-ion") as well as Ni-Zn are being tested in vehicles. The Company believes that its Ni-Zn battery has adequate energy density to permit acceptable vehicle range and has the potential to be produced at lower cost than the most likely other contenders for the EV market.

    Recently, HEVs have also received more interest and development efforts. An HEV combines a battery/electric motor drive, which is typically used for acceleration to a predetermined speed, with an alternative drive system, such as a small internal combustion engine, which takes over when the power requirements are lower at steady highway speed. Toyota has reported mileages of greater than 60 mpg for its Prius HEV. HEVs are likely to use similar battery systems to EVs, albeit in smaller capacity battery packs.

    The other motive power applications for rechargeable batteries include scooters and bicycles; industrial trucks; neighborhood vehicles; golf carts; electric wheelchairs, and marine batteries. These markets are primarily supplied by lead-acid (and some Ni-Cd) batteries today. These markets have been grouped with EVs rather than automotive batteries because of their need for the deeper discharge (deep cycle) capability which is required in the EV/HEV markets.

    The motive power markets differ in their requirements, however. Target markets for the Company's battery include the electric bicycle market, particularly in China and the electric wheelchair market; however, there can be no assurance that these markets will develop as projected. The deep-cycle marine market values the benefit Ni-Zn offers in providing a multi-year life; the industrial truck market, in contrast, sees little benefit to weight savings as lead-acid batteries are used as counterweights. The Company believes its Ni-Zn technology is particularly well suited to motive power applications due to its combination of low weight, high specific power and acceptable cost.

    HIGH PERFORMANCE AND OTHER RECHARGEABLE BATTERIES: The worldwide market for rechargeable batteries, excluding automotive, motive power and specialty battery systems is approximately $6.1 billion, growing at 7% to 8% per year. The following table details the market size and growth of this market, and are estimated from a variety of industry sources. The growth rate of individual application markets varies widely, with the small cell, portable rechargeable markets generally representing the faster-growing sectors, resulting primarily from the continued development and proliferation of new portable electronic products. There can be no assurance that these projected growth rates will be achieved.

                                                                       1997 SALES       GROWTH RATE
                                                                       ($ BILLION)     (% PER YEAR)
                                                                      -------------  -----------------
Power Tools.........................................................          2.0                8
Emergency Power & Light.............................................          1.5                7
Telephones & Communications.........................................           .8               10
Military/Aerospace..................................................           .5                4
Computers & Electronics.............................................           .4               12
Medical.............................................................           .3               15
Toys................................................................           .3                6
Power Condition.....................................................          .15                5
Signaling...........................................................          .15                5
                                                                               --               --
  TOTAL.............................................................          6.1              7.8
                                                                               --               --
                                                                               --               --

    The market for portable rechargeable batteries consists of three major technologies and is measured on a per unit basis as follows: 1) Ni-Cd, presently approximately 50% of the market, 2) Ni-MH, approximately 32% of the market and
3) lithium-ion ("Li-ion"), approximately 14% of the market. Approximately 75% of all cells are assembled into battery packs for use in a variety of portable devices. Increasingly, these packs contain sophisticated electronics for power management and safety.

    Ni-Cd is the oldest commercialized rechargeable system in the market. Ni-Cd cells can be employed in battery packs without high-cost electronics and safety devices and enjoy a substantial price advantage over Ni-MH and Li-ion cells. In the last decade, Ni-Cd has increasingly been the subject of tightening environmental and workplace regulations and related pressures for recycling and mandatory collection due to the toxicity of cadmium as a principal component. However, pressures to enforce mandatory collection schemes or even to ban Ni-Cd have partially abated due to industry-wide recycling efforts. Although Ni-Cd will remain attractive in certain applications which do not experience a significant performance benefit from other technologies and are sensitive to their higher cost, industry analysts believe growth in this segment will remain relatively flat.

    Ni-MH technology, which typically offers a 25% to 40% advantage in energy density relative to Ni-Cd, was commercialized in the early 1990's. Because it employs a metal hydride electrode rather than a cadmium electrode, Ni-MH is considered an environmentally preferred technology and has increased its market penetration in several applications and geographic regions as a result of this attribute. However, Ni-MH cells and batteries typically carry a substantial cost premium relative to Ni-Cd.

    Li-ion battery technology was also commercialized in the early 1990's. Production of Li-ion cells has increased from 15 million cells in 1994 to an estimated 200 million cells in 1997. Li-ion technology offers the highest energy density of all commercial rechargeable technologies on the market today. On a weight basis, the technology offers 2 to 3 times the energy content of Ni-Cd and offers higher voltage (3.6 volts per cells) than Ni-MH or Ni-Cd (1.2 volt) technologies. Lithium-based technologies are expected to experience high growth rates. Li-ion cells and batteries are expected to continue to be more expensive than the Company's Ni-Zn cells.

    Ni-Zn technology is in the early stages of commercialization by the Company. Ni-Zn cells can be employed in battery packs without high-cost electronics and safety devices. Ni-Zn cells are considered the safest and most environmentally benign of the rechargeable technologies available today. The Company expects Ni-Zn to enjoy a substantial price advantage over Ni-Cd, as well as Ni-MH and Li-ion battery system, assuming high volume production levels. Ni-Zn cells offer a 30% volts per cell advantage over Ni-MH and Ni-Cd. The Company believes that Ni-Zn's greatest benefits will be in rechargeable battery markets that require a high specific power (i.e., a high wattage capability per unit of weight), high specific energy (i.e., a high capacity per unit) and a favorable cost, such as EV/HEV, power tools, bicycles and neighborhood transportation.

    Ni-Zn also offers a weight advantage over current starting, lighting and ignition batteries, due to its higher specific energy, as well as other performance advantages which the Company believes may be of only minor benefit to automotive OEMs. The Company's Ni-Zn batteries are being tested by a European automotive OEM for use in higher voltage electrical systems for vehicles. These benefits may offset the moderately higher cost of Ni-Zn. The success of the Company in capturing a market share in the starting, lighting and ignition market will depend on, among other factors, the timing and degree to which automotive manufacturers adopt these higher voltage electrical systems.

    PRIMARY BATTERIES: Primary battery sales were estimated to be $9.8 billion in 1997 on a worldwide basis. This market is estimated to be growing at an annual rate of 7-8%, resulting primarily from sales growth of consumer and electronic products.

    The portable primary battery industry consists primarily of three major technologies: alkaline 69% of the market; carbon-zinc or chloride-zinc, 7% of the market; and lithium, 7% of the market. An additional 7% of the market is comprised of other primary chemistries including silver-oxide, zinc-air and mercury batteries.

    Alkaline batteries, with a growth rate of approximately 9% annually, are expected to continue to dominate the consumer market. Consumer applications range widely, from flashlights to products such as motorized toys, electronic games, tape players, compact disk players, radios and other portable electronics products. Industrial applications include battery powered equipment used in the workplace and for OEM applications including computer clock power supplies and various portable products packaged with batteries.

    Portable rechargeable batteries compete for many of the same markets as primary batteries, particularly in those applications which require a relatively high current drain where disposable batteries can be costly. Ni-Cd rechargeables have the largest share of these markets. The Company does not intend to compete with its Ni-Zn batteries for the primary battery market, other than through licensees, although research is being conducted by the Company with respect to other zinc rechargeable batteries which may offer consumers the economic savings of rechargeability at a modest initial cost premium over an alkaline battery. See "--Research and Development."

COMPETITION

    Competition in the battery industry is, and is expected to remain, intense. Competitors range from development stage companies to major domestic and international companies, most of which have financial, technical, manufacturing, marketing, sales and other resources significantly greater than those of the Company. There are at least two, and possibly more, other battery manufacturers in the world who have demonstrated interest in developing and marketing Ni-Zn rechargeable batteries. The Company does not perceive these competitors, who are significant battery producers, to be its prime competition as their technology development is believed to be less advanced than that of the Company. The Company expects to be competing against suppliers of lead-acid, Ni-Cd, and Ni-MH rechargeables, as well as other rechargeables and potentially primary battery technologies. The Company is competing on the basis of battery performance, the price and economics of its batteries, as well as usage considerations (stability, safety, environmental).

    Lead-acid rechargeable batteries are mass produced at low cost for the automotive starting, lighting and ignition market. Ni-Zn batteries are likely to remain more costly than lead-acid batteries but offer advantages in performance. The Company only intends to compete against lead-acid batteries in the more specialized markets willing to pay a price premium for superior performance. Major suppliers of such batteries include Johnson Controls and Exide. Several other battery manufacturers are attempting to develop and market higher performance versions of lead-acid batteries. The Company believes it is unlikely that those developments will match the performance of Ni-Zn.

    Most of the world's major automotive companies are engaged in electric vehicle development and limited production. Vehicles vary from prototypes to commercial offerings. Many automotive companies, as well as major battery manufacturers, are sponsoring the development of higher performance batteries for EV's. For example, General Motors, Ford and Chrysler are members of the US Advanced Battery Consortium. Numerous battery chemistries are being pursued so that there is uncertainty over the system of choice long term. Ni-MH appears to currently be the most popular choice among technologies which can broadly match Ni-Zn's performance. Because of significantly higher material costs the Company believes Ni-MH batteries will be more costly to produce than Ni-Zn.

    Ni-Cd and Ni-MH rechargeable batteries are mass produced. The Company believes that its Ni-Zn batteries can be made at lower cost in volume production and offer generally comparable to superior performance. Ni-Cd and Ni-MH batteries are currently supplied to consumer products and consumer electronics OEMs by battery manufacturers who are frequently affiliated with the OEMs. These relationships and the substantial lead times OEMs require to incorporate new battery designs into their products, could hinder the Company's attempt to substitute for Ni-Cd and Ni-MH batteries.

    Lithium-based battery systems offer significant performance advantages over many other rechargeable battery technologies. Lithium batteries are currently substantially more costly than Ni-Cd and even Ni-MH cells but have found applications willing to pay the price premium for enhanced performance. The Company only intends to compete with Ni-Zn against lithium in those applications where there is a value-conscious sector of the market. Several manufacturers currently offer lithium batteries to consumers and to OEMs in substantial volumes, and have announced that they are increasing manufacturing capacity.

SALES AND MARKETING

    The Company intends to build a sales and marketing organization to focus on the following;

    - To generate direct sales to OEMs and distributors in selected applications and geographical territories.

    - To develop joint venture partnerships for manufacturing and distribution in applications and geographical territories for which the Company believes strategic partners can improve its chances of success.

    - To license its technology and know-how to strategic partners in applications and geographical territories for which the above two business models are not appropriate.

    The Company will focus its direct marketing efforts on those applications which represent specialty niches where the Ni-Zn battery technology has significant competitive advantages and where the channels of distribution are relatively narrow. An example of such an application is the electric wheelchair market. For those areas where broad distribution is required, the Company believes a joint venture manufacturing and/or sales partnership with companies who have a position in the distribution channels will be a more effective way to exploit the technology in a shorter amount of time. An example of such an application and a geographical area is the Company's license agreement and joint venture with Xiamen for China and Southeast Asia. The Company intends to license its technology for those applications which require very large capital investment in manufacturing and very broad distribution channels, such as consumer electronics and power tools. See "--Partnerships, Joint Ventures and Licenses."

    Upon establishment of the core joint venture manufacturing and sales agreements, the Company expects to use the manufacturing capability of the joint ventures to sell directly to OEMs in other geographical territories. An example may be to use the China joint venture production capability for batteries for bicycles to satisfy the North American and/or European markets for these products.

    The Company expects to employ an initial sales and marketing organization consisting of a marketing and sales manager and three sales engineers, each specializing on one or more applications. The Company has hired a new Director of Marketing and Sales. See "MANAGEMENT--Key Employees." The Company currently employs a sales representative for Europe, MATEC GmbH, and the representative arrangement is expected to continue.

PARTNERSHIPS, JOINT VENTURES AND LICENSES

    In January 1997 ERC entered into a license agreement with Corning, Inc. to continue the development of the Ni-Zn battery and to manufacture and market batteries worldwide. This license was exclusive for all applications with the exception of EV/HEVs for which ERC, the parent of the Company, retained all rights.

    After approximately one and one-half years and having successfully validated the performance of the Company's technology, Corning decided for strategic business reasons to discontinue its development of certain energy related products, including the Company's batteries, and as a result discontinued the license agreement with ERC. This has allowed the Company to seek business opportunities which had previously been reserved exclusively for Corning.

    In February 1998, ERC entered into a license agreement (the "NanYa License Agreement") with a joint venture between NanYa Plastics Corporation of Taiwan, a Formosa Plastics Group company, and Xiamen Three Circles Co., Ltd. of Xiamen, China for the use of the Company's Ni-Zn batteries in EV/HEVs in China, Taiwan, Hong Kong and Macao on an exclusive basis and for certain other Southeast Asian countries on a non-exclusive basis. The license agreement calls for the payment of $5,000,000 in three stages. The payments include $1,500,000 received by ERC in 1998, $1,300,000 of which was not transferred to the Company, a further $2,000,000 to be paid to the Company upon completion of certain conditions which the Company expects will occur in the second fiscal quarter of 1999, and a final payment of $1,500,000 to be paid to the Company upon completion of duplication of the battery at its facilities in China. In addition, the NanYa License Agreement requires the licensee to pay to the Company royalties on sales of batteries during the term of the Agreement. At either party's option, the license may become non-exclusive with respect to all covered territories after a certain time period, in which case the percentage royalty payable on product sales will be reduced. The NanYa License Agreement provides that

ERC has the right to invest the final payment in equity in the joint venture manufacturing and sales organization formed between NanYa Plastics and Xiamen Three Circles Co., Ltd. ERC has agreed to seek the consent of the other parties to the NanYa License Agreement to the assignment of such Agreement to the Company; while the Company does not anticipate a problem in obtaining this consent, the failure to do so could result in the Company being unable to invest in such joint venture even if it chooses to do so.

    In July 1998, ERC entered into a joint venture with Xiamen Three Circles Co., Ltd. ("Xiamen"), called Xiamen Three Circles--ERC Battery Corp., Ltd. (the "Joint Venture"). Prior to forming the Joint Venture, ERC entered into a Technology Transfer and License Contract (the "Three Circles License Agreement") with Xiamen for the use of the Company's Ni-Zn batteries in electric bicycles, scooters, three-wheel vehicles, off-road vehicles, and miner's safety lamps in China on an exclusive basis and in Southeast Asia on a non-exclusive basis. The license was entered into with the agreement of Xiamen to make the Joint Venture a party to the Three Circles License Agreement in its place following the formation of the Joint Venture. The license included an initial payment to ERC of $3,000,000. ERC used this $3,000,000 as its initial investment in the joint venture, and received a 50.5% share of the Joint Venture. ERC reserves exclusive rights for exporting batteries from the Joint Venture to other territories outside of the exclusive and non-exclusive field territories. The Company expects to use the production capability of this Joint Venture to produce batteries to sell to OEMs and distributors. Pursuant to the Three Circles License Agreement, the Joint Venture must also pay ERC certain royalties based upon the net sales of Ni-Zn batteries sold, leased or transferred in the applicable territories. In addition the Joint Venture may sub-license the Company's technology to third parties in China, Hong Kong, Taiwan and Macao on a non-exclusive basis.

    The Joint Venture is managed by a Board of Directors consisting of five individuals, two of whom are appointed by Xiamen-Three Circles Co., Ltd. and three of whom are appointed by ERC. Under the Joint Venture contract, ERC is responsible for assisting the Joint Venture with the selection and purchase of machinery, equipment and materials outside China; assisting the Joint Venture in marketing, sales and distributions of batteries outside of China; assisting the Joint Venture's working personnel in obtaining visas for entrance to the United States for necessary training; handling matters in respect to export licenses for technology as relates to the Three Circles License Agreement; and handling other matters as requested by the Board of Directors of the Joint Venture.

    The Joint Venture contract anticipates that the Joint Venture will derive revenue primarily from sales of batteries ("Battery Revenue") and from sub-licenses of ERC's technology, including revenue received from payment for the transfer of the technology ("Sub-License Transfer Revenue") and revenue received from the payment of royalties for use of the technology ("Sub-License Royalty Revenue") (collectively, "Sub-License Revenue"). The Joint Venture will allocate the costs and expenses of producing Battery Revenue and Sub-License Revenue to separate accounts containing funds received in respect of Battery Revenue and Sub-License Revenue. Sub-License Revenue will be allocated to sub-accounts for Sub-License Transfer Revenue and Sub-License Royalty Revenue. Under the terms of the contract, after certain royalties and other priority returns are paid to the Joint Venture partners from the Battery Revenue and Sub-License Revenue sub-accounts, the net income of the Joint Venture is shared by the Joint Venture partners in accordance with their respective interests. Distributions are generally either made quarterly or annually, depending upon the nature of the payment.

    The Joint Venture contract may be terminated by either party upon a material breach of the contract or upon bankruptcy of either party to the contract. The Joint Venture contract is governed by the laws and pertinent rules and regulations of the PRC.

    In order for ERC to transfer the Joint Venture contract and the Three Circles License Agreement to the Company, ERC has been advised by its local counsel that the consent of Xiamen and the Joint Venture and the approval of the appropriate examination and approval authority of the People's Republic of China is required. ERC has agreed to seek these consents and approvals, however, there can be no assurance that these consents and approvals will be obtained on a timely basis or at all. Pending receipt of these consents and approvals, ERC and the Company have entered into a License Assistance Agreement pursuant to which the Company has agreed to provide all services and assistance necessary for the Company to effectively fulfill, on behalf of ERC, all of ERC's obligations under the Joint Venture contract and Three Circles License Agreement in exchange for payment to the Company by ERC of all remuneration paid and other benefits accruing to ERC pursuant to such agreements.

    The relationship between ERC and the Company in connection with The Three Circles License Agreement and the Joint Venture contract will also be governed by the License Assistance Agreement. See "THE DISTRIBUTION--Relationship Between ERC and the Company after the Distribution--License Assistance Agreement."

MANUFACTURING AND RAW MATERIALS

    All the materials required to manufacture the Company's Ni-Zn battery are readily available from multiple sources in North America. The Company's principal raw materials for the production of its battery products are nickel and zinc. Prices for both nickel and zinc, as commodities, are subject to market forces beyond the control of the Company.

FACILITIES AND EQUIPMENT

    CURRENT FACILITIES

    The current battery group's facilities occupy 7,300 square feet of space within an ERC building, comprising research and development laboratories, an electrical cycling/testing area, a prototype battery building area and 1000 square feet of office space. The Services Agreement provides for the use of this space until the Company moves into its new facilities in mid-1999 in exchange for the payment of the Company's pro rata portion of all building related costs and expenses.

    Capital equipment currently in use by the battery group was transferred at its depreciated book value to the Company. This includes six electrical formation and test systems, four Schultz French rolling machines, an Amtech Advanced Ultrasonic welding system, a metal perforating system, and an electrochemistry laboratory.

    NEW FACILITIES

    The Company has entered into a lease for approximately 28,500 square feet of space in Danbury, Connecticut, to be used as a small-scale manufacturing plant for Ni-Zn battery production and for office space. The lease term is five years with an option for the Company to extend the term for an additional five years. The annual rent is $171,000 for the first three years and increases to $178,000 in year four and $185,000 in year five. ERC has guaranteed the Company's performance under the lease. In the event of a default by the Company, ERC's liability is limited to $500,000 reduced each anniversary date of the lease by $100,000. Notwithstanding the foregoing, ERC's Guaranty terminates after the first anniversary of the lease upon the Company's net worth exceeding $3,000,000. The small-scale Ni-Zn manufacturing plant will be designed to be flexible enough to produce batteries for the different markets which will be pursued. Different size batteries will be produced by combining different numbers of a common cell design into varying combinations of cells in series and parallel arrangements. The intended flexibility precludes investment in a completely automated facility which would have the potential for the lowest direct labor cost per unit. As the markets for higher volume batteries are proven, the Company intends to progressively automate production to reduce production costs.

ENVIRONMENTAL, SAFETY AND REGULATORY

    Ni-Zn batteries are more environmentally acceptable than other commonly available rechargeable battery systems. Ni-Zn batteries contain no cadmium, mercury or other highly toxic materials which are difficult to dispose of under current environmental regulation. The Company anticipates very little waste generation due to the simple manufacturing technology utilized. There are no effluents in waste water.

Electrode materials in dough form can be reprocessed and reutilized in the process, thereby producing low levels of waste. The solvent used in the electrode production process can be reclaimed, purified and reintroduced into the manufacturing process with low levels of waste.

PATENTS, TRADE SECRETS AND TRADEMARKS

    The Company has ten US patents with an average of 11 years left before expiration. The Company's patents will expire during the period from 1998 through 2017. The Company does not believe that the expiration of any of its earlier patents will have a material adverse effect on the Company's business. The Company has Illuma as a registered trademark at this time and the Company has applied to use "Evercel" as a trademark. There can be no assurance that the Company will receive trademark protection for "Evercel."

    The Company seeks to protect its technology through U.S. patents and trade secrets and other agreements. Many of these patents are also filed in Canada, Europe, Japan, and China. The Company has received one new U.S. battery patent in fiscal year 1997. Also, the Company has three outstanding battery patent applications filed in recent years.

    Many of the Company's United States patents were the result of government-funded research programs. The Government does not impose significant restrictions on the Company's use of government-sponsored patents, except that military and national security applications of technology remain the property of the United States Government. Patents of the Company that were the result of government-funded research prior to January 1988 (the date the Company qualified as a small business under applicable government regulations) belong to the Government unless the Government waives its rights to these patents. In most of these cases, the Company's patents are owned by the United States Government. The Company has received a license to use these patents, which is revocable only in the limited circumstances where it has been demonstrated that the Company is not making an effort to commercialize the invention. Patents resulting from government-funded research after January 1988 automatically belong to the Company because of ERC's small business status. In both instances, however, the Government retains a royalty free right to use the patents for government purposes and "march-in" rights with respect to the patents. March-in rights allow the Government to take title to the patents and to license the patented technology to others if the Government believes that the Company is not utilizing the patents. A number of the Company's patents are subject to march-in rights. The Company believes, however, that the likelihood of the Government exercising these rights is very small and would only occur if the Company ceased its commercialization efforts.

    There can be no assurance that the issued patents or the licensing rights of the Company will fully, or even partially, protect the Company's technology from competitors' approaches, or that new patent applications will be allowed. There can be no assurance that the Company would be successful if any challenges are made by the Company to the patents of other parties or that other parties will not be successful in asserting infringement claims against the Company. Further, because of the intense competition in battery technology and the large number of patents filed, or being filed, no assurance can be given that the Company will not need another Company's patent under a license agreement, if such an agreement could be reached or what the terms of that agreement might be. Any determination that the Company's products or manufacturing processes have infringed on the product or process rights held by others could have a material adverse effect on the Company's business and results of operation. Additionally, adverse determinations could result in the Company's loss of proprietary rights, subject the Company to liability to third parties or prevent the Company from manufacturing or selling its products, any of which could have a material negative effect on the Company's business and hinder the Company's commercialization initiatives.

    The Company has not filed for patent protection in certain potential major markets such as India and Southeast Asia. Agreements reached with partners in these areas would have to be based on trade secrets and know-how. In the future, the Company may seek patent protection in those areas.

    The Company also relies on know-how and trade secrets to establish its battery technologies for commercial applications and there is no assurance it can adequately protect this information in its dealings with other entities. There can be no assurance that other organizations will not develop similar or better information through their own efforts.

RESEARCH AND DEVELOPMENT

    DEVELOPMENT OF NI-ZN

    The Company expects to continue working on improving the characteristics of its Ni-Zn batteries to provide a longer cycle life and higher energy density, including the following research objectives:

    SUPPORT FOR POTENTIAL AND CURRENT LICENSEES: New applications for Ni-Zn offer the opportunity to optimize the cell design to better meet the customer's desired specifications. Troubleshooting and general technical service for existing licensees will be conducted by the research and development group.

    TESTING OF NI-ZN IN EV'S, ELECTRIC BICYCLES AND SCOOTERS: The Company started to conduct performance testing with vehicles from several different EV manufacturers during the second quarter of 1998. Goals include measuring range and other performance characteristics as a function of varied vehicle duty cycles. Electric bicycles from Golden Dragon Bicycle Company in Xiamen have also been received for testing, along with a scooter from another company.

    BATTERY MANAGEMENT SYSTEM DEVELOPMENT ("BMS"): One of the primary reasons for the Company conducting the EV tests in-house is to be able to monitor the way individual cells, as well as the vehicle, behave during discharge/recharge cycles. Finalizing the Ni-Zn BMS design is important to ensure customers get the performance the cells are designed to provide and that the practical cycle-life matches design. This task also will be completed by the ZSW Institute in Germany under contract to ERC.

    PERFORMANCE IMPROVEMENT: The performance of all batteries varies with temperature; with specific power declining as temperature declines. The Company plans to conduct research to improve the low temperature performance of its Ni-Zn battery. Other technical goals include increasing cycle life from over 600 to 1000 and further improving energy density. The work will center on improved electrode materials and separator systems.

    OTHER ZINC BATTERIES

    The research and development of other rechargeable zinc battery technologies is the main non-Ni-Zn battery research being pursued. The Company is developing a rechargeable zinc battery which if successful has the potential to compete for the primary cell market at a price close to that of common primary cells, using the Company's zinc electrode technology. The overall near-term goals for the program are to achieve greater than 100 cycles with only a 20% decay in capacity and achieve a potential production cost that is not significantly higher than that of commonly available alkaline cells. If this product is successfully developed, it has the potential to open up a different, large consumer market for the Company.

    Certain research and development on this battery is being conducted through a cooperative technology joint venture which includes ERC and Xiamen, with assistance from Xiamen University. In the Distribution Agreement, ERC has agreed to endeavor to cause the Company to become a party to this technology joint venture. ERC has also agreed that the joint venture will not undertake any projects involving battery technology without the Company's prior consent, until the Company becomes a party to the joint venture.

    There can be no assurance that these other batteries will be successfully developed by the Company, and, even if they are successfully developed, there can be no assurance that they will be commercially successful and profitable for the Company.

EMPLOYEES

    At present the Company employs a staff of twenty-two including a manager of manufacturing, manager of engineering, manager of research and development, support engineers and technicians and cell assemblers. The Company has recently hired a manager of marketing and three additional engineers to support manufacturing, development, testing and quality control.

    When the small-scale manufacturing facility is completed about approximately 25 production employees, and three quality control support inspectors will be hired. Additional employees may be hired if the facility operates a second or third work shift.

LEGAL PROCEEDINGS

    The Company is not a party to any material pending legal proceeding.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company and their ages are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Jerry D. Leitman.....................................          56   Chairman and Acting President and Chief Executive
                                                                    Officer
Bernard S. Baker.....................................          62   Director
Thomas L. Kempner....................................          71   Director
William A. Lawson....................................          65   Director
Warren D. Bagatelle..................................          60   Director
Richard M.H. Thompson................................          63   Director
James D. Gerson......................................          55   Director
Allen Charkey........................................          57   Executive Vice President, Chief Operating Officer and
                                                                    Director
Joseph G. Mahler.....................................          46   Acting Chief Financial Officer, Treasurer and
                                                                    Secretary

    JERRY D. LEITMAN has been the Chairman and Acting President and Chief Executive Officer of the Company since its formation. He has been President, Chief Executive Officer and a Director of ERC since August 1997. Mr. Leitman was previously President of ABB Asea Brown Boveri's global air pollution control businesses from 1992 to 1995. Prior to joining ABB Mr. Leitman was Group Executive Vice President of FLAKT AB, a Swedish multinational, responsible for FLAKT's worldwide industrial businesses from 1989 to 1992. Mr. Leitman is also a Director and a member of the Audit Committee of Esterline Technologies Inc.

    BERNARD S. BAKER has been a director of the Company since September 1998. He joined ERC in 1970 and was President of ERC from 1973 to August 1997 when he became Chairman of the Board of Directors and a consultant to ERC. He was Chief Executive Officer and a Director of ERC from March 1992 to August 1997. He received a Ph.D from the Illinois Institute of Technology in 1969, and was a Fulbright Fellow at the Laboratory for Electrochemistry at the University of Amsterdam subsequent to his receiving his Master of Science in Chemical Engineering from the University of Pennsylvania in 1959.

    THOMAS L. KEMPNER has been a director of the Company since September 1998. He has been Chairman and Chief Executive Officer of Loeb Partners Corporation since 1979 and a general partner of Loeb Investors Co. LXXV, an affiliate of Loeb Partners Corporation and an investment partnership. Mr. Kempner is a director of Alcide Corporation, IGENE Biotechnology, Inc., Intermagnetics General Corporation, CCC Information Services Group, Inc., and Roper Starch Worldwide, Inc. and director emeritus of Northwest Airlines, Inc. Mr. Kempner is a director of ERC and was the Chairman of the Board of Directors of ERC from March 1992 to August 1997.

    WILLIAM A. LAWSON has been a director of the Company since September 1998. He has been President since 1987 of W.A. Lawson Associates, an industrial and financial consulting firm. Mr. Lawson has been Chairman of the Board of Directors of Newcor, Inc. since March 1991, and Chairman and Chief Executive Officer of Bernal International Inc. since March 1997 (formerly Atlantic Eagle Inc.). Mr. Lawson is a director of ERC.

    WARREN D. BAGATELLE has been a director of the Company since September 1998. He has been a Managing Director of Loeb Partners Corporation since 1988. Mr. Bagatelle is a director of ERC and of Genisys Reservation Systems, Inc. (formerly Corporate Travel Link, Inc.) which owns and operates an internet travel business.

    RICHARD M.H. THOMPSON has been a director of the Company since September 1998. He was the President and Director of Rotary Power International, Inc., a company that designed and built rotary engines for military and commercial uses from November 1991 through December 1997. Mr. Thompson has been a director and Chairman of the Executive Committee of ERC since January 1988. Since March 1987, he has been President of Richard M.H. Thompson & Associates, Inc., a private investment company and financial advisor serving a variety of technology and emerging growth companies.

    JAMES D. GERSON has been a director of the Company since September 1998. He has been Senior Vice President of Fahnestock & Co., Inc. since March 1993 and is currently Portfolio Manager of the Hudson Capital Appreciation Fund, a mutual fund. Mr. Gerson also serves as a director of ERC, Ag Services of America, Inc., American Power Conversion Corp., Arguss Holdings, Inc., and Hilite Industries, Inc.

    ALLEN CHARKEY has been a director of the Company since its formation and Executive Vice President and Chief Operating Officer since October 1998. He joined ERC in 1970, has held various positions of increasing responsibility at ERC and has been Vice President of ERC's battery business group since January 1997. Prior to joining ERC, Mr. Charkey was employed by Yardney Electric Corporation from 1963 to 1970 as a battery scientist.

    JOSEPH MAHLER joined the Company in October 1998 as Acting Chief Financial Officer, Treasurer and Secretary and as Vice President, Chief Financial Officer, Corporate Secretary and Treasurer of ERC. Prior to joining ERC, Mr. Mahler was Vice President-Chief Financial Officer at Earthgro, Inc. from 1993 to 1998 and prior to that, he was a Partner at Ernst & Young.

KEY EMPLOYEES

    The Company has recently hired Glen V. Bowling as its new Director of Marketing and Sales. Prior to joining the Company, he was Vice President of Sales for the Saft Lithium and Military Battery Division of the Saft Group from 1997 to 1998, responsible for worldwide sales efforts for a $55 million dollar business. From 1991 to 1997, he was Director of Sales and Marketing for the Lithium Battery Division in Valdese, NC, where he was responsible for all commercial actions for the facility and the LiSO(2) and LiSOCI(2) product. Mr. Bowling received his MBA from Wright State University in 1982 and a BS from the University of Florida in 1979.

COMMITTEES OF THE BOARD OF DIRECTORS

    There are two standing committees of the Board of Directors of the Company: the Audit Committee and the Compensation Committee, each comprised of one or more directors.

    The primary purpose of the Audit Committee will be to (i) select the firm of independent accountants that will audit the consolidated financial statements of the Company, (ii) discuss the scope and the results of the audit with the accountants and (iii) review the Company's financial accounting and reporting principles. The Audit Committee will also examine the summary reports of the internal auditors of the Company and discuss the adequacy of the Company's financial controls with the independent accountants and with management. The members of the Audit Committee are Mr. Bagatelle (Chairman), Mr. Thompson and Mr. Lawson.

    The functions of the Compensation Committee are to review, approve and recommend to the Board of Directors the terms and conditions of incentive bonus plans applicable to corporate officers and key management personnel, to review and approve the annual salary of the chief executive officer, and to administer the Company's 1998 Equity Incentive Plan. The members of the Compensation Committee are Mr. Lawson (Chairman), Mr. Thompson and Mr. Gerson.

DIRECTOR COMPENSATION

    Directors will be compensated for their services according to a standard arrangement authorized by resolution of the Company Board. An annual retainer fee of $12,000 will be paid to each director. Directors who are employees of the Company will not receive retainers. The Company will also reimburse certain directors for reasonable expenses incurred in connection with the performance of their duties as directors.

    In accordance with the terms of the Option Agreement (the "Leitman Option Agreement") entered into by ERC and Mr. Leitman at the time that Mr. Leitman joined ERC, which provides for the grant by ERC to Mr. Leitman of stock options (the "ERC Options") to acquire 250,000 shares of ERC Common Stock, the Distribution Agreement provides that the Company will issue to Mr. Leitman one share of Company Common Stock for every three shares of ERC Common Stock which he purchases pursuant to his exercise of the ERC Options (the "Distribution Agreement Option"). The ERC Options began to vest in August 1997 in annual installments of 50,000 shares and will become fully vested in August 2001. The Distribution Agreement provides that ERC and the Company will allocate the exercise price of the ERC Options between them based proportionately upon the relative fair market values of the ERC Common Stock and the Company Common Stock.

    The Company has also agreed to issue to Mr. Leitman a non-transferable option (the "Company Option") to acquire 83,333 shares of Company Common Stock exercisable at the Subscription Price. This Company Option will be exercisable to acquire 33,333 vested shares and 50,000 restricted (unvested) shares during the Rights Offering and will terminate on the Expiration Date. The restricted (unvested) shares acquired pursuant to the Company Option will vest in accordance with the vesting terms and conditions set forth in the Leitman Option Agreement, i.e. an additional 16,667 shares become vested in each of August 1999 and 2000, and all shares are vested in August 2001.

    Mr. Leitman may exercise the Company Option with respect to the 50,000 restricted (unvested) shares by issuing to the Company a nonrecourse note (the "Note") in the amount of the total exercise price. The Note shall provide that, at such time as these restricted (unvested) shares would otherwise vest, Mr. Leitman can pay the applicable installment of the Note (i.e. the Note shall be payable in three installments corresponding to the three remaining vesting dates set forth in the Leitman Option Agreement). However, until the applicable installment of the Note is repaid, the shares will remain restricted. In the event the Note is not fully repaid by August 4, 2001, the shares shall be forfeited to the Company for no consideration.

    The Company has also agreed to register under the Securities Act of 1933, as amended, the shares of Common Stock to be issued to Mr. Leitman pursuant to the exercise of the options granted by the Leitman Option Agreement and the Company Option.

EXECUTIVE COMPENSATION

    The following table sets forth, as to the acting Chief Executive Officer of the Company and the other most highly compensated individual who is an executive officer of the Company (the "named executive officers"), information concerning the compensation paid by ERC for services in all capacities to ERC and its subsidiaries to or for the benefit of such persons during the periods indicated. Mr. Leitman, the acting President and Chief Executive Officer of the Company is an employee of ERC and not of the Company. His compensation, therefore, is paid by ERC; the Company will pay to ERC its pro rata portion of such compensation allocated based upon the relative number of employees of the Company and ERC (currently 11%). In addition, the Company will pay its pro rata portion of Joseph Mahler's compensation.

                                                                         ANNUAL COMPENSATION
                                                                   --------------------------------     ALL OTHER
NAME AND PRINCIPAL POSITION                                          YEAR       SALARY      BONUS    COMPENSATION(2)
-----------------------------------------------------------------  ---------  ----------  ---------  ----------------
Jerry D. Leitman(1)                                                     1998  $  320,000  $       0     $    6,217
  Acting President, Chief Executive Officer                             1997      73,848          0              0
Allen Charkey                                                           1998     122,512     18,000         14,500
  Executive Vice President,                                             1997     116,168      9,000         11,265
  Chief Operating Officer                                               1996     101,300      9,000         10,289

------------------------------

(1) Mr. Leitman joined ERC as President and Chief Executive Officer on August 4, 1997.

(2) Represents employer contributions to the ERC Defined Contribution Pension Plan of approximately 4% of total annual compensation and employer contributions to the ERC Section 401(k) Plan of approximately 5% of total annual compensation.

EQUITY INCENTIVE PLAN

    The Company has adopted the 1998 Equity Incentive Plan (the "1998 Plan") pursuant to which it has awarded and may in the future award stock options and equity incentive awards to its officers, directors, key employees and consultants. 300,000 shares of Common Stock have been reserved for issuance pursuant to the 1998 Plan. See "--Director Compensation" for a description of the Company Option which has been issued to Mr. Leitman pursuant to the 1998 Plan. In addition, the Company has issued to Mr. Mahler and Mr. Charkey pursuant to the 1998 Plan options to acquire 16,666 shares and 33,333 shares of the Company's stock, respectively, at the Subscription Price. These options will vest in 25% installments over a four year period beginning December 11, 1999. The Company has also issued an aggregate of 33,334 additional options to other non-executive Company employees.

CERTAIN TRANSACTIONS

    Mr. Gerson, a director of ERC and the Company, has entered into an agreement with MTU-Friedrichshafen GmbH a subsidiary of Daimler Chrysler ("MTU"), a principal shareholder of ERC and the Company, pursuant to which Mr. Gerson and a colleague have agreed to purchase from MTU all of the Rights issued to MTU in connection with the Rights Offering for $0.50 per Right. Assuming that Mr. Gerson will exercise the Rights he receives in the Rights Offering as well as his 50% share of the Rights purchased from MTU, following the Rights Offering, Mr. Gerson will beneficially own approximately 7.8% of the outstanding Common Stock of the Company including shares as to which Mr. Gerson disclaims beneficial ownership and excluding any shares which he might acquire pursuant to the exercise of his Oversubscription Rights. Mr. Gerson has advised the Company of his intention to exercise all of his Basic Subscription Rights, including with respect to his 50% share of the Rights which he acquires from MTU.

    Certain directors of the Company, including Mr. Bagatelle, Dr. Baker, and Mr. Gerson, who together own an aggregate of 124,083 shares of Company Common Stock following the Distribution, have advised the Company that they intend to exercise their Basic Subscription Rights. Loeb Investors Co. LXXV, an affiliate of one of the Underwriters and of certain directors, which owns 120,555 shares of Company Common Stock following the Distribution, has also advised the Company of its intent to exercise its Basic Subscription Rights. In addition, Mr. Leitman has advised the Company that he intends to exercise his right to acquire 33,333 shares of Company Common Stock pursuant to his Company Option. None of the parties who have indicated their intent to exercise their Basic Subscription Rights have any obligation to effect these exercises.

    Loeb Partners Corporation, one of the Underwriters, is affiliated with Loeb Investors Co. LXXV, a principal stockholder of the Company. In addition, Thomas Kempner, the Chairman and Chief Executive Officer of Loeb Partners Corporation, and Warren Bagatelle, a Managing Director of Loeb Partners Corporation, are directors of the Company.

    All future transactions between the Company and its officers, directors or 5% stockholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the independent, disinterested directors of the Company.

LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITY

    The amended and restated Certificate of Incorporation of the Company provides that a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law ("DGCL") as the same exists or may thereafter be amended. Based on the DGCL as presently in effect, a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transactions from which the director derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The By-laws of the Company ("By-laws") provide that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may thereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee.

    The By-laws further provide that the Company will pay the expenses (including attorneys' fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under the relevant section of the By-laws or otherwise.

    The By-laws also provide (i) that the rights conferred on any Indemnitee thereby are not exclusive of any other rights which such Indemnitee may have or thereafter acquire under any statute, provision of the Certificate, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise, (ii) that the Company's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another company, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other company, partnership, joint venture, trust, enterprise or nonprofit enterprise, and (iii) that any repeal or modification of the relevant provisions of the By-laws will not adversely affect any right or protection thereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

    The By-laws also expressly state that the provisions thereof will not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the shares of Common Stock of the Company beneficially owned by the officers, directors and 5% stockholders of the Company following the Distribution, but prior to the consummation of the Rights Offering, based upon one-third of the beneficial ownership of such individuals of the Common Stock of ERC as of February 5, 1999.

                                                                                   AMOUNT AND NATURE
                                                                                     OF BENEFICIAL          PERCENT
NAME                                                                                 OWNERSHIP(1)          OF CLASS
-----------------------------------------------------------------------------  -------------------------  -----------
Warren D. Bagatelle                                                                       167,094(2)           12.0%
 c/o Loeb Partners Corp.
 61 Broadway
 New York, NY 10006

                                                                                   AMOUNT AND NATURE
                                                                                     OF BENEFICIAL          PERCENT
NAME                                                                                 OWNERSHIP(1)          OF CLASS
-----------------------------------------------------------------------------  -------------------------  -----------
Thomas L. Kempner                                                                         120,555(2)            8.7%
 c/o Loeb Partners Corp.
 61 Broadway
 New York, NY 10006

Loeb Investors Co. LXXV                                                                   120,555(2)            8.7%
 61 Broadway
 New York, NY 10006

James D. Gerson                                                                            70,111(3)            5.0%
 c/o Fahnestock and Co.
 780 3rd Avenue
 New York, NY 10017

Bernard S. Baker                                                                            7,433(4)           *

Richard M.H. Thompson                                                                      24,250(5)            1.7%

William A. Lawson                                                                          18,555               1.3%

Jerry D. Leitman                                                                          116,666(6)            8.4%

Allen Charkey                                                                                  --              *

Joseph G. Mahler                                                                               --              *

Daimler Benz affiliate MTU-Friedrichshafen GmbH (MTU)                                     152,586(7)           10.9%
 Abt. VC, Gebaude 6.1
 Zimmer 102A D-85521
 Ottobrunn Germany

All Directors and Executive Officers as a Group (9 persons)                               404,109              29.1%

------------------------------

*   Less than one percent

(1) Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed.

(2) Messrs. Bagatelle and Kempner, by virtue of being general partners of Loeb Investors Co. LXXV, may each be deemed to beneficially own the shares of Loeb Investors Co. LXXV. Each of Mr. Kempner and Mr. Bagatelle is a member of a group, as that term is used in Section 13(d) of the Exchange Act, which group, in the aggregate, owns 167,094 shares of Common Stock.

(3) Mr. Gerson's shareholdings include 12,133 shares held by his wife, Barbara Gerson as Custodian for two minor children and also includes 5,266 shares held by a private foundation, of which Mr. Gerson is President and a Director. Mr. Gerson disclaims beneficial ownership of the securities held by his wife and of the private foundation. Mr. Gerson has entered into an agreement with MTU pursuant to which he and an associate have agreed to purchase from MTU all of the Rights issued to MTU in connection with the Rights Offering for $0.50 per Right. See "MANAGEMENT--Certain Transactions."

(4) Includes 2,300 shares owned by Dr. Baker's wife Cornelia Baker.

(5) Mr. Thompson's shareholdings are held jointly with his wife, Elizabeth Thompson. Mr. Thompson's shareholdings do not include (i) 925 shares owned beneficially by Intervalora Investments Inc. ("Intervalora"), a company owned by a trust, the sole beneficiaries of which are Mr. Thompson's children or (ii) 32,000 shares owned beneficially by Malbena Foundation Vaduz ("Malbena"), a trust, the sole beneficiaries of which are Mr. Thompson's children. Mr. and Mrs. Thompson disclaim beneficial ownership in the Common Stock owned by Intervalora and Malbena.

(6) Mr. Leitman's shareholdings include 33,333 shares of Common Stock which may be acquired pursuant to the currently exercisable options issued under the Leitman Option Agreement as well as currently exercisable options to purchase 83,333 shares of Common Stock, 50,000 of which shares would be restricted (unvested) shares. See "--Director Compensation".

(7) MTU has entered into an agreement with Mr. Gerson pursuant to which Mr. Gerson and a colleague have agreed to purchase from MTU all of the Rights issued to MTU in connection with the Rights Offering for $0.50 per Right. See "MANAGEMENT--Certain Transactions."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Rights Offering, the Company will have approximately 2,778,000 shares of Common Stock outstanding (assuming no exercise of outstanding options). Of these shares, the approximately 1,389,000 shares issued in the Distribution will not be transferable until the closing of the Rights Offering. Following the closing of the Rights Offering, such shares and the approximately 1,389,000 shares sold in the Rights Offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares issued to or purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below beginning 90 days after the date of this Prospectus. In addition, the Company has agreed to cause its Affiliates, including its officers and directors, to agree not to offer to sell, transfer, hypothecate or otherwise encumber any Rights or Common Stock for a period of not less than 180 days following the effective date of this Prospectus (the "Lock-Up Expiry Date") without the prior written consent of Burnham Securities Inc., on behalf of the Underwriters.

    In general, under Rule 144 as currently in effect, an Affiliate is entitled to sell, within any three-month period, a number of shares (other than "restricted securities" as defined in Rule 144 as to which a holding period is applicable) that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 27,000 shares immediately after this Offering, assuming all rights are exercised) or (ii) the average weekly trading volume in the Common Stock on the Nasdaq SmallCap Market during the four calendar weeks preceding the date on which notice of such sale is filed. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about the Company.

OPTIONS

    As of February 19, 1999, options to purchase a total of 166,666 shares of Common Stock were outstanding, options for 83,333 shares being not yet exercisable. In addition, Mr. Leitman may acquire up to 83,333 shares of Common Stock pursuant to the Distribution Agreement Option. An additional 133,334 shares of Common Stock are available for future grants under the Company's stock option plan. All future issuances of options will state that the exercise price of such options will be at least 85% of the fair market value of the Common Stock on the date of grant.

    The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options. The Company expects to file these registration statements promptly following the closing of the Offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, except as described above with respect to Affiliates.

                           DESCRIPTION OF SECURITIES

AUTHORIZED CAPITAL STOCK

    Under the Certificate, the Company's authorized capital stock consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock.

COMPANY COMMON STOCK

    The holders of Company Common Stock will be entitled to one vote for each share on all matters on which stockholders generally are entitled to vote. The holders of Company Common Stock will possess 100% of the voting power. The Certificate does not provide for cumulative voting.

    Under the Certificate, the holders of Company Common Stock will be entitled to such dividends as may be declared from time to time by the Company Board and paid from funds legally available therefor, and the holders of Company Common Stock will be entitled to receive pro rata all assets of the Company available for distribution upon liquidation. All shares of Company Common Stock received in the Distribution will be fully paid and nonassessable, and the holders thereof will not have any preemptive rights.

    There is no established public trading market for Company Common Stock, although a "when issued" market is expected to develop prior to the closing of the Rights Offering. The shares of Company Common Stock received in the Distribution may not be sold or otherwise disposed of until after the closing of the Rights Offering pursuant to a restriction in the Company's Certificate. The Company has applied for listing of the Company Common Stock for quotation on The Nasdaq SmallCap Market and the Boston Stock Exchange following the closing of the Rights Offering.

    The declaration of dividends on Company Common Stock will be at the discretion of the Company Board. The Company Board has not adopted a dividend policy as such, and the Company does not expect to pay any dividends in the near future. Subject to legal and contractual restrictions, its decisions regarding dividends will be based on all considerations that in its business judgment are relevant at the time, including past and projected earnings, cash flows, economic, business and securities market conditions and anticipated developments concerning the Company's business and operations. For additional information concerning the payment of dividends by the Company, see "RISK FACTORS--No Expectation of Dividends."

    The Company's cash flow and the consequent ability of the Company to pay any dividends on Company Common Stock will be substantially dependent upon the earnings and cash flow of the Company available after its debt service.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS

    The Certificate, the By-laws, and the DGCL contain certain provisions that could make the acquisition of the Company by means of a tender offer, a proxy contest or otherwise more difficult. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate, and the By-laws which are attached as exhibits to the Company's Registration Statement on Form SB-2 relating to Company Common Stock.

    CLASSIFIED BOARD OF DIRECTORS The Certificate provides that the Company Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Company Board consists of the persons referred to in "MANAGEMENT--Executive Officers and Directors" above. The Certificate provides that, of the initial directors of the Company, approximately one-third will continue to serve until the first succeeding annual meeting of the Company's stockholders, approximately one-third will continue to serve until the second succeeding annual meeting of the Company's stockholders and approximately one-third will continue to serve until the third succeeding annual meeting of the Company's stockholders. Of the initial directors, Messrs. Baker, Kempner and Lawson will serve until the first succeeding annual meeting of the Company's stockholders, Messrs. Bagatelle, Thompson and Gerson will serve until the second succeeding annual meeting of the Company's stockholders and Messrs. Leitman and Charkey will serve until the third succeeding annual meeting of the Company's stockholders. At each annual meeting of the Company's stockholders, one class of directors will be elected for a term expiring at the third succeeding annual meeting of stockholders.

    The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Company Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the members of the Company Board. Such a delay may help ensure that the Company's directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Company Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believe that such a change would be desirable.

    The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Company Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to take control of the Company and remove a majority of the members of the Company Board, the classification of the Company Board could tend to reduce the likelihood of fluctuations in the market price of Company Common Stock that might result from accumulations of large blocks for such a purpose. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Company Common Stock at a higher market price than might otherwise be the case.

    NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES The Certificate provides that the business and affairs of the Company will be managed by and under the direction of a Board of Directors. The By-laws provide that the Company Board shall consist of not less than three nor more than sixteen directors, the exact number thereof to be determined from time to time by vote of a majority of the Company Board. In addition, the By-laws provide that any vacancy on the Company Board that results from an increase in the number of directors may be filled by a majority of the Company Board then in office, provided that a quorum is present, and any other vacancy occurring in the Company Board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. The Certificate provides that any director elected to fill a vacancy shall hold office for the remaining term of the class to which such director is elected.

    Under the DGCL, unless otherwise provided in the Certificate, directors serving on a classified board may only be removed by the stockholders for cause. The Certificate does not provide that directors may be removed without cause.

    SPECIAL MEETINGS The By-laws provide that special meetings of stockholders will be called by the Company Board. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purposes specified in the notice of meeting given by the Company.

    STOCKHOLDER MEETINGS The By-laws provide that the Company Board and the chairman of a meeting may adopt rules for the conduct of stockholder meetings and specify the types of rules that may be adopted (including the establishment of an agenda, rules relating to presence at the meeting of persons other than stockholders, restrictions on entry at the meeting after commencement thereof and the imposition of time limitations for questions by participants at the meeting). The Certificate provides that the Company's stockholders may not take action by written consent.

    PREFERRED STOCK The Certificate authorizes the Company to issue 1,000,000 shares of Preferred Stock. Pursuant to the Certificate, the Company Board may provide for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, the dividend rate (if any) of the shares of such series, whether or not the shares of such series shall be redeemable, and, if redeemable, the price, terms and manner of redemption, the preferences (if any) and the special and relative rights of the shares of such series upon liquidation of the Company, whether or not the shares of such series shall be subject to the operation of a sinking or purchase fund, and, if so, the terms and provisions of such fund, whether or not the shares of such series shall be convertible into shares of any class of stock of the corporation and, if so, the conversion price or ratio and other conversion rights, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

    The Company believes that the ability of the Company Board to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

    Although the Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Board, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

    ANTI-TAKEOVER LEGISLATION Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Section 203 of the DGCL generally defines an "interested stockholder" to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.
Section 203 of the DGCL generally defines a "business combination" to include
(1) mergers and sales or other dispositions of 10% or more of the assets of the corporation with or to an interested stockholder, (2) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (3) certain transactions which would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder and (4) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges, or other financial benefits.

    Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the certificate of incorporation or stockholder-adopted by-laws may exclude a corporation from the restrictions imposed thereunder. Neither the Certificate nor the By-laws exclude the Company from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board since the stockholder approval requirement would be avoided if the Company Board approves, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is the Continental Stock Transfer & Trust Company, telephone no. (212) 509-4000.

                            THE STANDBY UNDERWRITING

    The Company and the Underwriters have entered into the Standby Underwriting Agreement on February 19, 1999, pursuant to which the Underwriters are required, subject to certain terms and conditions (all of which are summarized below), to purchase all shares of Company Common Stock remaining unsubscribed after the Rights Offering (the "Unsubscribed Shares") in accordance with the percentages set forth below. If all of the Rights are exercised, there will be no Unsubscribed Shares and the Underwriters will not be required to purchase any shares of Common Stock.

UNDERWRITERS                                                     % OF UNSUBSCRIBED SHARES
--------------------------------------------------------------  ---------------------------
Loeb Partners Corporation                                                      50%
Burnham Securities Inc.                                                        50%

    The Underwriters have agreed, subject to the condition that the Company complies with its obligations under the Standby Underwriting Agreement and subject to the Underwriters' right to terminate their obligations under the Standby Underwriting Agreement (as specified below), to purchase all of the Unsubscribed Shares at the Subscription Price. The Company will pay the Underwriters a financial advisory fee equal to 3.75% of the Subscription Price for each share of Common Stock included in the Rights Offering. The financial advisory fee is for services and advice rendered in connection with the structuring of the Rights Offering and financial advice to the Company before and during the Rights Offering. An additional fee of 5.25% of the Subscription Price will be paid to the Underwriters (i) for each share of Company Common Stock purchased by the Underwriters pursuant to the Standby Underwriting Agreement and (ii) for each share of Company Common Stock purchased by the Underwriters upon the exercise of Rights acquired by them, other than Rights acquired in any state in which payment of such a fee would make any applicable blue sky exemption unavailable. In addition, the Company has agreed to pay all expenses incurred by the Underwriters in conducting their due diligence investigation of the Company and all legal fees and expenses of the Underwriters' counsel incurred in connection with the Rights Offering, up to an aggregate of $75,000, plus all legal fees and expenses of the Underwriters' counsel incurred in connection with complying with "blue sky" or other state securities laws and in connection with the NASD's review of the Underwriters' participation in the offering.

    The Company has granted to the Underwriters an option (the "Overallotment Option") to purchase up to a maximum of 208,350 shares of Company Common Stock, reduced by the number of shares, if any, sold by the Company to holders of Rights under the Oversubscription Option, at the Subscription Price.

The Company will pay the Underwriters a financial advisory fee of 3.75% of the Subscription Price and an additional fee of 5.25% of the Subscription Price for each share of Common Stock purchased by the Underwriters pursuant to the Overallotment Option. The Underwriters have advised the Company that they may offer shares of Common Stock to certain dealers at a price that represents a concession of not more than $0.24 per share, and such dealers may reallow a concession of not more than $0.10 per share to certain other dealers. The Overallotment Option will be exercisable by the Underwriters not later than thirty days after the Company's transfer agent provides the Underwriters with a final accounting of the number of shares of Company Common Stock sold pursuant to the exercise of Rights, including pursuant to Oversubscription Privileges. To the extent the Underwriters exercise this option, each Underwriter will be committed to purchase the percentage of additional shares of Company Common Stock shown in the foregoing table.

    Prior to the Expiration Date, the Underwriters may offer shares of Common Stock on a when-issued basis, including shares to be acquired through the purchase and exercise of Rights, at prices set from time to time by the Underwriters. After the Expiration Date, the Underwriters may offer shares of Common Stock, whether acquired pursuant to the Standby Underwriting Agreement, the exercise of the Rights or the purchase of Common Stock in the market, to the public at a price or prices to be determined. The Underwriters may thus realize profits or losses independent of the Underwriting Discount and the Financial Advisory Fee. Shares of Common Stock subject to the Standby Underwriting Agreement will be offered by the Underwriters when, as and if sold to, and accepted by, the Underwriters and will be subject to their right to reject orders in whole or in part.

    Prior to the Rights Offering, there has been no public market for the Common Stock. The Subscription Price has been determined by the Company's Board of Directors based upon a number of factors, including the anticipated initial capital requirements of the Company, market valuations of development stage companies in related businesses, the early stage of the Company's business development, the business potential and prospects of the Company and other factors deemed relevant. In making its determination, the Board of Directors did not obtain an independent valuation of the Company or its assets. Moreover, the Subscription Price bears no direct relation to the book value, earnings, assets or other generally accepted valuation criteria of the Company.

    The Underwriters will be prohibited from engaging in any market making activities with respect to the Company's when-issued Common Stock and Common Stock until the Underwriters have completed their participation in the distribution of shares offered hereby. As a result, the Underwriters may be unable to provide a market for the Company's when-issued Common Stock and Common Stock should it desire to do so, during certain periods of the distribution of shares offered hereby.

    In connection with the Rights Offering, the Underwriters and certain selling group members may engage in stabilizing, syndicate covering transactions or other transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. A "syndicate covering transaction" is the placing of any bid or the effecting of any purchase on the behalf of the Underwriters to reduce a short position created in connection with the Rights Offering. After the opening of quotations for the Common Stock on the Nasdaq SmallCap Market, stabilizing bids for the purpose of preventing or retarding a decline in the market price may be initiated by the Underwriters or selling group members in any market at a price no higher that the last independent transaction price for the Common Stock and then maintained, reduced or raised to follow the independent market. Such transactions may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

    The Underwriters have informed the Company that the Underwriters do not intend to confirm sales of shares of the Rights or the Common Stock to any accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

    The Company has agreed to indemnify the Underwriters against certain liabilities arising out of or based upon misstatements or omissions in this Prospectus or the Registration Statement of which this Prospectus is a part and certain liabilities, including liabilities under the Securities Act, and to contribute to certain payments that the Underwriters may be required to make.

    The Underwriters may terminate their obligations under the Standby Underwriting Agreement (i) if any calamitous domestic or international event or act or occurrence has disrupted the general securities market in the United States; (ii) if trading in the Common Stock (on a when-issued basis) shall have been suspended by the Securities and Exchange Commission, the Nasdaq SmallCap Market or the Boston Stock Exchange; (iii) if trading on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the Boston Stock Exchange or in the over-the-counter market shall have been suspended, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required on the over-the-counter market by the NASD or by order of the Securities and Exchange Commission or any other government authority having jurisdiction; (iv) if the United States shall have become involved in a war or major hostilities which, in the Underwriters' opinion, will affect the general securities market in the United States; (v) if a banking moratorium has been declared by a New York, Connecticut or federal authority; (vi) if the Company shall have sustained a loss material to the Company by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act, whether or not such loss shall have been insured, or from any labor dispute or any legal or governmental proceeding; (vii) if there shall be such material adverse market conditions (whether occurring suddenly or gradually between the date of this Prospectus and the closing of the offering) affecting markets generally as in the Underwriters' reasonable judgment would make it inadvisable to proceed with the offering, sale or delivery of the shares of Common Stock offered hereby: (viii) if, in the reasonable judgment of the Underwriters, there shall have been such material adverse change, or any development involving a prospective material adverse change, in the financial condition, net worth or results of operations of the Company since December 31, 1998 or in the business prospects or conditions of the Company since the date of this Prospectus, or that materially and adversely impacts the Standby Underwriting Agreement; (ix) if the Dow Jones Industrial Average shall have fallen by more than 12.5% from its closing price on the day immediately preceding the closing date; (x) if the Rights shall not have been mailed to the stockholders of the Company prior to 5:00 p.m. New York time on February 26, 1999 (provided the Underwriters provide notice of such termination prior to the Company mailing the Rights); (xi) if the Company makes any material changes to the terms of the Rights Offering without the consent of the Underwriters; or (xii) if the Rights Offering shall not have closed by April 30, 1999.

    The Company has agreed that, without the prior written consent of the Underwriters, it will not offer, sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock (or securities convertible into shares of Common Stock) (collectively, the "Securities") until after the Lock-Up Expiry Date, other than (i) Common Stock to be sold in the Rights Offering, (ii) Company option issuances and sales of Common Stock pursuant to the Distribution Agreement and the 1998 Plan and (iii) Securities issued as consideration for an acquisition if the party being issued the Securities agrees not to transfer, sell, offer for sale, contract or otherwise dispose of such Securities until after the Lock-Up Expiry Date. Each director and executive officer of the Company and certain stockholders of the Company who beneficially own an aggregate of approximately 556,695 shares of Common Stock after the completion of the Distribution, have agreed with the Underwriters that they will not sell or otherwise dispose of any shares of Common Stock until after the Lock-Up Expiry Date without the prior written consent of Burnham Securities Inc. on behalf of the Underwriters.

    Loeb Partners Corporation, one of the Underwriters, is affiliated with Loeb Investors Co. LXXV, a principal stockholder of the Company. In addition, Thomas Kempner, the Chairman and Chief Executive Officer of Loeb Partners Corporation, and Warren Bagatelle, a Managing Director of Loeb Partners Corporation, are directors of the Company.

    Under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers ("NASD") ("Rule 2720"), Loeb Partners Corporation may be deemed to be an "affiliate" of the Company and to have a "conflict of interest" with the Company by virtue of the fact that affiliates of Loeb Partners Corporation may be deemed to beneficially own greater than 10% of the voting stock of the Company immediately following the Distribution. This offering is being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's equity securities the public offering price per share can be no higher than that recommended by a qualified independent underwriter ("QIU") meeting certain standards. In accordance with this requirement, Burnham Securities Inc. has assumed the responsibilities of acting as QIU and will recommend a public offering price for the Common Stock in compliance with the requirements of Rule 2720. In connection with this offering, Burnham Securities Inc. is performing due diligence investigations and reviewing and participating in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. Burnham Securities Inc. will receive a fee of $10,000 from the Company as compensation to act as QIU. The Company has agreed to indemnify Burnham Securities Inc. against certain liabilities it may incur in connection with its responsibilities as QIU, or to contribute to payments that Burnham Securities Inc. may be requested to make in respect thereof.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Rights Offering will be passed upon for the Company by Brown, Rudnick, Freed & Gesmer, Boston, Massachusetts. Certain legal matters in connection with the Rights Offering will be passed upon for the Underwriters by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

    The financial statements of the Battery Business Group of ERC as of October 31, 1998, and for each of the years in the two-year period ended October 31, 1998 and the balance sheet of Evercel, Inc. as of October 31, 1998, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 EVERCEL, INC.
                          INDEX TO FINANCIAL STATEMENT

                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report...............................................................................         F-2
Balance Sheet as of October 31, 1998.......................................................................         F-3

                         BATTERY BUSINESS GROUP OF ERC
                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report.........................................................        F-4
Balance Sheet as of October 31, 1998.................................................        F-5
Statements of Operations for the Year ended October 31, 1997 and 1998................        F-6
Statements of Cash Flows for the Year ended October 31, 1997 and 1998................        F-7
Notes to Financial Statements........................................................        F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Evercel, Inc. and
Energy Research Corporation ("ERC")

We have audited the accompanying balance sheet of Evercel, Inc. (a wholly-owned subsidiary of ERC, hereafter referred to as the Company) as of October 31, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Evercel, Inc. as of October 31, 1998 in conformity with generally accepted accounting principles.

                                             KPMG LLP

Stamford, Connecticut
January 22, 1999

                                 EVERCEL, INC.
                                 Balance Sheet
                                October 31, 1998

Cash................................................................................  $   1,000
                                                                                      ---------
                                                                                      ---------
Common stock, $.01 par value, 3,000 shares authorized, 100 shares issued and
 outstanding........................................................................          1
Additional paid-in capital..........................................................        999
                                                                                      ---------
        Total equity................................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

                             NOTE TO BALANCE SHEET

    Evercel, Inc. was organized on June 22, 1998 under the laws of the State of Delaware as a wholly-owned subsidiary of ERC. The only transaction to date has been the initial capitalization of $1,000. Evercel, Inc. will be used to receive the net assets of the Battery Business Group of ERC in connection with the proposed spin-off by ERC.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Energy Research Corporation ("ERC"):

    We have audited the accompanying balance sheet of the Battery Business Group of ERC (the Company) as of October 31, 1998, and the related statements of operations and cash flows for the years ended October 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Battery Business Group of ERC as of October 31, 1998, and the results of its operations and its cash flows for the years ended October 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                             KPMG LLP

Stamford, Connecticut
January 22, 1999, except as to the third paragraph of Note 11 which is as of February 5, 1999

                         BATTERY BUSINESS GROUP OF ERC

                                 BALANCE SHEET
                                 (in thousands)

                                                                                                       OCTOBER 31,
                                                                                                          1998
                                                                                                       -----------
                                               ASSETS

CURRENT ASSETS:
  Accounts receivable................................................................................   $      17
                                                                                                       -----------
      Total current assets...........................................................................          17
                                                                                                       -----------

PROPERTY, PLANT AND EQUIPMENT:
  Costs..............................................................................................       1,680
  Accumulated depreciation...........................................................................         855
  Net................................................................................................         825
                                                                                                       -----------
  Other assets.......................................................................................         333
                                                                                                       -----------
      Total Assets...................................................................................   $   1,175
                                                                                                       -----------
                                                                                                       -----------

                                     LIABILITIES AND NET ASSETS

CURRENT LIABILITIES:
  Accrued liabilities................................................................................   $      80
  Accounts payable...................................................................................          53
  Due to ERC.........................................................................................         603
                                                                                                       -----------
      Total current liabilities......................................................................         736
                                                                                                       -----------
Deferred income tax liability........................................................................          17
      Total liabilities..............................................................................         753

Net assets of Battery Business Group of ERC..........................................................         422
                                                                                                       -----------
  TOTAL LIABILITIES AND NET ASSETS...................................................................   $   1,175
                                                                                                       -----------
                                                                                                       -----------

See accompanying notes to financial statements.

                         BATTERY BUSINESS GROUP OF ERC

                            Statements of Operations
                                 (in Thousands)

                                                                                              YEARS ENDED OCTOBER
                                                                                                      31,
                                                                                             ----------------------
                                                                                                1997        1998
                                                                                             -----------  ---------
Revenues:
  Contracts................................................................................   $     144   $      19
  License fee income.......................................................................         292         419
                                                                                             -----------  ---------

      Total revenues.......................................................................         436         438
                                                                                             -----------  ---------

 Cost and expenses:
  Cost of revenues.........................................................................          98          87
  Depreciation and amortization............................................................          40          45
  Administrative and selling expenses......................................................         268       1,805
  Research and development.................................................................         897       1,832
                                                                                             -----------  ---------
                                                                                                  1,303       3,769
                                                                                             -----------  ---------
(Loss) from operations before income tax (benefit).........................................        (867)     (3,331)
Income tax (benefit).......................................................................        (295)     (1,006)
                                                                                             -----------  ---------
Net (loss).................................................................................   $    (572)  $  (2,325)
                                                                                             -----------  ---------
                                                                                             -----------  ---------

See accompanying notes to financial statements.

                         BATTERY BUSINESS GROUP OF ERC

                            STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                                                               YEARS ENDED OCTOBER
                                                                                                       31,
                                                                                               --------------------
                                                                                                 1997       1998
                                                                                               ---------  ---------
Cash flows from operating activities:
  Net (loss).................................................................................  $    (572) $  (2,325)
    Depreciation and amortization............................................................         40         45
    Changes in operating assets and liabilities:
      Accounts receivable....................................................................          9         16
      Other current assets...................................................................        (42)        42
      Other assets...........................................................................     --           (333)
      Accounts payable.......................................................................         12         36
      Accrued liabilities....................................................................          1         32
                                                                                               ---------  ---------
        Net cash provided by/(used in)
          operating activities...............................................................       (552)    (2,487)
                                                                                               ---------  ---------

Cash flows from investing activities:
  Capital expenditures.......................................................................       (120)      (652)
                                                                                               ---------  ---------
        Net cash provided by/(used in)
          investing activities...............................................................       (120)      (652)
                                                                                               ---------  ---------

Cash flows from financing activities:
  Contributions from ERC.....................................................................        672      2,536
  Due to ERC.................................................................................     --            603
                                                                                               ---------  ---------
        Net cash provided by /(used in)
          financing activities...............................................................        672      3,139
                                                                                               ---------  ---------
        Net increase/(decrease) in cash......................................................     --         --
Cash, beginning of period....................................................................     --         --
                                                                                               ---------  ---------
Cash, end of period..........................................................................  $  --      $  --
                                                                                               ---------  ---------
                                                                                               ---------  ---------

See accompanying notes to financial statements

                         BATTERY BUSINESS GROUP OF ERC

                         NOTES TO FINANCIAL STATEMENTS

                                October 31, 1998

                             (Dollars in thousands)

(1) GENERAL INFORMATION

    In September, 1998, the Energy Research Corporation ("ERC") Board of Directors approved a restructuring program to enhance stockholder value. This program included an intention to separate ERC into two publicly held companies:
Evercel, Inc., a newly formed corporation which will own and operate the Battery Business Group, and ERC, which will continue to own and operate its fuel cell business. Accordingly, the ERC Board of Directors will declare a special distribution (the "Distribution") of one share of common stock of Evercel, Inc. for every three shares of ERC common stock outstanding as of a record date to be determined. The Distribution will be treated as a tax-free dividend for tax reporting purposes. The "Company" refers to Evercel, Inc. or the Battery Business Group of ERC, as appropriate.

    Immediately after the Distribution, the Company will grant at no cost to holders of its Common Stock as of a record date to be determined, transferable subscription rights to subscribe for and purchase additional shares of the Company Common Stock (a "Right"). Each holder of Common Stock of the Company will receive one transferable Right for each share of Common Stock held on the record date. Each Right will be exercisable to purchase one share of Common Stock of the Company at a purchase price of $6.00 per share ("Subscription Price").

    Each holder of Rights who elects to exercise his right to purchase for the Subscription Price a share of Common Stock for each Right held ("Basic Subscription Privilege"), may also subscribe at the Subscription Price for an unlimited number of additional Underlying Shares (the "Oversubscription Privilege") that are not otherwise purchased pursuant to the Basic Subscription Privilege.

    The Company intends to use the net proceeds from the Rights Offering primarily to lease and equip a new facility for limited production and manufacturing purposes, for working capital, and general corporate purposes. (see note 11)

    After the distribution, the Company and ERC will operate as separate, publicly held corporations. In order to effect the segregation of these businesses, prior to the Distribution, ERC will transfer to the Company the principal assets related to its Battery Business Group, and the Company will assume certain liabilities related to those assets.

    As part of the separation of the Company's business from ERC, the Company will enter into various agreements with ERC including a Distribution Agreement, Tax Sharing Agreement, Service Agreement and License Assistance Agreement.

    The Distribution Agreement will provide for, among other things, the principal corporate transactions required to effect the Distribution, the transfer to the Company of the assets of the battery business, the division between ERC and the Company of certain liabilities and obligations, the distribution by ERC of all outstanding shares of the Company Common Stock to ERC stockholders and certain other agreements governing the relationship between ERC and the Company after the Distribution. Subject to certain exceptions, the Distribution provides for assumptions of obligations and liabilities and cross-indemnities designed to allocate financial responsibility for the obligations and liabilities arising out of or in connection with the battery business to the Company and financial responsibility for the obligations and liabilities arising out of or in connection with the fuel cell business to ERC.

                         BATTERY BUSINESS GROUP OF ERC

                         NOTES TO FINANCIAL STATEMENTS

                                October 31, 1998

                             (Dollars in thousands)

    The Tax Sharing Agreement defines the parties' rights and obligations with respect to the filing of returns, payments, etc. relating to ERC's business for periods prior to and including the Distribution and with respect to certain tax attributes of ERC after the distribution.

    The Services Agreement provides that ERC will provide to the Company certain management and administrative services, as well as the use of certain office, research and development, manufacturing and support facilities and services of ERC. The Services Agreement shall continue until terminated by either party upon 120 days' notice. In addition, the Company may terminate the Services Agreement as to one or more of the Services upon 60 days' notice to ERC.

    The types of services to be provided pursuant to the Services Agreement by ERC, through its employees, include financial reporting, accounting, auditing, tax, office services, payroll, human resources, analytical lab, microscopic analysis, machine shop and drafting, as well as the part time management services of ERC's Chief Executive Officer and Chief Financial Officer. ERC will also provide office, research and development and manufacturing space for the Company. The method of calculating the applicable charges to be paid by the Company for each type of service are set forth in the Services Agreement; such charges are payable quarterly.

    The Company estimates that the net fees to be paid to ERC for services performed will initially be approximately $208 per quarter, excluding certain services billed on the basis of usage, such as purchasing, analytical lab, microscope analysis, machine shop and drafting, which amount takes into account ERC's additional costs related to providing such services, and will decline as the services performed decrease. The Company presently expects that most of such services will be provided by ERC for approximately one year.

LICENSE ASSISTANCE AGREEMENT

    In order for ERC to transfer the Joint Venture contract and the Three Circles License Agreement to the Company, ERC must obtain the consent of Xiamen Three Circles Co., Ltd. and the Joint Venture and the approval of the appropriate examination and approval authority of the People's Republic of China. ERC has agreed to seek these consents and approvals, however, there can be no assurance that these consents and approvals will be obtained on a timely basis or at all. Pending receipt of these consents and approvals, ERC and the Company have entered into a License Assistance Agreement pursuant to which ERC has retained the Company to provide all services and assistance necessary for the Company to effectively fulfill, on behalf of ERC, all of ERC's obligations under the Joint Venture contract and Three Circles License Agreement in exchange for payment to the Company by ERC of all remuneration paid and other benefits accruing to ERC pursuant to such agreements.

(2) BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

    The Battery Business Group of ERC is engaged in the development and commercialization of an innovative, patented, Nickel-Zinc rechargeable battery, as well as the research and design of other advanced battery technologies. The Battery Business Group of ERC has been an integral part of ERC and has received all of its funding from ERC to date.

                         BATTERY BUSINESS GROUP OF ERC

                         NOTES TO FINANCIAL STATEMENTS

                                October 31, 1998

                             (Dollars in thousands)

BASIS OF PRESENTATION

    The accompanying financial statements are presented as if the Battery Business Group of ERC had existed as a corporation separate from ERC for the periods presented and include the historical assets, liabilities, revenues and expenses that are directly related to the business that will comprise the Company's operations.

    For the periods presented certain general and administrative expenses reflected in the financial statements include allocations of certain corporate expenses from ERC, which took into consideration personnel, space, estimates of time spent to provide services, or other appropriate bases. Management believes the foregoing allocations were made on a reasonable basis; however, they do not necessarily equal the costs which would have been or will be incurred by the Company on a stand-alone basis.

    The financial information included herein may not necessarily reflect the financial position and results of operations of the Company in the future or what the financial position and results of operations of the Company would have been had it been a separate, stand-alone company during the periods covered.

SIGNIFICANT ACCOUNTING POLICIES

CASH

    The Company did not have any cash at October 31, 1998. All cash needs have been provided by ERC to date.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost, less accumulated depreciation provided on the straight- line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the assets or the term of the lease. When property is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations for the period. The Company capitalizes interest costs as part of the cost of constructing major facilities and equipment. There were no interest costs capitalized in 1997 and 1998.

OTHER ASSETS

    Organization costs associated with the formation of the Company have been deferred and are being amortized using the straight line method over five years.

    Rights offering costs represent legal and professional costs directly attributed to the Company's underwritten rights offering. These costs will be offset against the net proceeds therefrom.

REVENUE RECOGNITION

    Revenues and fees on long-term contracts, including government cost reimbursement contracts, are recognized on the percentage of completion method. Percentage-of-completion method is measured by costs (including applicable general and administrative) incurred and accrued to date as compared with the estimated total costs for each contract. Contracts typically extend over a period of one or more years. In accordance with industry practice, receivables include amounts relating to contracts having production

                         BATTERY BUSINESS GROUP OF ERC

                         NOTES TO FINANCIAL STATEMENTS

                                October 31, 1998

                             (Dollars in thousands)

cycles longer than one year and a portion thereof will not be realized within one year. Provisions for estimated losses, if any, are made in the period in which such losses are determined. License fee income arises from license agreements whereby the Company grants the right to use Company patents and know-how. Amounts are recognized when earned in accordance with the terms of the agreements.

    During the fiscal years ended October 31, 1997 and 1998, cost exceeded the revenue by $1,126 and $3,658, respectively, as follows:

                                                                              YEAR ENDED OCTOBER
                                                                                     31,
                                                                             --------------------
                                                                               1997       1998
                                                                             ---------  ---------
Contract revenue...........................................................        144         19
                                                                             ---------  ---------
Cost and expenses..........................................................  $   1,303  $   3,769
Less license expense.......................................................         33         92
                                                                             ---------  ---------
Contract costs.............................................................      1,270      3,677
                                                                             ---------  ---------
Cost in excess of revenue..................................................  $   1,126  $   3,658
                                                                             ---------  ---------
                                                                             ---------  ---------

    A portion of the cost in excess of revenue for the above indicated reporting periods was included in the revenue of ERC. Certain of the costs indicated above were recovered under cost reimbursement contracts and as Independent Research and Development allowed under government contracts awarded to ERC. After the Distribution the Company will no longer participate in the cost reimbursement contracts of ERC.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred.

INCOME TAXES

    Prior to the Distribution, the Battery Business Group was included in the consolidated tax filings of ERC. The provision for income taxes of the Company represents an allocation of a portion of the ERC consolidated U.S federal income tax provision to the battery group. The allocated tax provision is determined based upon the income or loss of each group as if a separate tax return was filed. If ERC is unable to recognize the tax benefit of an operating loss generated by a group through offset of the loss against income of other members of the consolidated group, or carryback of the loss to reduce prior year's consolidated taxable income, such benefit is not allocated to the group. To the extent that ERC is subsequently able to recognize previously unrecorded tax benefits relating to losses of a group, the benefit is allocated to that group as the group generates future taxable income up to the amount of prior losses giving rise to the unrecognized tax benefit.

USE OF ESTIMATES

    Management has made estimates and assumptions relating to the reporting of assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

                         BATTERY BUSINESS GROUP OF ERC

                         NOTES TO FINANCIAL STATEMENTS

                                October 31, 1998

                             (Dollars in thousands)

(3) LICENSE AGREEMENTS AND JOINT VENTURE CONTRACT

    On May 29, 1998, ERC entered into a Technology Transfer and License Contract (the "License Contract") with Xiamen Three Circles Co., Ltd. ("Xiamen"). In connection with this transaction, ERC received $3,000 in payment for granting a license of its nickel-zinc ("Ni-Zn") batteries to Xiamen. As required by the License Contract, ERC entered into a Joint Venture Contract with Xiamen on July 24, 1998 for the construction of a manufacturing facility for the production of Ni-Zn batteries. As a result, Xiamen Three Circles-ERC Battery Corp., Ltd. (the "Joint Venture") was formed. The Joint Venture will manufacture batteries for electric bicycles, scooters, wheel chairs, miners cap lamp and other applications for sale within the licensed territories. In accordance with the License Contract requirements, ERC contributed the $3,000 license fee received plus an addition $80 to the Joint Venture in exchange for a 50.5% ownership interest.

    In connection with the proposed spin-off, ERC and the Company entered into a License Assistance Agreement pursuant to which the Company will provide all services and assistance necessary for the Company to effectively fulfill, on behalf of ERC, all of ERC's obligations under the Joint Venture Contract and the License Contract, until such time as ERC obtains the approval for the assignment of the agreements to the Company. In return for such assistance, ERC will pay the Company an amount equal to the sum of all money, dividends, profits, reimbursements, distributions and payments actually paid to ERC in cash or in kind or otherwise accruing to ERC pursuant to the Joint Venture Contract and the License Contract. All expenses and costs incurred by the Company in meeting the obligations under the License Assistance Agreement shall be solely those of the Company, and ERC shall not be liable for their payment. The Company will account for its involvement in the Joint Venture under the License Assistance Agreement in a manner similar to the equity method of accounting.

    In February 1998, ERC entered into a license agreement (the "NanYa License Agreement") with a joint venture between NanYa Plastics Corporation of Taiwan and Xiamen for the use of the Company's Ni-Zn batteries in EV/HEVs in China, Taiwan, Hong Kong and Macao on an exclusive basis and for certain other Southeast Asian countries on a non-exclusive basis. Under the NanYa License Agreement, which is to be assigned by ERC to the Company pursuant to the Distribution Agreement, the joint venture would be required to pay $2,000 to the Company upon completion of certain conditions, and a final payment of $1,500 upon completion of duplication of the battery at its facilities in China. In addition, the NanYa License Agreement requires the licensee to pay to the Company royalties on sales of batteries during the term of the Agreement. The NanYa License Agreement provides that the licensor has the right to invest the final payment in equity in the joint venture manufacturing and sales organization formed between NanYa Plastics and Xiamen. ERC has agreed to seek the consent of the other parties to the NanYa License Agreement to the assignment of such Agreement to the Company.

                         BATTERY BUSINESS GROUP OF ERC

                         NOTES TO FINANCIAL STATEMENTS

                                October 31, 1998

                             (Dollars in thousands)

(4) ACCOUNTS RECEIVABLE

    Accounts receivable consist of the following:

                                                                                     OCTOBER 31,
                                                                                        1998
                                                                                   ---------------
U.S. Government..................................................................     $      12
Commercial.......................................................................             5
                                                                                            ---
                                                                                      $      17
                                                                                            ---
                                                                                            ---

(5) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following:

                                                                       ESTIMATED
                                                                         USEFUL    OCTOBER 31,
                                                                          LIFE        1998
                                                                       ----------  -----------
Machinery and equipment..............................................   3-8 years   $   1,068
Furniture and fixtures...............................................    10 years           9
Construction in progress.............................................                     603
                                                                                   -----------
                                                                                    $   1,680
                                                                                   -----------
                                                                                   -----------

(6) OTHER ASSETS

    Other assets consist of the following:

                                                                                    OCTOBER 31,
                                                                                       1998
                                                                                   -------------
Rights offering costs............................................................    $     307
Security deposits................................................................           14
Organizational costs.............................................................           12
                                                                                         -----
                                                                                     $     333
                                                                                         -----
                                                                                         -----

(7) ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

                                                                                     OCTOBER 31,
                                                                                        1998
                                                                                   ---------------
Accrued vacation.................................................................     $      21
Accrued salaries and wages.......................................................            23
Accrued health benefits..........................................................            17
Other accrued liabilities........................................................            19
                                                                                            ---
                                                                                      $      80
                                                                                            ---
                                                                                            ---

                         BATTERY BUSINESS GROUP OF ERC

                         NOTES TO FINANCIAL STATEMENTS

                                October 31, 1998

                             (Dollars in thousands)

(8) EQUITY

    At the Distribution Date, holders of ERC common stock will receive one share of the Company's common stock for every three shares of ERC stock held. If the Distribution had taken place on October 31, 1998, approximately 1,376,424 shares of the Company's common stock would have been issued.

    The Company's operations to date have been substantially funded by ERC.

    The changes in the Company's equity are as follows:

BALANCE AT OCTOBER 31, 1996........................................  $     111
Net loss...........................................................       (572)
Net cash transfer from ERC.........................................        672
                                                                     ---------
BALANCE AT OCTOBER 31, 1997........................................        211
Net loss...........................................................     (2,325)
Net cash transfer from ERC.........................................      2,536
                                                                     ---------
BALANCE AT OCTOBER 31, 1998........................................  $     422
                                                                     ---------
                                                                     ---------

(9) INCOME TAXES

    The income tax benefit consists entirely of current federal income tax benefit. There were no differences between the expected income tax benefit at the statutory rate of 34% and the actual benefit in 1997. In 1998 the actual benefit was 30.2% due to certain nondeductible expenditures.

    State income taxes have historically been reimbursed under U.S. government cost reimbursement contracts awarded to the ERC.

    Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The principal temporary differences relate to the excess of tax over book depreciation relative to the Company's property, plant and equipment in the amount of $17.

(10) EMPLOYEE BENEFITS

    The Company has participated in the ERC Capital Accumulation Plan. The Company charged $25 and $28 to expense under the Capital Accumulation Plan of ERC during the years ended October 31, 1997 and 1998, respectively.

    The Company has participated in the ERC Pension Plan. The Company charged $20 and $33 to expense under the ERC Pension Plan during the years ended October 31, 1997 and 1998, respectively.

    The Company has adopted the 1998 Equity Incentive Plan. It has awarded and may in the future award stock options and equity incentive awards to its officers, directors, key employees and consultants. 300,000 shares of Common Stock have been reserved for issuance pursuant to the Plan. As of October 31, 1998, no options had been granted under the 1998 Equity Incentive Plan.

    The Company and ERC have agreed to issue to the Chief Executive Officer one share of the Company's Common Stock for every three shares of ERC Common Stock which he purchases pursuant to his exercise of ERC Options. Under this agreement an option has been granted to acquire a total of 83,333

                         BATTERY BUSINESS GROUP OF ERC

                         NOTES TO FINANCIAL STATEMENTS

                                October 31, 1998

                             (Dollars in thousands)

shares of Evercel's Common Stock at an exercise price based proportionately upon the relative fair market values of ERC Common Stock and the Company's Common Stock.

(11) SUBSEQUENT EVENTS

    On December 22, 1998, Evercel, Inc. entered into a commitment to borrow up to $1,000 from First Union National Bank ("First Union Line of Credit") for the purpose of acquiring machinery and equipment for the new battery manufacturing plant. As of January 22, 1999, the Company had borrowed $821 against this commitment. The note is due on June 30, 1999. ERC has unconditionally guaranteed the commitment and has pledged $1,000 of cash against the Note. The Note is payable from the proceeds of the planned Evercel, Inc. Rights Offering.

    On January 15, 1999, Evercel, Inc. entered into a lease for manufacturing and office space in Danbury, CT. The lease term is five years with an option to extend for an additional five years. The annual rent is $171 for the first three years and increases to $178 in year four and $185 in year five. ERC has guaranteed the performance of the lease ("Lease Guaranty"). In the event of a default by Evercel, ERC's liability is limited to $500 reduced each anniversary date of the lease by $100. Notwithstanding the foregoing, the guaranty terminates after the first anniversary of the lease upon Evercel's net worth exceeding $3,000.

    On February 5, 1999, Evercel, Inc. entered into a Loan Agreement and Line of Credit Note (Line of Credit) to borrow up to $3,450 (including borrowings noted above) from ERC for working capital and capital expenditures purposes. Any outstanding borrowings will be secured by all of the Company's tangible and intangible personal property and bear interest at the London Interbank Offered Rate (LIBOR) plus 1 1/2%, payable monthly in arrears. The $3,450 Line of Credit represents the maximum borrowing limit and is being reduced by the sum of the following: a) any outstanding advances under the First Union Line of Credit; b) any amounts ERC has paid on account of the Lease Guaranty; c) the net proceeds received on account of any sale or issuance of any equity securities by the Company, including the Rights Offering; and d) the amount of any loans (excluding the First Union Line of Credit) obtained by the Company after the date of this agreement, including the present value of the Company's lease obligations. The Line of Credit terminates on August 5, 2000 or the date on which the Company has received net proceeds from items c) and d) above equal to at least $3,450, whichever is earlier.

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--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY U.S. UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

Additional Information...............          2
Forward-Looking Statements...........          2
Prospectus Summary...................          3
Summary Financial Data...............          8
Risk Factors.........................          9
The Rights Offering..................         19
Distribution.........................         25
Use of Proceeds......................         31
Dilution.............................         32
Dividend Policy......................         32
Capitalization.......................         33
Selected Financial Data..............         34
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................         34
Business.............................         39
Management...........................         53
Security Ownership of Certain
 Beneficial Owners and Management....         57
Shares Eligible for Future Sale......         59
Description of Securities............         60
The Standby Underwriting.............         63
Legal Matters........................         66
Experts..............................         66
Index to Financial Statements........        F-1

    UNTIL APRIL 16, 1999 (25 DAYS AFTER THE EXPIRATION DATE), ALL DEALERS THAT EFFECT TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THE RIGHTS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,389,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               FEBRUARY 22, 1999

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